Form 10KSB40, Exhibit 13
period 1996-12-31
COMMUNITY TRUST FINANCIAL SERVICES CORPORATION
filed 1997-03-31
CIK 869447

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below under the headings "Income Statement Data" and "Balance Sheet Data" are derived from the audited consolidated financial statements of the Company and its subsidiaries. The information below should be read in conjunction with the audited financial statements and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" set forth elsewhere herein.

                                         1996         1995         1994         1993         1992

Income Statement Data
  Total interest income              $ 6,848,968    5,563,477    4,328,780    3,886,584    3,802,298
  Total interest expense               2,661,616    2,168,453    1,454,854    1,398,768    1,804,137
  Net interest income                  4,187,352    3,395,024    2,873,926    2,487,816    1,998,161
  Provision for loan losses              197,841      186,645      243,000      218,061      279,503
  Total other income                   1,151,183      838,882      816,385      811,034      658,235
  Total other expenses                 3,563,814    2,764,321    2,477,119    2,322,022    2,088,053
  Provision for income taxes             507,639      397,533      292,825      231,205       76,386
  Net earnings                       $ 1,057,884      885,407      677,367      532,333      212,454
  Earnings per common share                $1.26         1.06          .81          .64          .25


Balance Sheet Data
  Total assets                       $85,203,618   68,230,620   62,835,550   63,825,313   54,776,103
  Loans (net of unearned fees and
    allowances for loan losses)       48,712,195   38,314,857   34,477,171   29,647,200   26,990,158
  Deposits                            76,897,761   61,235,289   57,289,105   58,560,335   49,899,077
  Stockholders' equity                 6,877,876    6,031,906    4,943,152    4,824,210    4,375,377

Other Data:
  Earning asset yield                       9.63%        9.30%        7.98%        7.62%        8.56%
  Net interest margin                       5.89%        5.66%        5.29%        4.90%        4.54%
  Loan accounts                            2,334        2,055        1,999        1,990        1,770
  Deposit accounts                        10,359        9,367        8,950        8,796        8,012

Common Stock Information

There currently is no established trading market for the Company's Common Stock, and trading of the Company's Common Stock is generally confined to the Paulding County, Georgia area. During the year ended December 31, 1996, the Company believes that the trading prices of the Company's Common Stock have ranged between $10.00 and $14.00 per share.

The Company paid cash dividends on its Common Stock of $.25 per share to stockholders of record as of March 11, 1996, and the Company has declared a dividend of $.25 per share payable to stockholders of record as of March 10, 1997. The payment of dividends by the Company, however, is in the discretion of the Board of Directors and is effectively limited by federal and state statutes and regulations.

The Company had 730 shareholders of record as of February 1, 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Of Results of Operations and Financial Condition


Overview

Management's discussion and analysis of financial condition and results of operations analyzes the material changes in the consolidated balance sheets and statements of earnings presented herein for Community Trust Financial Services Corporation (the Company). Unless otherwise indicated, the term Company includes Community Trust Bank (the Bank), Metroplex Appraisals, Inc. (Metroplex), and Community Loan Company (CLC). Metroplex, located in Hiram, Georgia, is a wholly-owned non-bank subsidiary of the Company which performs appraisals of real and personal property. CLC is a majority-owned non-bank subsidiary which is engaged in the consumer finance business with offices in Woodstock, Georgia; Rockmart, Georgia; and Rossville, Georgia. The Company owns 75% of CLC's outstanding capital stock, and the remaining 25% of the subsidiary's outstanding capital stock is owned by an individual who is employed as President of CLC. Since Metroplex and CLC represent less than 5% of consolidated assets and consolidated net earnings, the financial data analyzed herein is not significantly affected by the operations of Metroplex or CLC. Management anticipates that neither Metroplex nor CLC will have a significant impact on the Company's earnings and performance during 1997. Accordingly, the following discussion of such financial statements presents consolidated Company information for each of 1996, 1995 and 1994.

On December 31, 1996, the Company had total assets of $85,203,618 as compared to total assets of $68,230,620 for the year ended December 31, 1995. Total deposits increased approximately 25.58% to $76,897,761 and stockholders' equity increased approximately 14.02% to $6,877,876 or $8.22 per share as compared to total deposits of $61,235,289 and stockholders' equity of $6,031,906 or $7.21 per share for the year ended December 31, 1995. Stockholders' equity increased as a result of increased net earnings of the Company for the year 1996. Additionally, the Company recorded a change in unrealized gain on investments held available for sale, net of tax, of $17,560 for the year 1996, resulting in an unrealized loss on investments available for sale net of tax, of $4,434 as of December 31, 1996. For the year ended December 31, 1996, the Company generated net earnings of $1.26 per share (based on the average number of shares outstanding during the year), as compared to $1.06 per share for the year ended December 31, 1995. Net earnings increased approximately 19.48% to $1,057,884 for the year ended December 31, 1996, as compared to $885,407 for the year ended December 31, 1995. The increase in average earning assets to $71,120,155 for the year ended December 31, 1996, as compared to $59,570,527 for the year ended December 31, 1995, was the primary factor in the growth in net earnings for 1996.

Results of Operation
Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

Net Interest Income

The Company's earnings depend primarily on its net interest income, which is the difference between the interest income it receives from its assets (primarily its loans and other investments) and the interest expense it pays on its liabilities (primarily its deposits). Net interest income is a function of (1) the difference between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities (the "interest rate spread") and (2) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

Net interest income increased approximately 23.34% to $4,187,352 for the year ended December 31, 1996, as compared to $3,395,024 for the year ended December 31, 1995. Interest income increased approximately 23.11% to $6,848,968 for 1996, as compared to $5,563,477 for 1995, due primarily to an approximate 25.60% increase in the average loan portfolio for 1996 as compared to 1995. Interest expense increased approximately 22.74% to $2,661,616 for 1996, as compared to $2,168,453 for 1995, due primarily to an approximate 19.28% increase in the average amount of deposits on which the Company pays interest.

At December 31, 1996, the Company held $2,470,822, or 11.02%, of its securities portfolio in mortgage-backed securities which are available for sale. These mortgage-backed securities are subject to being prepaid in part or in whole. Because a premium was paid for purchase of some of these securities, an accelerated payback can decrease earnings through faster amortization of the premium. Mortgage-backed securities also may be subject to a slow-down in prepayments, especially in a rising rate environment. This type of risk, called extension risk, is not significant since the majority of the mortgage-backed securities owned by the Company are either variable rate securities or have maturities of five years or less. Management monitors the pre-payment risk and extension risk associated with the Company's investments in mortgage-backed securities in order to maintain an overall acceptable level of risk.

The Company's average earning assets for the year ended December 31, 1996 were $71,120,155, having a weighted average yield of 9.63%, resulting in a net interest margin of 5.89% for 1996. This compares to average earning assets for the year ended December 31, 1995 of $59,570,527, having a weighted average yield of 9.30%, resulting in a net interest margin of 5.66% for 1995. The increase in net interest margin is attributable primarily to the growth in CLC's loan portfolio as a percentage of the Company's average earning assets, and the interest income produced by those assets. For the year ended December 31, 1996, CLC's average earning assets were $815,042. For the year ended December 31, 1995, CLC's average earning assets were negligible because CLC did not commence business until September 1, 1995. Loans made by CLC typically have a higher yield than those carried in the Bank's loan portfolio.

Provision for Loan Losses

The Georgia Department of Banking and Finance, the Bank's primary regulatory authority, requires the Bank to maintain a loan loss allowance of not less than one percent of all outstanding loans. This allowance is used to cover future loan losses. During 1996, the Company sustained $67,629 in net loan losses as
compared to $47,707 in net losses in 1995.   The increase in net loan losses
from 1995 to 1996 was attributable primarily to the loan losses of CLC, since 1996 was that subsidiary's first full year of operation. As of December 31, 1996, the Company's loan loss allowance was $713,518, or 1.44% of outstanding loans.

The Company's non-performing assets totaled $33,237, or .04% of total assets as December 31, 1995. The decrease in non-performing assets from 1995 to 1996 was attributable primarily to a loan which was paid in full by the customer and to the sale by the Bank of two residential properties. At December 31, 1996, the

Company had classified loans of $765,529 or approximately .90% of total assets, as compared to $702,750 or approximately 1.03% of total assets at December 31, 1995.

Other Income

Total other income, consisting of service charges on deposits, appraisal fees, credit life insurance commissions, securities gains and other miscellaneous income, increased approximately 37.23% to $1,151,183 for the year ended December 31, 1996, as compared to total other income of $838,882 for the year ended December 31, 1995, primarily due to increased insurance commissions and service charges and fees. Insurance commissions increased approximately $158,475, or 593.32%, during the year ended December 31, 1996, as compared to the same period in 1995 primarily due to income derived from the subsidiary CLC. Consumer finance companies typically sell credit life and automobile liability insurance to many of their customers. Service charges and fee income increased approximately $96,475, or 13.16%, during the year ended December 31, 1996, as compared to the same period in 1995, primarily due to a 10.59% increase in the number of the Bank's deposit accounts.

Other Expenses

Other expenses, consisting of salaries and employee benefits, occupancy and other miscellaneous expenses, increased approximately 28.92% to $3,563,813 for 1996, as compared to $2,764,321 for 1995. This increase is attributable primarily to an increase in salaries and employee benefits caused by the (i) Bank's need for additional human resources due to the growing customer base of the Bank, (ii) salary and benefit cost of CLC, and (iii) routine salary increases. Occupancy expense increased by approximately $98,107, or 21.92%, for the year ended December 31, 1996, as compared to the same period in 1995, primarily due to the addition of the Bank's Brownsville branch and CLC's three offices.

Provision for Income Taxes

Total federal income tax expense for the year ended December 31, 1996 was $507,639 as compared to $397,533 for the year ended December 31, 1995. This increase in federal income tax expense was due primarily to the increase in the Company's 1996 net earnings.

Results of Operation
Year Ended December 31, 1995 Compared to Year Ended December 31, 1994
Net Earnings

Net earnings for 1995 were $885,407, an approximate 30.71% increase from net earnings of $677,367 for 1994. The increase in net interest margin to 5.66% for the year ended December 31, 1995, as compared to 5.29% for the year ended December 31, 1994, was a significant factor in the growth in net earnings for 1995.

Net Interest Income

Net interest income increased approximately 18.1x3% to $3,395,024 for the year ended December 31, 1995, as compared to $2,873,926 for the year ended December 31, 1994. Interest income increased approximately 28.52% to $5,563,477 for 1995, as compared to $4,328,780 for 1994, due primarily to an approximate 12.78% increase in the average loan portfolio, and an approximate 5.95% change in the average investment portfolio, for 1995 as compared to 1994. The increase in interest income was also attributable to an increase in 1995 market interest yields on assets as compared to 1994 market interest yields. Interest expense increased approximately 49.05% to $2,168,453 for 1995, as compared to $1,454,854 for 1994, due primarily to an increase in market interest rates paid in 1995. Also, for the year 1995, there was an approximate 3.84% increase in the average amount of deposits on which the Company pays interest.

The Bank's average earning assets for the year ended December 31, 1995 were $59,570,527, having a weighted average yield of 9.30%, resulting in a net interest margin of 5.66% for 1995. This compared to average earning assets for the year ended December 31, 1994 of $54,189,282, having a weighted average yield of 7.98%, resulting in a net interest margin of 5.29% for 1994. The increase in net interest margin was attributable primarily to an increase in market interest yields on the Bank's loan portfolio and its securities portfolio. Despite the Bank's efforts to maintain a relatively low cost of funds in 1995, market pressures caused the Bank's cost of funds to rise. This increase in cost of funds was primarily the result of an increase in the rates paid by the Bank on its interest bearing deposits.

Provision for Loan Losses

The Georgia Department of Banking and Finance, the Bank's primary regulatory authority, requires the Bank to maintain a loan loss allowance of not less than one percent of all outstanding loans. This allowance is used to cover future loan losses. During 1995, the Bank sustained $47,707 in net loan losses as compared to $173,671 in net losses in 1994. The 1994 net loan losses were greatly affected by a $92,000 charge-off on the Bank's single largest classified loan at that time. As of December 31, 1995, the Company's loan loss allowance was $583,306, or 1.50% of outstanding loans.

The Bank's non-performing assets totaled $273,695, or .40% of total assets as of December 31, 1995, as compared to $234,886, or .37% of total assets as of December 31, 1994. At December 31, 1995, the Bank had classified loans of $702,750 or approximately 1.03% of total assets, as compared to $786,362 or approximately 1.25% of total assets at December 31, 1994. The decrease in classified loans was attributable primarily to economic conditions which had continued to improve in the Bank's market area in 1995, thereby resulting in fewer delinquencies. Also during 1995, the Bank charged off $60,875 in loans, which previously were shown as classified loans, as compared to $204,294 in charge-offs during 1994.

Other Income

Total other income, consisting of service charges on deposits, appraisal fees, credit life insurance commissions, securities gains and other miscellaneous income, increased approximately 2.76% to $838,882 for the year ended December 31, 1995, as compared to total other income of $816,385 for the year ended December 31, 1994. The increase was primarily attributable to fee income collected for usage of the Bank's ATM and scrip machines by customers of other
banks.    The increase in other income was also attributable to an increase in charges on deposit accounts and the 4.66% increase in deposit accounts.

Other Expenses

Other expenses, consisting of salaries and employee benefits, occupancy and other miscellaneous expenses, increased approximately 11.59% to $2,764,321 for 1995, as compared to $2,477,119 for 1994. The difference was attributable primarily to increased salary costs and to increased occupancy expense associated with the Bank's Brownsville Branch. The increase in salary costs resulted from a combination of routine salary increases and the hiring of additional employees for both the Brownsville Branch and the Bank's main office. Although the formation of CLC has contributed to other expenses through additional legal costs, salaries, and occupancy expense, expenses incurred by that subsidiary and Metroplex combined were less than 4% of total other expenses.

Provision for Income Taxes

Total federal income tax expense for the year ended December 31, 1995 was $397,533 as compared to $292,825 for the year ended December 31, 1994. This increase in federal income tax expense was due primarily to the increase in the Company's 1995 net earnings.

Capital Resources and Liquidity

The principal sources of funds for the Company are increases in deposits, repayments of loans, other borrowings and cash received at maturity, and from sales, of securities. Sales of loans and participations provide additional sources of funds. In 1996 the Company received $15,662,472 in net increases of demand, savings, and time deposits and $11,039,245 from maturities and sales of securities.

Uses of funds in 1996 included $209,125 paid in dividends to Company shareholders of record as of March 11, 1996, and $356,893 in additions to premises and equipment. The net change in the Company's loans was an increase of $10,595,179 for 1996 as compared to 1995, and $12,851,633 in securities were purchased in 1996.

Increases in the Bank's core deposits are expected to be the major source of funds provided during 1997. Management believes that deposit growth will continue at a moderate pace due to the population growth in Paulding County and the products offered by the Bank for consumers (including an automated voice-response system, debit cards, credit cards, and mini-ATMs located throughout Paulding County).

The Company is subject to regulatory capital requirements imposed by the Georgia Department of Banking and Finance (the "Department") and by the Board of Governors of the Federal Reserve System. The Department has established a minimum level of capital to total assets of 5%, with certain adjustments, on a consolidated basis for bank holding companies. At December 31, 1996, the Company's ratio of capital to total average assets was 9.24%, using the

Department's guidelines. Under federal law, the Company and the Bank are required to maintain a ratio of total capital to risk weighted assets of at least 8.0%, of which at least one-half must be so-called Tier One capital.
Under applicable federal regulations and interpretations thereof, the Bank's ratio of total capital to risk weighted assets at December 31, 1996, was 10.90%, and its ratio of Tier One capital to risk weighted assets was 9.65%. Under applicable federal regulations and interpretations thereof, the Company's ratio of total capital to risk weighted assets at December 31, 1996, was 12.82%, and its ratio of Tier One capital to risk weighted assets was 11.57%. Additionally, under federal law, all but the most highly rated banks and bank holding companies are required to maintain a minimum ratio of Tier One capital to total average assets (Tier One leverage ratio) of 4.0% to 5.0%, including the most highly rated banks and bank holding companies that are anticipating or experiencing significant growth. Three percent is the minimum Tier One leverage ratio required for the most highly rated banks and bank holding companies with no plans to expand. The Bank substantially exceeds its Tier One leverage ratio requirement with a Tier One leverage ratio of 6.41% as of December 31, 1996.
The Company also substantially exceeds its Tier One leverage ratio requirement with a Tier One leverage ratio of 7.96% as of December 31, 1996. Through its policy of controlled growth, the Company intends to maintain capital in excess of the required minimum in order to support future growth.

Liquidity represents the Company's ability to meet both loan commitments and deposit withdrawals. The Department requires the Bank to maintain a minimum liquidity ratio (defined as net cash, short-term assets, and marketable assets divided by net deposits and short-term liabilities) of 30%. As of December 31, 1996, the Bank's liquidity ratio was 33.58%, as compared to 36.64% at December 31, 1995. The Bank maintains two lines of credit to borrow fed funds that total $3,000,000 in order to enhance liquidity. Additionally, in order to enhance liquidity at the holding company level, the Company has obtained a $2,500,000 revolving credit facility.

--------------------------------------------------------------------------------



                COMMUNITY TRUST FINANCIAL SERVICES CORPORATION

                               AND SUBSIDIARIES


                       Consolidated Financial Statements

                       December 31, 1996, 1995 and 1994

                (with Independent Accountants' Report thereon)



--------------------------------------------------------------------------------

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Community Trust Financial Services Corporation and Subsidiaries:


We have audited the accompanying consolidated balance sheets of Community Trust Financial Services Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Trust Financial Services Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        PORTER KEADLE MOORE, LLP

                                        /s/ Porter Keadle Moore, LLP
                                        --------------------------------
                                        Successor to the practice of
                                        Evans, Porter, Bryan & Co.

Atlanta, Georgia
February 19, 1997

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets

                          December 31, 1996 and 1995


                                              Assets
                                              ------
                                                                                1996         1995
Cash and due from banks, including reserve
     requirements of $534,000 and $388,000                                  $ 3,011,164    4,227,523
Federal funds sold                                                            7,020,000    1,680,000
                                                                            -----------   ----------
          Cash and cash equivalents                                          10,031,164    5,907,523

Securities available for sale                                                22,418,690   20,591,060
Loans, net                                                                   48,712,195   38,314,857
Premises and equipment                                                        2,296,111    2,225,916
Accrued interest receivable and other assets                                  1,745,458    1,191,264
                                                                            -----------   ----------
                                                                            $85,203,618   68,230,620
                                                                            ===========   ==========
                                Liabilities and Stockholders' Equity
                                ------------------------------------
Deposits:
     Demand                                                                 $ 9,648,648    9,139,735
     Interest-bearing demand                                                 17,211,638   14,073,537
     Savings                                                                 15,546,932   10,915,179
     Time                                                                    21,280,978   18,317,443
     Time, in excess of $100,000                                             13,209,565    8,789,395
                                                                            -----------   ----------

          Total deposits                                                     76,897,761   61,235,289
Accrued interest payable and other liabilities                                1,420,233      963,425
                                                                            -----------   ----------

          Total liabilities                                                  78,317,994   62,198,714
                                                                            -----------   ----------
Commitments
Minority interest                                                                 7,748            -
                                                                            -----------   ----------
Stockholders' equity:
     Common stock, par value $2.50, authorized 5,000,000
          shares, issued and outstanding 839,164 and 836,499                  2,097,910    2,091,247
     Additional paid-in capital                                               2,101,401    2,091,293
     Retained earnings                                                        2,682,999    1,836,240
     Unrealized gain (loss) on securities available for sale, net of tax         (4,434)      13,126
                                                                            -----------   ----------

          Total stockholders' equity                                          6,877,876    6,031,906
                                                                            -----------   ----------

                                                                            $85,203,618   68,230,620
                                                                            ===========   ==========

See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Earnings
             For the Years Ended December 31, 1996, 1995 and 1994

                                                                                 1996        1995          1994
                                                                                 ----        ----          ----
Interest income:
     Interest and fees on loans                                             $ 5,462,059    4,307,281    3,337,710
     Interest on federal funds sold                                             221,396      192,222      104,068
     Interest on investment securities:
          U.S. Treasuries                                                       164,666      142,771      163,118
          U.S. Government agencies                                              873,567      837,399      630,817
          State, county and municipal                                           114,474       79,363       83,363
     Other                                                                       12,806        4,441        9,704
                                                                            -----------    ---------    ---------

          Total interest income                                               6,848,968    5,563,477    4,328,780
                                                                            -----------    ---------    ---------
Interest expense:
     Interest on deposits:
          Demand                                                                410,932      396,100      314,473
          Savings                                                               375,845      436,236      406,842
          Time                                                                1,173,908      926,137      465,315
          Time in excess of $100,000                                            663,640      409,190      267,962
     Other                                                                       37,291          790          262
                                                                            -----------    ---------    ---------

          Total interest expense                                              2,661,616    2,168,453    1,454,854
                                                                            -----------    ---------    ---------
          Net interest income                                                 4,187,352    3,395,024    2,873,926
Provision for loan losses                                                       197,841      186,645      243,000
                                                                            -----------    ---------    ---------
          Net interest income after provision for loan losses                 3,989,511    3,208,379    2,630,926
                                                                            -----------    ---------    ---------
Other income:
     Service charges                                                            829,701      733,226      684,332
     Appraisal fees                                                              88,565       77,435       65,804
     Insurance commissions                                                      185,185       26,710       25,961
     Securities losses                                                           (9,851)     (19,247)     (17,589)
     Miscellaneous                                                               57,583       20,758       57,877
                                                                            -----------    ---------    ---------
          Total other income                                                  1,151,183      838,882      816,385
                                                                            -----------    ---------    ---------
Other expenses:
     Salaries and employee benefits                                           1,902,662    1,355,069    1,206,422
     Occupancy                                                                  545,604      447,497      388,842
     Other operating                                                          1,115,547      961,755      881,855
                                                                            -----------    ---------    ---------
          Total other expenses                                                3,563,813    2,764,321    2,477,119
                                                                            -----------    ---------    ---------
          Earnings before income taxes and minority interest                  1,576,881    1,282,940      970,192

Income taxes                                                                    507,639      397,533      292,825
Minority interest in earnings of consolidated subsidiary                         11,358            -            -
                                                                            ===========    =========    =========
          Net earnings                                                      $ 1,057,884      885,407      677,367
                                                                            -----------    ---------    ---------
Net earnings per share:
     Primary                                                                      $1.23         1.04         0.80
                                                                            ===========    =========    =========
     Fully diluted                                                                $1.22         1.03         0.80
                                                                            ===========    =========    =========
Weighted average number of shares and equivalent
       shares outstanding:
     Primary                                                                    862,713      852,919      843,994
                                                                            ===========    =========    =========
     Fully diluted                                                              867,372      858,684      847,551
                                                                            ===========    =========    =========

See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

          Consolidated Statements of Changes in Stockholders' Equity

             For the Years Ended December 31, 1996, 1995 and 1994

                                                                                                            Unrealized
                                                                                                            Gain (Loss)
                                                                                                                 On
                                                                                                             Securities
                                                          Common Stock          Additional                   Available
                                                      ---------------------       Paid-In       Retained      For Sale
                                                      Shares         Amount       Capital       Earnings     Net of Tax      Total
                                                      ---------------------     ----------      --------     -----------     -----
Balance, December 31, 1993                              834,999   $ 2,087,497     2,087,498       649,215            -    4,824,210

Cumulative effect of
     accounting change for
     certain investment securities,
     net of income taxes of $6,898                            -             -             -             -       13,389       13,389

Net earnings                                                  -             -             -       677,367            -      677,367

Cash dividends declared
     ($.20 per share)                                         -             -             -      (167,000)           -     (167,000)


Change in unrealized gain
     (loss) on securities available
     for sale, net of tax                                     -             -             -             -     (404,814)    (404,814)

                                                        -------   -----------     ---------     ---------     --------    ---------

Balance, December 31, 1994                              834,999     2,087,497     2,087,498     1,159,582     (391,425)   4,943,152

Net earnings                                                  -             -             -       885,407            -      885,407

Cash dividends declared
     ($.25 per share)                                         -             -             -      (208,749)           -     (208,749)


Exercise of stock options                                 1,500         3,750         3,795             -            -        7,545

Change in unrealized gain (loss)
     on securities available for
     sale, net of tax                                         -             -             -             -      404,551      404,551
                                                        -------   -----------     ---------     ---------     --------    ---------

Balance, December 31, 1995                              836,499     2,091,247     2,091,293     1,836,240       13,126    6,031,906

Net earnings                                                  -             -             -     1,057,884            -    1,057,884

Cash dividends declared
     ($.25 per share)                                         -             -             -      (209,125)           -     (209,125)


Exercise of stock options                                 3,665         9,163        12,608             -            -       21,771

Purchase and retirement of
     stock ($7.00 per share)                             (1,000)       (2,500)       (2,500)       (2,000)           -       (7,000)


Change in unrealized gain
     (loss) on securities available
     for sale, net of tax                                     -             -             -             -      (17,560)     (17,560)

                                                        -------   -----------     ---------     ---------     --------    ---------

Balance, December 31, 1996                              839,164   $ 2,097,910     2,101,401     2,682,999       (4,434)   6,877,876
                                                        =======   ===========     =========     =========     ========    =========

See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                For the Years Ended December 31, 1996, 1995 and 1994

                                                                                   1996           1995          1994
                                                                                   ----           ----          ----
Cash flows from operating activities:
     Net earnings                                                             $  1,057,884       885,407       677,367
     Adjustments to reconcile net earnings
          to net cash provided by operating activities:
               Depreciation, amortization and accretion                            258,390       173,268       174,804
               Provision for loan losses                                           197,841       186,645       243,000
               Provision for deferred income taxes                                 (34,885)      (64,935)      (36,860)
               Minority interest in earnings of consolidated subsidiary             11,358             -             -
               Loss on sales of securities                                           9,851        19,247        17,589
               Gain on sale of premises and equipment                               (1,422)       (1,498)      (28,117)
               Loss (gain) on sales of other real estate                            (1,337)        4,212         4,000
               Change in:
                Interest receivable                                                (39,440)     (337,010)      (64,072)
                Other assets                                                      (594,100)      (62,511)      137,767
                Interest payable                                                   216,603       278,620        86,608
                Other liabilities                                                  236,595        81,510        75,917
                                                                               -----------    ----------   -----------

                Net cash provided by operating activities                        1,317,338     1,162,955     1,288,003
                                                                               -----------    ----------   -----------
Cash flows from investing activities:
     Net change in interest-bearing deposits in other banks                              -             -        99,000
     Proceeds from maturities of securities held to maturity                             -        50,000        65,000
     Purchase of securities held to maturity                                             -             -      (247,950)
     Proceeds from sales of securities available for sale                        3,111,819     3,458,909     1,182,412
     Proceeds from maturities, calls and paydowns of securities
          available for sale                                                     7,927,426     3,613,539     6,324,386
     Purchase of securities available for sale                                 (12,851,633)   (9,600,664)   (5,945,426)
     Net increase in loans                                                     (10,595,179)   (4,114,543)   (5,097,971)
     Proceeds from sales of premises and equipment                                   3,850         4,000        66,700
     Additions to premises and equipment                                          (356,893)     (320,977)     (171,131)
     Proceeds from sales of other real estate                                       98,795        50,172         4,000
                                                                               -----------    ----------   -----------

                    Net cash used by investing activities                      (12,661,815)   (6,859,564)   (3,720,980)
                                                                               -----------    ----------   -----------

Cash flows from financing activities:
     Net change in deposits                                                     15,662,472     3,946,184    (1,271,230)
     Retirement of stock                                                            (7,000)            -             -
     Exercise of stock options                                                      21,771         7,545             -
     Cash dividends paid                                                          (209,125)     (208,749)     (167,000)
                                                                               -----------    ----------   -----------

                    Net cash provided (used) by financing activities            15,468,118     3,744,980    (1,438,230)
                                                                               -----------    ----------   -----------
Net change in cash and cash equivalents                                          4,123,641    (1,951,629)   (3,871,207)
Cash and cash equivalents at beginning of year                                   5,907,523     7,859,152    11,730,359
                                                                               -----------    ----------   -----------

Cash and cash equivalents at end of year                                       $10,031,164     5,907,523     7,859,152
                                                                               ===========    ==========   ===========

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

             For the Years Ended December 31, 1996, 1995 and 1994

                                                                           1996           1995          1994
                                                                           ----           ----          ----
Supplementary disclosures of cash flow
 information:
     Noncash investing and financing activities:
          Transfers of loans to other real estate                     $          -       120,732       25,000
          Financed sales of other real estate                         $          -        24,975            -
          Financed sale of premises and equipment                     $          -         2,200            -
          Transfers of investment securities, at amortized cost,
               to securities available for sale                       $          -     1,758,676    17,864,389
          Change in unrealized loss on securities available
               for sale, net of tax                                   $     17,560       404,551       391,425

     Cash paid during the year for:
          Interest                                                    $  2,445,013     1,889,833     1,368,246
          Income taxes                                                $    690,000       460,000       318,600




See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(1)  Summary of Significant Accounting Policies

     Basis of Presentation

The consolidated financial statements for the years ended December 31, 1996 and 1995 include the accounts of Community Trust Financial Services Corporation (the "Company"), its wholly-owned subsidiaries, Community Trust Bank (the "Bank") and Metroplex Appraisals, Inc. ("Metroplex"), and a 75% owned subsidiary Community Loan Company ("CLC"). The 1994 consolidated financial statements include the accounts of the Company, the Bank and Metroplex.

All significant intercompany accounts and transactions have been eliminated in consolidation.

The Bank commenced business in 1988 upon receipt of its banking charter from the State of Georgia Department of Banking and Finance (the "DBF"). The Bank is primarily regulated by the DBF and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank provides a full range of commercial and consumer banking services principally in Paulding County, Georgia.

Metroplex was formed in 1992 as an appraisal service company working principally for the Bank.

In September 1995, the Company acquired a 75% interest in CLC through the purchase of $375 of newly issued shares. CLC was incorporated for the purpose of acquiring and operating existing consumer finance companies under the direction of the Company. In February 1996, the Company obtained approval from the DBF and the Federal Reserve Bank to acquire two additional consumer finance company offices through CLC. The purchase price related to these acquisitions was approximately $921,000 and resulted in additional tangible assets of $775,000, comprised principally of loans. The operations of CLC, located in Rockmart, Rossville and Woodstock, are funded principally through a line of credit arrangement with the Company.

The accounting and reporting policies of the Company and its subsidiaries, and the methods of applying these principles, conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in an operating cycle of one year include, but are not limited to, the determination of the allowance for loan losses, the valuation of any real estate acquired in connection with foreclosures or in satisfaction of loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

Cash and Cash Equivalents
-------------------------
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Investment Securities
---------------------
The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the securities until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 1996 and 1995, the Bank has classified all securities as available for sale.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, continued

Investment Securities, continued
--------------------------------
Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans, Loan Fees and Allowance for Loan Losses
----------------------------------------------
Loans are reported at principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest on all loans is calculated principally by using the simple interest method on the daily balance of the principal amount outstanding.

The Bank does not record interest income on loans for which reasonable doubt exists as to the full, timely collection of interest and principle. Interest previously accrued but not collected is reversed against current period interest income when such loans are placed on nonaccrual status.

Loan fees, net of certain origination costs, are deferred and are being amortized over the lives of the respective loans.

When the Bank sells the portion of a loan guaranteed by the U.S. Small Business Administration, a portion of the premium associated with the sale is deferred and amortized into interest income over the estimated life of the respective loan as an adjustment to the yield of the remaining unguaranteed portion.

Effective January 1, 1995, the Company adopted Statement of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure" in regards to accounting for impaired loans. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. The adoption of these standards had no material effect on the consolidated financial statements.

The Bank's provision for loan losses is based upon management's continuing review and evaluation of the loan portfolio and is intended to create an allowance adequate to absorb losses on loans outstanding as of the end of each reporting period. For individually significant loans, management's review consists of evaluations of the financial strength of the borrowers and the related collateral. The review of groups of loans, which are individually insignificant, is based upon delinquency status of the group, lending policies, and collection experience.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, continued

Loans and Allowance for Loan Losses, continued
----------------------------------------------
Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

Premises and Equipment
----------------------
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are:

          Buildings and improvements          20 - 31 years
          Furniture and equipment              3 - 10 years

Other Real Estate
-----------------
Properties acquired through foreclosure are carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Fair value is the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to income through the allowance for losses on other real estate in the period in which the need arises.

Income Taxes
------------
Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Net Earnings Per Share
----------------------
Net earnings per share is based on the weighted average number of shares outstanding during each year including consideration of stock options and stock warrants, which represent common stock equivalents. It is assumed that all dilutive common stock equivalents are exercised at the beginning of the year and that the proceeds are used to purchase shares of the Company's common stock.
The average market price during each year is used to compute equivalent shares assumed to be acquired for primary earnings per share, whereas year end prices are used for fully diluted per share amounts.

Reclassifications
-----------------
Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(2)    Investment Securities

Investment securities at December 31, 1996 and 1995 are as follows:

                                                   December 31, 1996
                                    -----------------------------------------------
                                       Gross       Gross     Estimated
                                     Amortized   Unrealized  Unrealized     Fair
                                       Cost        Gains       Losses      Value
                                    -----------  ----------  ----------   ---------
     U.S. Treasuries                $ 7,739,666      38,726       8,771   7,769,621
     U.S. Government agencies         9,500,465      34,391      73,445   9,461,411
     Mortgage-backed securities       2,501,897      10,780      41,855   2,470,822
     State, county and municipal      2,683,811      39,049       6,024   2,716,836
                                    -----------     -------     -------  ----------
               Total                $22,425,839     122,946     130,095  22,418,690
                                    ===========     =======     =======  ==========

                                                          December 31, 1995
                                    ---------------------------------------------------------
                                                         Gross          Gross      Estimated
                                     Amortized        Unrealized    Unrealized        Fair
                                        Cost             Gains         Losses        Value
                                    -----------       ----------    ----------     ----------
     U.S. Treasuries                $ 1,802,372        29,216          2,244        1,829,344
     U.S. Government agencies        13,320,718        89,250         82,837       13,327,131
     Mortgage-backed securities       3,688,134        11,119         29,074        3,670,179
     State, county and municipal      1,758,676        17,013         11,283        1,764,406
                                    -----------       -------        -------       ----------
               Total                $20,569,900       146,598        125,438       20,591,060
                                    ===========       =======        =======       ==========

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(2)  Investment Securities, continued

The amortized cost and estimated fair value of securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                               Amortized   Estimated
                                                 Cost      Fair Value
                                                 ----      ----------
          U.S. Treasuries:
               Within 1 year                  $   986,195     983,840
               1 to 5 years                     6,753,471   6,785,791
                                              -----------  ----------

                                              $ 7,739,666   7,769,621
                                              ===========  ==========

          U.S. Government Agencies:
               Within 1 year                  $ 2,490,886   2,486,470
               1 to 5 years                     6,002,795   5,967,565
               After 10 years                   1,006,784   1,007,376
                                              -----------  ----------

                                              $ 9,500,465   9,461,411
                                              ===========  ==========
          State, county and municipal:
               Within 1 year                  $   150,000     150,856
               1 to 5 years                     1,025,000   1,035,841
               5 to 10 years                      418,811     415,340
               After 10 years                   1,090,000   1,114,799
                                              -----------  ----------

                                              $ 2,683,811   2,716,836
                                              ===========  ==========

          Total securities other than
               mortgage-backed securities:
                    Within 1 year             $ 3,627,081   3,621,166
                    1 to 5 years               13,781,266  13,789,187
                    5 to 10 years                 418,811     415,340
                    After 10 years              2,096,784   2,122,175

          Mortgage-backed securities            2,501,897   2,470,822
                                              -----------  ----------

                                              $22,425,839  22,418,690
                                              ===========  ==========

In December 1995, the Bank transferred securities with an amortized cost of $1,758,676 from the held to maturity category to the available for sale category. At the date of transfer, the unrealized gain related to these securities amounted to $5,730. These transfers were made as the result of the Bank's reassessment of the appropriateness of its securities classifications without calling into question management's intent to hold future securities to maturity as allowed by the Financial Accounting Standards Board's special report "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities."

Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $3,111,819, $3,458,909 and $1,182,412. Gross losses of $9,851, $19,247 and
$17,589 were realized on 1996, 1995 and 1994 sales, respectively.

Investment securities with a fair value of approximately $12,333,000 and $8,695,000 as of December 31, 1996 and 1995, respectively, were pledged to secure public deposits as required by law or for other purposes.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(3)    Loans
Major classifications of loans at December 31, 1996 and 1995 are summarized as follows:

                                                        1996         1995
                                                        ----         ----

          Commercial, financial and agricultural    $ 5,840,546   5,320,867
          Real estate - construction                  7,274,577   5,525,507
          Real estate - mortgage                     26,936,164  22,387,524
          Consumer                                    9,374,426   5,664,265
                                                    -----------  ----------

               Total loans                           49,425,713  38,898,163

               Less:  Allowance for loan losses         713,518     583,306
                                                    -----------  ----------

                    Total net loans                 $48,712,195  38,314,857
                                                    ===========  ==========

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located in its trade area, primarily Paulding County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     Changes in the allowance for loan losses are summarized as follows:

                                                                         1996        1995        1994
                                                                         ----        ----        ----

          Balance at beginning of year                               $  583,306     444,368     375,039
          Amounts charged off                                           (90,263)    (60,875)   (204,294)
          Recoveries on amounts previously charged off                   22,634      13,168      30,623
          Provision charged to operating expenses                       197,841     186,645     243,000
                                                                     ----------     -------    --------

          Balance at end of year                                     $  713,518     583,306     444,368
                                                                     ==========     =======    ========

(4)  Premises and Equipment
Premises and equipment at December 31, 1996 and 1995 are summarized as follows:

                                                        1996                1995
                                                        ----                ----
          Land                                      $  375,403             375,403
          Land improvements                             67,254              67,254
          Buildings and improvements                 1,693,638           1,677,545
          Furniture and equipment                    1,621,186           1,388,917
                                                    ----------           ---------

                                                     3,757,481           3,509,119
          Less:  Accumulated depreciation            1,461,370           1,283,203
                                                    ----------           ---------

                                                    $2,296,111           2,225,916
                                                    ==========           =========

Depreciation expense was $222,138, $176,167 and $154,093 for the years ended December 31, 1996, 1995 and 1994, respectively.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(5)  Deposits
The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $13,209,565 and $8,789,395 at December 31, 1996 and
1995, respectively.

     At December 31, 1996, the scheduled maturities of time deposits are as follows:

     1997                     $24,998,370
     1998                       3,276,199
     1999                       2,662,878
     2000                       2,057,676
     2001 and thereafter        1,495,420
                              -----------
                              $34,490,543
                              ===========

(6)  Line of Credit

In May 1996, the Company obtained a commitment for a $2,500,000 line of credit with another financial institution. The debt is to be secured by 100% of the stock of the Bank and calls for interest to be paid quarterly at the prime rate less 50 basis points. The balance is to be paid in 10 equal annual installments. The loan agreement contains covenants relating to the level of the allowance for loan losses, payments of dividends, regulatory capital adequacy and return on average assets.

During 1996, the Bank entered into an agreement with the Federal Home Loan Bank
(FHLB) to provide the Bank credit facilities. Any amounts advanced by the FHLB are secured under a blanket floating lien covered by all of the Bank's 1-4 family first mortgage loans. The Bank may draw advances up to 75% of the outstanding balance of these loans based on the agreement with the FHLB. The Bank has no borrowings from the FHLB outstanding as of December 31, 1996.

(7)  Commitments

The Company leases certain facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 1996 are as follows:

     1997                             $ 80,255
     1998                               72,655
     1999                               68,000
     2000                               51,500
     2001                               35,000
     Thereafter                        200,000
                                      --------

                                      $507,410
                                      ========

Rental expense for each of the three years in the period ended December 31, 1996 totaled $76,995, $58,000 and $44,350, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(7)  Commitments, continued
In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

                                             Approximate
                                             Contractual
                                               Amount
                                        ----------------------
                                           1996        1995
Financial instruments whose contract
 amounts represent credit risk:
  Commitments to extend credit          $7,875,000  12,795,000
  Standby letters of credit and
   financial guarantees written         $  608,000     750,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary.

(8)  Stockholders' Equity

During 1996, the Company repurchased and retired 1,000 shares of common stock for $7,000. The excess of the cost of shares acquired over the par value resulted in a reduction of additional paid-in capital based on the per share amounts of additional paid-in capital for all shares, with the difference charged to retained earnings.

(9)  Regulatory Matters

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions for the Bank are based on the level of regulatory classified assets, prior year's earnings, and the ratio of equity capital to total assets. The Bank may declare dividends of approximately $516,000 during 1997 without prior regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(9)  Regulatory Matters, continued

As of December 31, 1996, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios are also presented in the following table.

                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                                      For Capital           Prompt Corrective
                                                                 Actual            Adequacy Purposes        Action Provisions
                                                           Amount      Ratio        Amount     Ratio         Amount     Ratio
                                                           ------      -----        ------     -----         ------     -----
          As of December 31, 1996:
               Total Capital (to Risk Weighted Assets)
                    Consolidated                         $7,254,000    12.8%      $4,527,000     8.0%             N/A     N/A
                    Bank                                 $6,035,000    10.9%      $4,430,000     8.0%      $5,538,000    10.0%
               Tier 1 Capital (to Risk Weighted Assets)
                    Consolidated                         $6,546,000    11.6%      $2,263,000     4.0%             N/A     N/A
                    Bank                                 $5,343,000     9.7%      $2,215,000     4.0%      $3,323,000     6.0%
               Tier 1 Capital (to Average Assets)
                    Consolidated                         $6,546,000     8.0%      $3,291,000     4.0%             N/A     N/A
                    Bank                                 $5,343,000     6.4%      $3,334,000     4.0%      $4,168,000     5.0%

          As of December 31, 1995:
               Total Capital (to Risk Weighted Assets)
                    Consolidated                         $6,512,000    14.8%      $3,509,000     8.0%             N/A     N/A
                    Bank                                 $6,202,000    14.3%      $3,480,000     8.0%      $4,350,000    10.0%
               Tier 1 Capital (to Risk Weighted Assets)
                    Consolidated                         $5,963,000    13.6%      $1,754,000     4.0%             N/A     N/A
                    Bank                                 $5,622,000    12.9%      $1,740,000     4.0%      $2,610,000     6.0%
               Tier 1 Capital (to Average Assets)
                    Consolidated                         $5,963,000     8.5%      $2,806,000     4.0%             N/A     N/A
                    Bank                                 $5,622,000     8.0%      $2,806,000     4.0%      $3,508,000     5.0%


(10) Employee and Director Benefit Programs

The Company has an Incentive Stock Option Plan whereby options to purchase up to 40,000 shares of stock can be granted to employees at the then fair value at the discretion of the Board of Directors. The options are exercisable within ten years of the grant date, contingent upon the employment of the optionee for one year from the date of grant.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(10) Employee and Director Benefit Programs, continued
The following is a summary of transactions for the incentive stock option plan:

                                                      1996                     1995                     1994
                                             ---------------------     --------------------     ---------------------
                                                         Weighted                 Weighted                  Weighted
                                                          Average                  Average                   Average
                                                          Option                   Option                    Option
                                                           Price                    Price                     Price
                                             Shares      Per Share     Shares     Per Share     Shares      Per Share
                                             ------      ---------     ------     ---------     ------      ---------
          Outstanding, beginning of year        696          $5.00      2,196         $5.02      2,196          $5.02
          Exercised during the year               -                    (1,500)        $5.03          -
                                             ------                    ------                    -----
          Outstanding, end of year              696          $5.00        696         $5.00      2,196          $5.02
                                             ======                    ======                    =====


All options are exercisable as of December 31, 1996 and 1995. At December 31, 1996, these options have a weighted average remaining contractual life of approximately 6 years.

The Company also has an employee stock option plan and a director stock option plan. The plans were adopted for the benefit of directors and key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 300,000 shares were reserved for possible issuance under these plans. The options vest over a three year period and expire after ten years.

SFAS No. 123, "Accounting for Stock-Based Compensation," became effective January 1, 1996. This statement encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Company has chosen not to adopt the cost recognition principles of this statement. No compensation expense has been recognized in 1996, 1995 or 1994 related to the stock option plan. Had compensation cost been determined based upon the fair value of the options at the grant dates consistent with the method of the new statement, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                                                                 1996         1995
                                                                                 ----         ----
          Net earnings                        As reported                     $1,057,884     885,407
                                              Proforma                        $1,035,856     867,266

          Primary earnings per share          As reported                     $  1.23          1.04
                                              Proforma                        $  1.20          1.02

          Fully diluted earnings per share    As reported                     $  1.22          1.03
                                              Proforma                        $  1.19          1.01

The fair value of each option is estimated on the date of grant using the Minimum Value options-pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 2% and 3%, respectively; risk free interest rate of 6%; and an expected life of 10 years.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(10) Employee and Director Benefit Programs, continued

A summary of activity in these stock option plans is presented below:

                                             1996                     1995                   1994
                                     --------------------     --------------------    --------------------
                                                Weighted                 Weighted                Weighted
                                                Average                  Average                 Average
                                                 Option                   Option                  Option
                                                 Price                    Price                   Price
                                     Shares     Per Share     Shares     Per Share    Shares     Per Share
                                     ------     ---------     ------     ---------    ------     ---------
Outstanding, beginning of year       84,900     $  7.14       75,000     $  6.64      48,000     $5.95
Granted during the year              10,269     $ 11.57       14,000     $ 10.01      27,000     $7.88
Cancelled during the year              (900)    $  7.88       (4,100)    $  7.88          -
Exercised during the year            (3,665)    $  5.94           -           -
                                     ------                   ------                  ------
Outstanding, end of year             90,604     $  7.68       84,900     $  7.14      75,000     $6.64
                                     ======                   ======                  ======
Number of shares exercisable         63,827                   45,053                  13,333
                                     ======                   ======                  ======

The weighted average grant-date fair value of options granted in 1996 and 1995 was $3.46 and $2.09, respectively. For these employee and director stock options, options outstanding at December 31, 1996 are exercisable at option prices ranging from $5.78 to $11.57 as presented in the table above. Such options have a weighted average remaining contractual life of approximately 8 years.

The Company has a 401(k) Profit Sharing Plan which is available to substantially all employees subject to certain service requirements. The Company's contribution is at the discretion of the Board of Directors and cannot exceed 6% of the employee's compensation. The contribution by the Company for 1996, 1995 and 1994 was approximately $20,300, $21,500 and $22,800, respectively.

(11) Income Taxes

The components of income tax expense for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                      1996         1995        1994
                                    --------     -------     -------
Current                             $542,524     462,468     329,685
Deferred                             (34,885)    (38,204)     12,686
Change in valuation allowance              -     (26,731)    (49,546)
                                    --------     -------     -------
                                    $507,639     397,533     292,825
                                    ========     =======     =======

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(11) Income Taxes, continued

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes and minority interest are as follows:

                                           1996       1995      1994
                                         --------   -------   -------

Pretax income at statutory rates         $536,140   436,200   329,865
 Add (deduct):
  Tax-exempt interest income              (49,700)  (41,038)  (40,029)
  Non-deductible interest expense           5,646     5,090     3,935
  State taxes, net of federal effect       22,973         -         -
  Other                                    (7,420)   (2,719)     (946)
                                         --------   -------   -------
                                         $507,639   397,533   292,825
                                         ========   =======   =======

The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset which is included as a component of other assets.

                                                    1996       1995
                                                  --------   -------
Deferred income tax assets:
    Net unrealized loss on investments            $  2,714         -
    Allowance for loan losses                      188,790   130,142
    State income tax credits                             -    10,016
    Other                                                -     9,973
                                                  --------   -------
         Net deferred income tax assets            191,504   150,131
                                                  ========   =======

Deferred income tax liabilities:
    Premises and equipment                         (61,848)  (58,074)
    Net unrealized gain on investments                   -    (8,031)
                                                  --------   -------
    Total deferred income tax liabilities          (61,848)  (66,105)
                                                  --------   -------
         Net deferred income tax asset            $129,656    84,026
                                                  ========   =======

(12)      Related Party Transactions

The Bank conducts transactions with directors and officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 1996:


Beginning balance            $ 437,449
   Loans advanced              621,813
   Repayments                 (793,770)
                             ---------
Ending balance               $ 265,492
                             =========

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $2,089,000 at December 31, 1996.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(13) Supplemental Financial Data

Components of other operating expenses in excess of 1% of total interest income and other income for the years ended December 31, 1996, 1995 and 1994 are as follows:


                                     1996     1995     1994

          Printing and supplies    $ 94,354   71,332   53,542
          Data processing          $128,702  123,293   75,544
          FDIC assessment          $  2,000   64,146  121,598
          Postage                  $ 67,718   54,597   57,215
          Directors fees           $ 81,950   73,300   73,775
          Professional fees        $143,265   58,032   64,986


(14) Community Trust Financial Services Corporation (Parent Company Only) Financial Information

                                Balance Sheets
                          December 31, 1996 and 1995

                                    Assets
                                    ------
                                                      1996         1995
                                                   ----------   ---------
Cash                                               $  285,402     169,769
Investment in subsidiaries                          5,384,441   5,659,218
Loans to subsidiaries                               1,089,764     250,000
Other assets                                          126,451      23,838
                                                   ----------   ---------
                                                   $6,886,058   6,102,825
                                                   ==========   =========

                     Liabilities and Stockholders' Equity

Other liabilities                                  $    8,182      70,919
Stockholders' equity                                6,877,876   6,031,906
                                                   ----------   ---------
                                                   $6,886,058   6,102,825
                                                   ==========   =========

                            Statements of Earnings
             For the Years Ended December 31, 1996, 1995 and 1994

                                                           1996         1995        1994
                                                        ----------     -------     -------
Interest income                                         $   51,239           -           -
Dividends from Bank                                      1,311,354     499,804     250,000
Dividends from Metroplex                                    25,000           -         500
Other operating expenses                                   (81,774)    (52,079)    (31,741)
                                                        ----------     -------     -------
Earnings before income taxes and equity
  in undistributed earnings of subsidiaries              1,305,819     447,725     218,759

Income tax benefit                                           9,282      12,567       4,341
                                                        ----------     -------     -------
Earnings before equity in undistributed
  earnings of subsidiaries                               1,315,101     460,292     223,100

Dividends paid in excess of earnings of subsidiaries      (257,217)          -           -
Equity in undistributed earnings of subsidiaries                 -     425,115     454,267
                                                        ----------     -------     -------
Net earnings                                            $1,057,884     885,407     677,367
                                                        ==========     =======     =======

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(14) Community Trust Financial Services Corporation (Parent Company Only) Financial Information, continued

                           Statements of Cash Flows

             For the Years Ended December 31, 1996, 1995 and 1994

                                                                 1996          1995          1994
                                                              ----------     ---------     ---------
Cash flows from operating activities:
  Net earnings                                                $1,057,884       885,407       677,367
  Adjustments to reconcile net earnings to
    net cash provided by operating activities:
      Equity in undistributed earnings of subsidiaries           257,217      (425,115)     (454,267)
      Amortization                                                 4,743        18,974        18,974
      Other                                                     (170,093)      (16,668)       80,735
                                                              ----------     ---------     ---------
      Net cash provided by operating activities                1,149,751       462,598       322,809
                                                              ----------     ---------     ---------
Cash flows from investing activities:
  Investment in CLC                                                    -          (375)            -
  Loans to CLC                                                  (839,764)     (250,000)            -
                                                              ----------     ---------     ---------
      Net cash used by investing activities                     (839,764)     (250,375)            -
                                                              ----------     ---------     ---------
Cash flows from financing activities:
  Cash dividends paid                                           (209,125)     (208,749)     (167,000)
  Exercised stock option                                          21,771         7,545             -
  Retirement of stock                                             (7,000)            -             -
                                                              ----------     ---------     ---------
      Net cash used by financing activities                     (194,354)     (201,204)     (167,000)
                                                              ----------     ---------     ---------
Net change in cash                                               115,633        11,019       155,809

Cash at beginning of the year                                    169,769       158,750         2,941
                                                              ----------     ---------     ---------
Cash at end of the year                                       $  285,402       169,769       158,750
                                                              ==========     ==========    =========
Supplementary disclosures of cash flow information:
  Non-cash investing and financing activities:
    Change in unrealized loss on securities
      available for sale, net of tax, of Bank                 $   17,560       404,551       391,425
