Form 10KSB, Exhibit 13
period 1997-12-31
COMMUNITY TRUST FINANCIAL SERVICES CORPORATION
filed 1998-03-31
CIK 869447

                                                                      EXHIBIT 13


[PHOTO APPEARS HERE]



Ronnie L. Austin
President and CEO




[PHOTO APPEARS HERE]



William A. Foster, III
Chairman of the Board



"We aim to improve, increase, and enhance our family of financial-related affiliates. "

To Our Shareholders:



  We are happy to report that Community Trust Financial Services Corporation has completed another successful year. We closed 1997 with consolidated total assets of $91,904,781. Assets increased 7.86% from year-end 1996. Consolidated net earnings for the year totaled $1,038,807, while basic earnings per common share were $1.24. Reflecting on 1997, it has been a truly exciting experience watching the accomplishments of the hard-working people of this organization.

  Community Trust Financial Services will continue to strive to be a leader in the financial industry. We aim to improve, increase, and enhance our family of financial-related affiliates. However, at the same time, we will not lose focus on our flagship, Community Trust Bank.

  Community Trust Bank grew from $83,630,785 in assets at December 31, 1996 to $89,607,990 at December 31,1997. Return on average assets was 1.41% while return on average equity was 20.85%.

  During 1997, Metroplex Appraisals, Inc. increased its staff from one to three. Also, Metroplex has expanded its residential appraisal business to not only provide appraisals with respect to properties located in Paulding County, but, now, also to provide appraisals with respect to properties located in Polk, Bartow, Harralson, Floyd and Cobb Counties.

  Community Loan Company with offices in Woodstock, Rockmart, and Rossville grew from $244,575 at December 31, 1995 to $1,761,022 in assets at December 31, 1997. Community Loan Company plans to acquire an existing consumer finance office in Gainesville, Georgia in the second quarter of 1998 and plans to open a new office in Dallas, Georgia in the third quarter, 1998.

  CashTransactions LLC began business in early 1997. CashTransactions provides retail establishments (primarily convenience stores) with automated teller machines that dispense cash or scrip. CashTransactions engages this business in Georgia, Florida, South Carolina , and Alabama.

  As you can see, 1997 was a busy and productive year. The structure is in place for 1998 to be another profitable year for this organization. As always, we will strive to be a leader in financial products and services while continuing to enhance the value of your investment.

        Sincerely,                     Sincerely,


        /s/ William A. Foster, III     /s/ Ronnie L. Austin

        William A. Foster, III         Ronnie L. Austin
        Chairman of the Board          President and Chief Executive Officer

                                              Community Trust Financial Services
                                                  Corporation Board of Directors




        C.D. Rampley        Tommie R. Graham, Jr.                R. Alan Bullock
          Consultant              Member/Manager                  Senior Partner
                               Jeriel Supply, LC     Bullock, Terrell & Mannelly

    Ronnie L. Austin            Bobbie P. Cooper                W.A. Foster, III
     President & CEO                    Co-Owner           Judge, Superior Court
Community Trust Bank              Cooper Rentals     Tallapoosa Judicial Circuit

      Calvin Earwood                George Berry                   John C. Helms
           President       Senior Vice President                         Retired
   Sunbelt Fasteners          Cousins Properties

CORPORATE INFORMATION

LEGAL COUNSEL                                          COMMUNITY TRUST FINANCIAL
Rowe, Foltz & Martin, P.C.                         SERVICES CORPORATION OFFICERS
Suite 750                                                       Ronnie L. Austin
Five Piedmont Center                                                  Angel Byrd
Atlanta, Georgia 30305                                            Genevieve Cole

ACCOUNTANTS                                               CORPORATE HEADQUARTERS
Porter, Keadle, Moore, LLP                                  Community Trust Bank
1800 Gas Light Tower                                        3844 Atlanta Highway
235 Peachtree Street, N.E.                                         P.O. Box 1700
Atlanta, Georgia 30303                                      Hiram, Georgia 30141

TRANSFER AGENT                                                        FORM 10-K:
Reliance Trust Company                       A copy of Community Trust Financial
3295 Northcrest Road NE                Services Corporation's 1997 Annual Report
Atlanta, Georgia  30340                  on Form 10-K to the Securities Exchange
                                              Commission (including information
                                                    on Community Trust Bank) can
                                                      be obtained by writing to:
                                       Corporate Secretary, Community Trust Bank
                                             P.O. Box 1700  Hiram, Georgia 30141

                                                                     Member FDIC

Community Trust Bank

  After nine years of continued growth, Community Trust Bank again demonstrated "We have our roots where others only have branches." It is our pleasure to be the only community bank headquartered in Paulding. In 1997, your Bank offered new products and services along with improving our technology.

  Nearing the millennium, technology issues have, and continue to be, a priority. We are pleased to report that we are Year 2000 compliant. In 1998, free seminars will be provided to our business customers to prepare their businesses for the year 2000.

  Technology enhanced services which were offered in 1997 included the "DD Too Account", "Tax Payment Account", and "AutoPay Service". The "DD Too Account" was developed to offer a limited-service deposit account to meet the needs of residents who need a deposit account in order to receive direct deposits of government checks. The "Tax Payment Account" allows our customers to electronically transmit their tax payments. The "AutoPay Service" allows business customers to pay their taxes, make monthly payments and direct deposit payroll all over the Automated Clearing House network.

  Again, Community Trust Bank embarked into a new facet of technology - The Internet. We invite you to visit our web site at : www.communitytrustbank.com. Your Bank has now entered the worldwide-marketplace.

  New credit services introduced in 1997 included a low-fixed-rate automobile loan promotion. Additionally, a loan payment extension opportunity was offered at Christmas. This promotion gave our customers the option to skip a loan payment during the holidays. We also redesigned our staff to better serve our customers.


  Your Bank added two directors in 1997 - Wyman Pilcher and Russ Parker. Mr. Pilcher previously served as President of Barnett Bank f/k/a First National Bank of Cobb and Mr. Parker previously served as Vice-President of Sun Trust Bank in Douglasville. Now, both gentlemen are self-employed. We are pleased with their contribution to our board.

  Management believes that 1998 will be an exciting year for Community Trust Bank as we commemorate our 10th anniversary. Numerous new programs have been adopted as part of this celebration. We have installed a much requested ATM at our main office. A new mortgage department has been implemented. A new feature of our 24 Hour Automated Banker has enabled our customers to place a loan application over the phone. A new home equity program has also been instituted. Expanded services will continue to be offered on our web page. Customers of Community Trust Bank also may now utilize the services of an independent insurance agent in order to assist them with their financial planning needs.

  Your Bank has experienced another wonderful year. As we begin this celebration of our 10th year, a new slogan will be launched: "You know us - We're Community Trust Bank." We near the millennium offering state-of-the art financial products and services while knowing our customers by name and you knowing us.

Wyman Pilcher and Russ Parker

Metroplex Appraisals Incorporated


  Metroplex Appraisals, Inc. commenced operation in 1992. Metroplex's mission is to provide quality appraisals of residential properties to a variety of clients. Management believes that since Metroplex commenced operations, it has developed a reputation for consistently providing fair and competent appraisals to its clients.

  During 1997, Metroplex expanded its residential appraisal business from providing appraisals with respect to properties located only in Paulding to providing appraisals with respect to properties located in Paulding, Polk, Bartow, Harralson, Floyd, and Cobb counties. With this expansion, the Company's mission to provide quality appraisals remains unchanged. Management expects Metroplex to begin offering commercial real estate appraisals during 1998. This expansion of services will entail some increase in staffing to ensure quality commercial real estate appraisals for Metroplex's clients.

Community Loan Company


  Community Loan Company began its operations with the acquisition of a single consumer finance office located in Woodstock, Georgia in September, 1995. April 1996, Community Loan Company purchased additional offices in Rossville and Rockmart, Georgia. Management expects Community Loan Company to acquire an existing consumer finance office in Gainesville, Georgia in the second quarter of 1998 and expects Community Loan Company to open a new office in Dallas, Georgia in the third quarter of 1998.

  Community Loan Company's assets have grown from $244,575 at December 31, 1995, to $1,761,022 at December 31, 1997. The directors, officers and employees of Community Loan Company are extremely proud of this substantial growth in the early years of Community Loan Company.

  Management intends to continue to expand Community Loan Company's share of the consumer finance market by offering exceptional service in the markets served by Community Loan Company and by seeking out opportunities to acquire existing offices, or open new offices, in desirable markets.

  Community Loan Company offers a variety of small loans including automobile loans and loans for the purchase of consumer goods. In addition, Community Loan Company offers tax preparation services.

CASH TRANSACTIONS, LLC - CASH$TRANS

  CashTransactions, LLC was organized in May 1997, as a joint venture between Community Trust Financial Services Corporation and JRH Diversified, Inc. CashTransactions' business consists of providing retail establishments (primarily convenience stores) with automated teller machines that dispense cash or scrip. CashTransactions engages in this business in Georgia, Florida, South Carolina, and Alabama. As of December 31, 1997, CashTransactions had successfully installed 334 of these cash delivery machines throughout these states.

                Community Trust Financial Services Corporation
                                1997 Employees

 .  Tonya Adams            .  Betty Crowe        .  Devon Lee             .  John Sinkhorn
 .  Marcy Anderson         .  Jack Daniel        .  Mary Lind             .  Lynn Smith
 .  Cathy Andrews          .  Joyce Daniel       .  Georgia Lindsey       .  Marcia K. Smith
 .  Ronnie Austin          .  Danny Drummond     .  Mike Low              .  Lisa Smoot
 .  Andrew Bates           .  Martha East        .  James Martin, Sr.     .  Linda Sosebee
 .  Patricia Baxter        .  Pete Ewing         .  Cherie Maxwell        .  Allison Strickland
 .  Linda Berry-Brown      .  Darlene Golden     .  Sammy McClure, Jr.    .  Amanda Sweatman
 .  Carolyn Bone           .  Dawn Graham        .  Gail McPherson        .  Lisa Swords
 .  Kurt Brand             .  Allison Gray       .  Buddy Medlock         .  Tracy Teems
 .  Dorothy Brown          .  Casandra Grogan    .  Jon Minecci           .  Anna Tibbitts
 .  Jo Beth Bush           .  Pat Hamm           .  Tonya Morris          .  Gus Tuck
 .  Rosemary Butler        .  Rhonda Hampton     .  Deanna Morrison       .  Stefanie Venable
 .  Angel Byrd             .  Joye Harp          .  Carole Moss           .  Brenda Voyles
 .  Claude Byrd            .  Michelle Harris    .  Mike Nelson           .  Donna Wallace
 .  Rebecca Calder         .  James Hembree      .  Carrie Osburn         .  Heidi Watkins
 .  Doris Campbell         .  Gwen Hicks         .  Valerie Pace          .  Gail Weaver
 .  Amanda Carter          .  Pat Higham         .  Anna Parson           .  Kim Welsh
 .  Chris Carter           .  Jerry Holland      .  Julie Plunkett        .  Kim Wheeler
 .  Julie Clark            .  Wendy Hornbuckle   .  April Priest          .  Ed Whitehouse
 .  Tammy Clayton          .  Teresa Jenkins     .  Bill Pritchard        .  Cathleen Wilson
 .  Christi Cole           .  Betty Johnston     .  Marilyn Rackley       .  Cathy Wills
 .  Genevieve Cole         .  Mary Jones         .  Sherry Rickels        .  Mariece Wills
 .  Melissa Cole           .  Roxie Jones        .  Tabatha Sargent       .  John Winchester
 .  Mary Collins           .  Patricia Jordan    .  Angie Sexton          .  John Wright
 .  Jean Cone              .  Nobie Kelley       .  Sherry Shelby         .  Tarah Yearwood
 .  Royce Cooper

                               MISSION STATEMENT

                            Our mission is to sell
                      high-quality financial products and
                        services to our community in a
                        friendly, business-like manner
                         while maintaining the highest
                      ethical standards and providing an
                       ample return to our shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

Management's discussion and analysis of financial condition and results of operations analyzes the material changes in the consolidated balance sheets and statements of earnings presented herein for Community Trust Financial Services Corporation (the Company). The consolidated financial information herein includes the financial condition and results of operations, for all periods presented, of the Company and its wholly-owned subsidiaries, Community Trust Bank (the Bank), and Metroplex Appraisals, Inc. (Metroplex), and the Company's 75%-owned subsidiary, Community Loan Company (CLC). In May 1997, the Company entered into a joint venture with JRH Diversified, Inc. to establish Cash Transactions, LLC (CashTrans) as another non-bank subsidiary. The Company's 49% interest in CashTrans is treated as an unconsolidated subsidiary for financial reporting purposes, and, accordingly, the Company's interest is reflected in the consolidated financial statements at its proportionate share.

At December 31, 1997, the Company had consolidated total assets of $91,904,781 as compared to $85,203,618 at December 31, 1996. Stockholders' equity increased approximately 14.42% to $7,869,832 or $9.35 per share at December 31, 1997, as compared to stockholders' equity of $6,877,876 or $8.20 per share at December 31, 1996. Stockholders' equity increased primarily as a result of increased net earnings of the Company for the year ended December 31, 1997. Additionally, the Company recorded a change in unrealized gain on securities available for sale, net of tax, of $149,365 for the year ended December 31, 1997, resulting in an unrealized gain on securities available for sale, net of tax, of $144,931 as of December 31, 1997. Although the Company's net interest income for the year ended December 31, 1997, increased approximately 12.71% or $532,349 from its net interest income for the year ended December 31, 1996, the Company's net earnings decreased 1.80% from $1,057,884 for the year ended December 31, 1996 to $1,038,807 for the year ended December 31, 1997, while its basic earnings per share (based on the weighted average number of shares outstanding during the year) decreased from $1.26 to $1.24. This decrease in earnings growth compared to growth in net interest income was attributable primarily to a 19.09% increase in other expenses that resulted largely from an increase in salary and employee benefits caused by (i) the Bank's need for additional human resources due to its growing customer base, (ii) salary and benefit costs of CLC, and (iii) routine salary increases. The Company's other expenses also increased as a result of increases in advertising costs incurred by the Bank since new competitors entered its market, and due to payment of directors' fees being initiated at the Company and CLC levels. Prior to September 1996, directors of the Company and CLC had served without compensation.

For the year ended December 31, 1997, the Bank recorded net earnings of $1,180,518, an increase of 14.34% or $148,081 from the year ended December 31, 1996. For the year ended December 31, 1997, CLC experienced a loss of approximately $38,964 due primarily to increased overhead costs associated with two offices acquired in April 1996. Of this loss,

$31,215 is reflected in the Company's consolidated net earnings for the year ended December 31, 1997. For the year ended December 31, 1997, CashTrans experienced a loss of approximately $226,827 due primarily to costs associated with the acquisition and installation of 334 automated teller machines in Georgia, Florida, South Carolina, and Alabama. Under the equity method of accounting, 49% of this loss, or $111,145, is reflected in the Company's Other Income for the year ended December 31, 1997.

Management generally is pleased with the Company's results for 1997. While it is true that the Company's results of operations for 1997 were adversely affected by CashTrans' and CLC's losses, these losses were consistent with management's expectations. Meanwhile, the Bank has continued to experience consistent earnings growth.

The Company's results of operations are primarily dependent upon the Bank's results of operations. The Bank represents 97.50% and 92.45%, respectively, of the Company's total assets and total revenues at December 31, 1997. The Bank's business consists primarily of attracting deposits from the general public and, with these and other funds, originating real estate loans, consumer loans, business loans, and residential and commercial construction loans. Funds not invested in the loan portfolio are invested by the Company primarily in U.S. Government and agency obligations and obligations of various states and their political subdivisions. The Company's earnings are dependent primarily upon the Bank's net interest income, which is the difference between the interest income received from its assets (primarily loans and investment securities) and the interest expense (or "cost of funds") which it pays on its liabilities (primarily deposits). The Bank's profitability also is affected by such factors as other income and expenses, the provision for loan losses and income tax expense. Other income consists primarily of service charges on deposits and gains or losses on the sale of investment securities. Other expenses consist of salaries and employee benefits, occupancy expenses, FDIC deposit insurance premiums and other operating expenses such as data processing costs, printing, postage and supplies, and professional fees.

CLC began operations in September 1995, for the purpose of acquiring and operating consumer finance offices under the direction of the Company. CLC is owned 75% by the Company and 25% by an individual who is employed as the President of CLC. CLC conducts its operations from three offices located in Rockmart, Rossville and Woodstock, Georgia, respectively. CLC represents 1.42% and 5.72%, respectively, of the Company's total assets and total revenues at December 31, 1997. Although CLC experienced a loss of $38,964 for 1997, CLC increased its loans approximately 23.29% or $1,150,306. The fact that CLC has expanded operations quickly since its establishment in September 1995, through the acquisition of three existing consumer finance businesses has adversely affected its profitability. Each of the three acquisitions caused CLC to incur a cost of intangible assets (i.e, goodwill). The amortization of this cost
                             ----
reduces CLC's net earnings and, therefore, has an adverse impact on CLC's profitability in the short term. The operations of CLC are funded principally through a revolving line of credit arrangement with the Company. At December 31, 1997, $1,571,348 was outstanding under this credit facility. In February, 1998, the Company and CLC agreed to increase the maximum amount of credit available under this facility from $1.9 million to $2.75 million. This credit facility is evidenced by a demand promissory note that is payable by

CLC at any time without penalty. Principal amounts repaid by CLC may be reborrowed. Outstanding advances under this note bear interest at a floating rate equal to the "prime" rate of interest as published from time to time in The Wall Street Journal. Interest is due and payable annually
                -----------------------
on the first business day of January of each year. Amounts outstanding under this credit facility are secured by essentially all of CLC's assets, including its notes receivable. Because CLC was initially capitalized with only $500, $375 of which represented the Company's investment, the $38,964 loss experienced by CLC in 1997 made it insolvent at the end of 1997. The relatively small initial capitalization of CLC reflects the Company's desire to fund CLC's operations with debt financing rather than equity contributions. Management believes that CLC's cash flow is more than adequate to service the loans that have been made, and that may be made in the future, by the Company to CLC. While CLC does not currently, and in 1998, is not expected to, have a significant impact on the consolidated results of operations of the Company, management believes that CLC represents a prudent and, ultimately, profitable means of diversifying the Company's business lines and that CLC represents a significant long-term growth opportunity for the Company.

CashTrans was formed in May, 1997, as a joint venture between the Company and JRH Diversified, Inc. to engage in the business of providing retail establishments (primarily convenience stores) with automated teller machines that are owned by CashTrans and that dispense cash or cash equivalents. CashTrans represents 0.46% and 1.31%, respectively, of the Company's total assets and total revenues at December 31, 1997. CashTrans' loss for 1997 was attributable primarily to the placement by CashTrans of 334 automated teller machines in service from its formation in May 1997 through the remainder of the year. This represented approximately 67% more machines placed in service during this period than management had anticipated. Management expects that CashTrans will require anywhere from twelve to eighteen months to recover its investment in an individual machine from service charges generated as a result of transactions processed through that machine. The average recovery period is expected to be approximately fifteen months. Management believes that the costs incurred by CashTrans in 1997 are not unusual for start-up ventures like CashTrans and that such costs were influenced by a larger demand for CashTrans' products than had been anticipated by management. Management believes that the losses generated by CashTrans' initial investment in automated teller machines are short-term in nature and that, in the longer term, this investment will contribute to CashTrans' profitability. The operations of CashTrans are funded principally through a credit facility with the Company. At December 31, 1997, $500,000 was outstanding under this facility. In February, 1998, the Company and CashTrans agreed to increase the maximum amount of credit available under this facility from $500,000 to $750,000. Under this credit facility, CashTrans may borrow up to $750,000. Until the earlier of (i) the date on which total borrowings equal $750,000 or (ii) December 31, 2000 (the Conversion Date), interest only is due and payable on the last business day of each year.
Interest accrues at a floating rate equal to the "prime" rate of interest as published from time to time in The Wall Street Journal plus 1%. On the
                               -----------------------
Conversion Date, the outstanding principal balance becomes due and payable, monthly, over a period of 36 consecutive months. Amounts outstanding under this credit facility are personally guaranteed by James R. Henderson, the principal of JRH Diversified, Inc. Because CashTrans was initially capitalized with only $100,000, $49,000 of which represented the Company's investment, the $226,827 loss experienced by CashTrans in 1997 made it insolvent at the end of 1997. The relatively small initial capitalization of CashTrans reflects the desire of the Company and JRH Diversified, Inc. to fund CashTrans' operations with debt financing rather than equity contributions. Management believes that CashTrans' cash flow is more than adequate to service the loans that have been made, and that may be made in the future, by the Company to CashTrans. Management believes that CashTrans represents a prudent and, ultimately, profitable investment for the Company as well as a significant long-term growth opportunity for the Company.

Metroplex, a wholly-owned subsidiary of the Company, was formed in 1992 as an appraisal service company. Metroplex performs appraisals of residential properties located in Paulding, Bartow, Polk, Harralson, Floyd, and Cobb counties, Georgia. Metroplex represents 0.02% and 1.13%, respectively, of the Company's total assets and total revenues at December 31, 1997. Net earnings of Metroplex for the year ended December 31, 1997, were approximately $6,574. Metroplex does not have a significant impact on the consolidated results of operations of the Company and management does not anticipate that its impact will be significant in future periods. Management believes that Metroplex represents a desirable activity for the Company to be engaged in because, among other things, Metroplex requires the commitment by the Company of relatively modest resources and enables the Bank to receive reliable appraisals in connection with residential real estate loans originated by the Bank.

RESULTS OF OPERATION
YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

NET INTEREST INCOME

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

The Company's net interest income increased approximately 12.71% to $4,719,701 for the year ended December 31, 1997, as compared to $4,187,352 for the year ended December 31, 1996. Interest income increased approximately 11.41% to $7,630,414 for 1997, as compared to $6,848,968 for 1996, due primarily to an approximate 13.79% increase in the average loan portfolio for 1997 as compared to 1996. Interest expense increased approximately 9.36% to $2,910,713 for 1997, as compared to $2,661,616 for 1996, due primarily to an approximate 9.57% increase in the average amount of interest-bearing deposits and liabilities of the Company.

At December 31, 1997, the Company held $2,070,710, or 8.99%, of its securities portfolio in mortgage-backed securities which are available for sale. These mortgage-backed securities are subject to being prepaid in part or in whole. Because a premium was paid for purchase of some of these securities, an accelerated payback can decrease earnings through faster amortization of the premium. Mortgage-backed securities also may be subject to a slow-down in prepayments, especially in a rising rate environment. This type of risk, called extension risk, is not significant since the majority of the mortgage-backed securities owned by the Company are either variable rate securities or have maturities of five years or less. Management monitors the pre-payment risk and extension risk associated with the Company's investments in mortgage-backed securities in order to maintain an overall acceptable level of risk.

The Company's average earning assets for the year ended December 31, 1997 were $79,613,629, having a weighted average yield of 9.58%, resulting in a net interest margin of 5.93% for 1997. This compares to average earning assets for the year ended December 31, 1996 of $71,120,155, having a weighted average yield of 9.63%, resulting in a net interest margin of 5.89% for 1996. The slight increase in net interest margin is attributable primarily to the 11.94% increase in the Company's average earning assets, as compared to the 9.57% increase in the Company's average interest-bearing liabilities. The larger increase in the amount of the Company's interest-earning assets as compared to its interest-bearing liabilities caused a positive effect on the Company's net interest margin in 1997.

PROVISION FOR LOAN LOSSES

Although the Company loses some interest income due to non-performing assets, defined as loans placed on non-accrual status, real estate acquired through foreclosure, and property acquired through repossession, management considers the Company's level of non-performing assets to be at an acceptable level. The Company's non-performing assets totaled $393,835, or 0.43% of total assets as of December 31, 1997, as compared to $33,237, or 0.04% of total assets as of December 31, 1996. The increase in non-performing assets from 1996 to 1997 was attributable primarily to an increase in the Company's loans placed on non-accrual status. At December 31, 1997, the Company had classified loans of $847,988 or approximately 0.92% of total assets, as compared to $765,529 or approximately 0.90% of total assets at December 31, 1996.

The Georgia Department of Banking and Finance (the Department), the Bank's primary regulatory authority, requires the Bank to maintain a loan loss allowance of not less than one percent of all outstanding loans. This allowance is used to cover future loan losses. During 1997, the Company sustained $88,556
in net loan losses as compared to $67,629 in net losses in 1996.   The increase
in net loan losses from 1996 to 1997 was attributable primarily to an increase in the Bank's net loan losses to $79,601 as of December 31, 1997, as compared to $42,440 as of December 31, 1996. As of December 31, 1997, the Company's loan loss allowance was $829,232, or 1.45% of outstanding loans.

OTHER INCOME

Total other income, consisting of service charges on deposits, appraisal fees, credit life insurance commissions, securities gains, loss in CashTrans, an unconsolidated subsidiary, and other miscellaneous income, increased approximately 4.58% to $1,203,961 for the year ended

December 31, 1997, as compared to total other income of $1,151,183 for the year ended December 31, 1996, primarily due to increased insurance commissions and service charges and fees. Insurance commissions increased approximately $62,210, or 33.59%, during the year ended December 31, 1997, as compared to the same period in 1996 primarily due to income derived from one of its subsidiaries, CLC. Consumer finance companies typically sell credit life and automobile liability insurance to many of their customers. Service charges and fee income increased approximately $102,892, or 12.40%, during the year ended December 31, 1997, as compared to the same period in 1996, primarily due to an increase in the number of returned check charges assessed by the Bank on deposit accounts.

OTHER EXPENSES

Other expenses, consisting of salaries and employee benefits, occupancy and other miscellaneous expenses, increased approximately 19.09% to $4,244,061 for 1997, as compared to $3,563,813 for 1996. This increase is attributable primarily to an increase in salaries and employee benefits caused by (i) the Bank's need for additional human resources due to the growing customer base of the Bank, (ii) salary and benefit cost of CLC, and (iii) routine salary increases. Occupancy expense increased by approximately $105,484, or 19.33%, for the year ended December 31, 1997, as compared to the same period in 1996, primarily due to increased depreciation associated with increased furniture and equipment purchases at the Bank. Other operating expense increased by approximately $228,044, or 20.44%, for the year ended December 31, 1997, as compared to the same period in 1996, primarily due to increased advertising costs incurred by the Bank since new competitors entered its market.

PROVISION FOR INCOME TAXES

Total income tax expense for the year ended December 31, 1997 was $444,272 as compared to $507,639 for the year ended December 31, 1996. The effective tax rate also decreased from 32% to 30% at December 31, 1997 as compared to December 31, 1996. This decrease was due primarily to an increase in tax-exempt interest income earned by the Bank and to lower state income tax.

RESULTS OF OPERATION
YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

NET EARNINGS

The Company's net earnings for 1996 were $1,057,884, an approximate 19.48% increase from net earnings of $885,407 for 1995. The increase in average earning assets to $71,120,155 for the year ended December 31, 1996, as compared to $59,570,527 for the year ended December 31, 1995, was the primary factor in the growth in the Company's net earnings for 1996.

NET INTEREST INCOME

The Company's net interest income increased approximately 23.34% to $4,187,352 for the year ended December 31, 1996, as compared to $3,395,024 for the year ended December 31, 1995. Interest income increased approximately 23.11% to $6,848,968 for 1996, as compared to $5,563,477 for 1995, due primarily to an approximate 25.60% increase in the average loan portfolio for 1996 as compared to 1995. Interest expense increased approximately 22.74% to $2,661,616 for 1996, as compared to $2,168,453 for 1995, due primarily to an approximate 19.28% increase in the average amount of deposits on which the Company pays interest.

The Company's average earning assets for the year ended December 31, 1996 were $71,120,155, having a weighted average yield of 9.63%, resulting in a net interest margin of 5.89% for 1996. This compared to average earning assets for the year ended December 31, 1995 of $59,570,527, having a weighted average yield of 9.30%, resulting in a net interest margin of 5.66% for 1995. The increase in net interest margin was attributable primarily to the growth in CLC's loan portfolio as a percentage of the Company's average earning assets, and the interest income produced by those assets. For the year ended December 31, 1996, CLC's average earning assets were $815,042. For the year ended December 31, 1995, CLC's average earning assets were negligible because CLC did not commence business until September 1, 1995. Loans made by CLC have a higher yield than those carried in the Bank's loan portfolio.

PROVISION FOR LOAN LOSSES

The Company's non-performing assets totaled $33,237, or 0.04% of total assets as of December 31, 1996, as compared to $273,695, or 0.40% of total assets as of December 31, 1995. The decrease in non-performing assets from 1995 to 1996 was attributable primarily to a loan which was paid in full by the customer and to the sale by the Bank of two residential properties held in other real estate.
At December 31, 1996, the Company had classified loans of $765,529 or approximately 0.90% of total assets, as compared to $702,750 or approximately 1.03% of total assets at December 31, 1995.

The Department, the Bank's primary regulatory authority, requires the Bank to maintain a loan loss allowance of not less than one percent of all outstanding loans. This allowance is used to cover future loan losses. During 1996, the Company sustained $67,629 in net loan losses as compared to $47,707 in net losses in 1995. The increase in net loan losses from 1995 to 1996 was attributable primarily to the loan losses of CLC, since 1996 was that subsidiary's first full year of operation. As of December 31, 1996, the Company's loan loss allowance was $713,518, or 1.44% of outstanding loans.

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

OTHER EXPENSES

Other expenses, consisting of salaries and employee benefits, occupancy and other miscellaneous expenses, increased approximately 28.75% to $3,563,813 for 1996, as compared to $2,768,056 for 1995. This increase was attributable primarily to an increase in salaries and employee benefits caused by the (i) Bank's need for additional human resources due to the growing customer base of the Bank, (ii) salary and benefit cost of CLC, and (iii) routine salary increases. Occupancy expense increased by approximately $98,107, or 21.92%, for the year ended December 31, 1996, as compared to the same period in 1995, primarily due to the addition of the Bank's Brownsville branch and CLC's three offices.

PROVISION FOR INCOME TAXES

Total federal income tax expense for the year ended December 31, 1996 was $507,639 as compared to $397,533 for the year ended December 31, 1995. This increase in federal income tax expense was due primarily to the increase in the Company's 1996 net earnings.

CAPITAL RESOURCES AND LIQUIDITY

Historically, the principal sources of funds for the Company have been increases in deposits, repayments of loans, other borrowings and cash received at maturity, and from sales, of securities. In 1997, the Company received $5,083,342 in net increases of demand, savings, and time deposits and $6,187,038 from maturities and sales of securities. Additionally, in 1997, the Company established a $2,500,000 revolving credit facility with The Bankers Bank, Atlanta, Georgia. The Company received $800,000 in proceeds from this note payable during 1997. As of March 2, 1998, the Company had $900,000 in borrowings outstanding under this facility.

Uses of funds in 1997 included: $209,817 paid in dividends to Company shareholders of record as of March 10, 1997, and $107,987 in additions to premises and equipment. The net change in the Company's loans was an increase of $7,851,700 for 1997 as compared to 1996, and $6,538,282 in securities were purchased in 1997.

Increases in the Bank's core deposits are expected to be the major source of funds provided during 1998. Management believes that deposit growth will continue at a moderate pace due to the population growth in Paulding County and the products offered by the Bank for consumers (including an automated voice-response system that allows customers to request loans by phone, fixed-rate mortgage loans, debit cards, credit cards, and access to the Bank's website on the Internet).

The Company is subject to regulatory capital requirements imposed by the Department and by the Board of Governors of the Federal Reserve System. The Department requires bank holding companies to maintain a minimum ratio of capital to total average assets of 5%, with certain adjustments, on a consolidated basis for bank holding companies. At December 31, 1997, the Company's ratio of capital to total average assets was 9.55%, using the Department's guidelines. Under federal law, the Company and the Bank are required to maintain a ratio of total capital to risk weighted assets of at least 8.0%, of which at least one-half must be so-called Tier 1 capital. Under applicable federal regulations and interpretations thereof, the Bank's ratio of total capital to risk weighted assets at December 31, 1997, was 12.14%, and its ratio of Tier 1 capital to risk weighted assets was 10.89%. Under applicable federal regulations and interpretations thereof, the Company's ratio of total capital to risk weighted assets at December 31, 1997, was 13.75%, and its ratio of Tier 1 capital to risk weighted assets was 12.49%. Additionally, under federal law, all but the most highly rated banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to total average assets (Tier 1 leverage ratio) of 4.0% to 5.0%, including the most highly rated banks and bank holding companies that are anticipating or experiencing significant growth. Three percent is the minimum Tier 1 leverage ratio required for the most highly rated banks and bank holding companies with no plans to expand. The Bank substantially exceeds its Tier 1 leverage ratio requirement with a Tier 1 leverage ratio of 7.03% as of December 31, 1997. The Company also substantially exceeds its Tier 1 leverage ratio requirement with a Tier 1 leverage ratio of 8.60% as of December 31, 1997. Through its policy of controlled growth, the Company intends to maintain capital in excess of the required minimum in order to support future growth.

Liquidity represents the Company's ability to meet both loan commitments and deposit withdrawals. Liquidity is monitored monthly by management in order to ensure compliance with the Bank's policy of maintaining adequate liquidity. As of December 31, 1997, the Bank's liquidity ratio (defined as net cash, short-term assets, and marketable assets divided by net deposits and short-term liabilities) was 29.65%, as compared to 33.58% at December 31, 1997. The Bank maintains two lines of credit to borrow fed funds that total $3,000,000 in order to enhance liquidity. The Bank is a member of the Federal Home Loan Bank of Atlanta and borrowings are also available through that relationship. The amount of credit available from the Federal Home Loan Bank of Atlanta fluctuates based on criteria set by that institution. Additionally, the Company's $2,500,000 credit facility with The Bankers Bank is intended to enhance the Company's liquidity.

YEAR 2000

The Company has a Year 2000 plan in place. This plan is necessary since many existing computer programs use only two digits to identify a year. Such programs were designed and developed without considering the impact of the upcoming change in the century. Since many computer applications could fail or create erroneous results by or at the Year 2000 if these problems are not corrected, management has implemented a plan to ensure that the Company and each of its subsidiaries is prepared to continue operations without interruption through the upcoming change in the century. Year 2000 issues relating to the Company's businesses, its operations, and its relationships with customers, suppliers, and other constituents are reviewed by a committee consisting of management and operations and technical staff. Goals of the Company's plan include evaluation of systems, prioritization of necessary updates or replacements, responsibility assignments, and establishment of a timeline for review, implementation, and testing. Management believes that, to date, the goals of the plan have been met, and the testing phase has begun. Management does not believe that Year 2000 will have a significant impact on the Company. Management does not anticipate that the implementation of the Company's Year 2000 plan will entail any material capital expenditures.

SELECTED ANNUAL CONSOLIDATED FINANCIAL DATA


The selected annual consolidated financial data set forth below under the headings "Balance Sheet Data" and "Statement of Earnings Data" are derived from the audited consolidated financial statements of the Company and its subsidiaries. The information below should be read in conjunction with the audited financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth elsewhere herein.




                                        1997          1996          1995          1994          1993
                                     -----------   -----------   -----------   -----------   -----------

BALANCE SHEET DATA

Total assets                         91,904,781    85,203,618    68,230,620    62,835,550    63,825,313
Loans (1)                            56,359,625    48,712,195    38,314,857    34,477,171    29,647,200
Deposits                             81,981,103    76,897,761    61,235,289    57,289,105    58,560,335
Stockholders equity (2)               7,869,832     6,877,876     6,031,906     4,943,152     4,824,210

STATEMENT OF EARNINGS DATA
Net interest income                   4,719,701     4,187,352     3,395,024     2,873,926     2,487,816
Provision for loan losses               204,270       197,841       186,645       243,000       218,061
Other income                          1,203,961     1,151,183       838,882       816,385       811,034
Other expense                         4,244,061     3,563,813     2,768,056     2,477,119     2,322,022
Net earnings                          1,038,807     1,057,884       885,407       677,367       532,333
Basic earnings per share (3)               1.24          1.26          1.06           .81           .64

ASSET QUALITY RATIOS
Nonperforming assets
     to total assets                       0.43%         0.04%         0.40%         0.37%         0.53%
Net chargeoffs to average loans            0.17%         0.15%         0.13%         0.53%         0.63%
Allowance for loan losses
     to total loans                        1.45%         1.44%         1.50%         1.27%         1.25%
Allowance for loan losses
     to nonperforming assets             210.55%      2146.76%       213.12%       189.18%       110.57%

KEY PERFORMANCE RATIOS

Return on average assets                   1.19%         1.39%         1.37%         1.14%         0.96%
Return on average equity                  14.44%        16.65%        17.01%        13.86%        11.91%
Net interest margin                        5.93%         5.89%         5.66%         5.29%         4.90%
Net interest spread                        5.17%         5.23%         4.98%         4.86%         4.49%
Average equity to
     average assets                        8.27%         8.32%         8.06%         8.25%         8.04%
Other expense to
     average assets                        4.88%         4.67%         4.29%         4.18%         4.18%
Efficiency ratio (4)                      71.65%        66.76%        65.38%        67.12%        70.39%
Dividends per share                         .25           .25           .25           .20           .10

(1)  Net of unearned interest and the allowance for loan losses.
(2) Information from 1994 forward includes net unrealized gain (loss) on securities available for sale, net of tax
(3)  All years presented are adjusted for the implementation of SFAS 128.
(4) The efficiency ratio is calculated by dividing other expense by the sum of net interest income and other income.



Common Stock Information

There currently is no established trading market for the Company's Common Stock, and trading of the Company's Common Stock is generally confined to the Paulding County, Georgia area. During the year ended December 31, 1997, the Company believes that the trading prices of the Company's Common Stock have ranged between $12.50 and $20.00 per share.

The Company paid cash dividends on its Common Stock of $.25 per share to stockholders of record as of March 10, 1997, and the Company has declared a dividend of $.25 per share payable to stockholders of record as of March 9, 1998. The payment of dividends by the Company, however, is in the discretion of the Board of Directors and is effectively limited by federal and state statutes and regulations.

The Company had 737 shareholders of record as of March 2, 1998.

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Community Trust Financial Services Corporation, Inc.


We have audited the accompanying consolidated balance sheets of Community Trust Financial Services Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Trust Financial Services Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        /s/ Porter-Keadle Moore LLP


Atlanta, Georgia
January 31, 1998

COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1997 AND 1996

Assets
------

                                                                                            1997         1996
                                                                                         ----------   -----------
Cash and due from banks, including reserve
requirements of $578,000 and $534,000                                                 $   4,022,304    3,011,164
Federal funds sold                                                                        4,510,000    7,020,000
                                                                                         ----------   ----------
Cash and cash equivalents                                                                 8,532,304   10,031,164
Securities available for sale                                                            23,021,011   22,418,690
Other investments                                                                           301,100      255,000
Loans, net                                                                               56,359,625   48,712,195
Premises and equipment                                                                    2,141,654    2,296,111
Accrued interest receivable and other assets                                              1,549,087    1,490,458
                                                                                         ----------   ----------
                                                                                      $  91,904,781   85,203,618
                                                                                         ==========   ==========

Liabilities and Stockholders' Equity
------------------------------------
Deposits:
Demand                                                                                $  12,105,179    9,648,648
Interest-bearing demand                                                                  18,644,247   17,211,638
Savings                                                                                  14,808,283   15,546,932
Time                                                                                     21,589,280   21,280,978
Time, in excess of $100,000                                                              14,834,114   13,209,565
                                                                                         ----------   ----------
Total deposits                                                                           81,981,103   76,897,761
                                                                                         ==========   ==========

Accrued interest payable and other liabilities                                            1,253,846    1,420,233

Notes payable                                                                               800,000            -
                                                                                         ----------   ----------

Total liabilities                                                                        84,034,949   78,317,994
                                                                                         ----------   ----------
Commitments
Minority interest                                                                                 -        7,748
                                                                                         ----------   ----------
Stockholders' equity:
Common stock, par value $2.50, authorized 5,000,000
shares, issued and outstanding 841,324 and 839,164 shares                                 2,103,310    2,097,910
Additional paid-in capital                                                                2,109,602    2,101,401
Retained earnings                                                                         3,511,989    2,682,999
Unrealized gain (loss) on securities available for sale, net of tax                         144,931       (4,434)
                                                                                         ----------   ----------
Total stockholders' equity                                                                7,869,832    6,877,876
                                                                                         ----------   ----------
                                                                                      $  91,904,781   85,203,618
                                                                                         ==========   ==========

         See accompanying notes to consolidated financial statements.

  COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF EARNINGS
  FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                   1997            1996           1995
                                                                              ---------------   ----------   --------------
Interest income:
Interest and fees on loans                                                 $       6,075,240    5,462,059        4,307,281
Interest on federal funds sold                                                       243,198      221,396          192,222
Interest and dividends on investment securities:
U.S. Treasuries                                                                      448,588      164,666          142,771
U.S. Government agencies and mortgage backed                                         642,578      873,567          837,399
State, county and municipal                                                          197,710      114,474           79,363
Other                                                                                 23,100       12,806            4,441
                                                                                   ---------    ---------        ---------
Total interest income                                                              7,630,414    6,848,968        5,563,477
                                                                                   ---------    ---------        ---------
Interest expense:
Interest on deposits:
Demand                                                                               397,555      410,932          396,100
Savings                                                                              391,036      375,845          436,236
Time                                                                               1,276,222    1,173,908          926,137
Time in excess of $100,000                                                           817,029      663,640          409,190
Other interest                                                                        28,871       37,291              790
                                                                                   ---------    ---------        ---------
Total interest expense                                                             2,910,713    2,661,616        2,168,453
                                                                                   ---------    ---------        ---------
Net interest income                                                                4,719,701    4,187,352        3,395,024
Provision for loan losses                                                            204,270      197,841          186,645
                                                                                   ---------    ---------        ---------
Net interest income after provision for loan losses                                4,515,431    3,989,511        3,208,379
                                                                                   ---------    ---------        ---------
Other income:
Service charges on deposit accounts                                                  932,593      829,701          733,226
Appraisal fees                                                                        96,952       88,565           77,435
Insurance commissions                                                                247,395      185,185           26,710
Losses on sales of securities available for sale                                      (3,219)      (9,851)         (19,247)
Equity in loss of CashTrans                                                         (111,145)           -                -
Miscellaneous                                                                         41,385       57,583           20,758
                                                                                   ---------    ---------        ---------
Total other income                                                                 1,203,961    1,151,183          838,882
                                                                                   ---------    ---------        ---------
Other expenses:
Salaries and employee benefits                                                     2,249,382    1,902,662        1,355,069
Occupancy                                                                            651,088      545,604          447,497
Other operating                                                                    1,343,591    1,115,547          965,490
                                                                                   ---------    ---------        ---------
Total other expenses                                                               4,244,061    3,563,813        2,768,056
                                                                                   ---------    ---------        ---------
Earnings before income taxes and minority interest                                 1,475,331    1,576,881        1,279,205
Income taxes                                                                         444,272      507,639          397,533
Minority interest in loss (earnings) of consolidated subsidiary                        7,748      (11,358)           3,735
                                                                              --------------    ---------    -------------
Net earnings                                                               $       1,038,807    1,057,884          885,407
                                                                                   =========    =========        =========

Net earnings per share                                                     $            1.24         1.26             1.06
                                                                                   =========    =========        =========
Net earnings per share - assuming dilution                                 $            1.18         1.23             1.04
                                                                                   =========    =========        =========

         See accompanying notes to consolidated financial statements.

COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                           Unrealized
                                                                                          Gain (Loss)
                                                                                         On Securities
                                         Common Stock         Additional                   Available
                                    -----------------------     Paid-In      Retained      for Sale,
                                     Shares       Amount        Capital      Earnings      Net of Tax       Total
                                    --------   ------------   -----------   ----------   --------------   ----------

Balance, December 31, 1994          834,999     $2,087,497     2,087,498    1,159,582         (391,425)   4,943,152

Net earnings                              -              -             -      885,407                -      885,407

Cash dividends declared
($.25 per share)                          -              -             -     (208,749)               -     (208,749)

Exercise of stock options             1,500          3,750         3,795            -                -        7,545

Change in unrealized gain
(loss) on securities available
for sale, net of tax                      -              -             -            -          404,551      404,551
                                    -------    -----------    ----------    ---------    -------------    ---------

Balance, December 31, 1995          836,499      2,091,247     2,091,293    1,836,240           13,126    6,031,906

Net earnings                              -              -             -    1,057,884                -    1,057,884

Cash dividends declared
($.25 per share)                          -              -             -     (209,125)               -     (209,125)

Exercise of stock options             3,665          9,163        12,608            -                -       21,771

Purchase and retirement of
stock ($7.00 per share)              (1,000)        (2,500)       (2,500)      (2,000)               -       (7,000)

Change in unrealized gain
(loss) on securities available
for sale, net of tax                      -              -             -            -          (17,560)     (17,560)
                                    -------    -----------    ----------    ---------    -------------    ---------

Balance, December 31, 1996          839,164      2,097,910     2,101,401    2,682,999           (4,434)   6,877,876

Net earnings                              -              -             -    1,038,807                -    1,038,807

Cash dividends declared
($.25 per share)                          -              -             -     (209,817)               -     (209,817)

Exercise of stock options             2,160          5,400         8,201            -                -       13,601

Change in unrealized gain
(loss) on securities available
for sale, net of tax                      -              -             -            -          149,365      149,365
                                    -------    -----------    ----------    ---------    -------------    ---------

Balance, December 31, 1997          841,324     $2,103,310     2,109,602    3,511,989          144,931    7,869,832
                                    =======    ===========    ==========    =========    =============    =========

         See accompanying notes to consolidated financial statements.

COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                               1997           1996          1995
                                                                            -----------   ------------   -----------
Cash flows from operating activities:
Net earnings                                                             $   1,038,807      1,057,884       885,407
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation, amortization and accretion                                       359,789        258,390       173,268
Provision for loan losses                                                      204,270        197,841       186,645
Provision for deferred income taxes                                            (67,537)       (34,885)      (64,935)
Equity in loss of CashTrans                                                    111,145              -             -
Loss on sales of securities available for sale                                   3,219          9,851        19,247
Minority interest in earnings (loss) of consolidated subsidiary                 (7,748)        11,358        (3,735)
Change in:
Interest receivable                                                           (144,020)       (39,440)     (337,010)
Other assets                                                                  (111,493)      (496,642)      (96,804)
Interest payable                                                                64,397        216,603       278,620
Other liabilities                                                             (230,784)       236,595        81,510
                                                                            ----------    -----------    ----------
Net cash provided by operating activities                                    1,220,045      1,417,555     1,122,213
                                                                            ----------    -----------    ----------
Cash flows from investing activities:


Proceeds from maturities of securities held to maturity                              -              -        50,000
Proceeds from sales of securities available for sale                         1,990,000      3,111,819     3,458,909
Proceeds from calls and maturities of securities
available for sale                                                           4,197,038      7,927,426     3,613,539
Purchase of securities available for sale                                   (6,538,282)   (12,851,633)   (9,600,664)
Purchases of other investments                                                 (46,100)             -             -
Net increase in loans                                                       (7,851,700)   (10,595,179)   (4,024,331)
Purchases of premises and equipment                                           (107,987)      (354,465)     (316,275)
Investment in CashTrans                                                        (49,000)             -             -
                                                                            ----------    -----------    ----------
Net cash used by investing activities                                       (8,406,031)   (12,762,032)   (6,818,822)
                                                                            ----------
Cash flows from financing activities:
Net change in deposits                                                       5,083,342     15,662,472     3,946,184
Proceeds from notes payable                                                    800,000              -             -
Retirement of common stock                                                           -         (7,000)            -
Proceeds from exercise of stock options                                         13,601         21,771         7,545
Cash dividends paid                                                           (209,817)      (209,125)     (208,749)
                                                                            ----------    -----------    ----------
Net cash provided by financing activities                                    5,687,126     15,468,118     3,744,980
                                                                            ----------    -----------    ----------
Net change in cash and cash equivalents                                     (1,498,860)     4,123,641    (1,951,629)
Cash and cash equivalents at beginning of year                              10,031,164      5,907,523     7,859,152
                                                                            ----------    -----------    ----------
Cash and cash equivalents at end of year                                 $   8,532,304     10,031,164     5,907,523
                                                                            ==========    ===========    ==========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest                                                                 $   2,846,316      2,445,013     1,889,833
Income taxes                                                             $     500,000        690,000       460,000
Noncash investing and financing activities:
Transfers of investment securities, at amortized cost,
to securities available for sale                                         $           -              -     1,758,676
Change in unrealized loss on securities available
for sale, net of tax                                                     $     149,365        (17,560)      404,551

         See accompanying notes to consolidated financial statements.

COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Presentation and Reclassification
     ------------------------------------------
     The consolidated financial statements for the years ended December 31, 1997 and 1996 include the accounts of Community Trust Financial Services Corporation (the "Company"), its wholly-owned subsidiaries, Community Trust Bank (the "Bank") and Metroplex Appraisals, Inc. ("Metroplex"), and a 75% owned subsidiary, Community Loan Company ("CLC"). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

     The Company's business is primarily conducted by its subsidiaries. The Company is subject to regulation under the Bank Holding Company Act of 1956.

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

     In September 1995, the Company acquired a 75% interest in CLC through the purchase of $375 of newly issued shares. CLC was incorporated for the purpose of acquiring and operating existing consumer finance companies under the direction of the Company. In February 1996, the Company obtained approval from the DBF and the Federal Reserve Bank to acquire two additional consumer finance company offices through CLC. The purchase price related to these acquisitions was approximately $921,000 and resulted in additional tangible assets of $775,000, comprised principally of loans. The operations of CLC, located in the Georgia cities of Rockmart, Rossville and Woodstock, are funded principally through a line of credit arrangement with the Company.

     In May 1997, the Company entered into a joint venture to establish a nonbank subsidiary, Cash Transactions, LLC ("CashTrans"), that sells, leases, and services automated teller machines. The Company owns 49% of the equity of CashTrans through an initial capital contribution of $49,000. Additionally the Company and the Bank have loans to CashTrans totalling approximately $853,000. The joint venture is accounted for using the equity method of accounting.

     The accounting principles followed by the Company and its subsidiaries, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices within the banking industry. In preparing financial statements, in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in an operating cycle of one year include, but are not limited to, the determination of the allowance for loan losses, the valuation of any real estate acquired in connection with foreclosures or in satisfaction of loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

     Cash and Cash Equivalents
     -------------------------
     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

     Investment Securities
     ---------------------

     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. At December 31, 1997 and 1996, the Company has classified all securities as available for sale.

     Securities available for sale consist of all investment securities not classified as trading securities or securities held to maturity and are recorded at fair value. Securities held to maturity are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

     COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Investment Securities, continued
     ---------------------
     A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Other Investments
     -----------------
     Other investments include equity securities with no readily determinable fair value. These investment securities are carried at cost.

     Loans, Loan Fees and Allowance for Loan Losses
     ----------------------------------------------
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest on primarily all loans is calculated principally by using the simple interest method on the daily balance of the principal amount outstanding. Loan fees, net of certain origination costs, are deferred and are being amortized over the lives of the respective loans.

     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting.

     As a result of management's ongoing review of the loan portfolio, loans are placed on nonaccrual status generally when they are greater than 90 days past due. Exceptions are allowed for loans greater than 90 days past due when such loans are well collateralized and in process of collection.

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

            Buildings and improvements        20 - 31 years
            Furniture and equipment            3 - 10 years

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Income Taxes
     ------------
     Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

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

     Net Earnings Per Share
     ----------------------
     Statement of Financial Accounting Standard SFAS No. 128 "Earnings Per Share" became effective for the Company for the year ended December 31, 1997. This new standard specifies the computation, presentation and disclosure requirements for earnings per share and is designed to simplify previous earnings per share standards and to make domestic and international practices more compatible. Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. All net earnings per share amounts have been restated to conform to the provisions of SFAS No. 128.

     SFAS No. 128 requires the presentation on the face of the earnings statement of net earnings per share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the new statement requires the reconciliation of the amounts used in the computation of both "net earnings per share" and "net earnings per share - assuming dilution." Net earnings per share amounts for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                             Net Earnings    Common Shares    Per Share
FOR THE YEAR ENDED DECEMBER 31, 1997                          (Numerator)    (Denominator)     Amount
                                                             -------------   --------------   ---------

Net earnings per share                                   $      1,038,807          839,633        $1.24
Effect of dilutive securities:                                                                    =====
  Stock options                                                         -           40,181
                                                                ---------          -------

Net earnings per share - assuming dilution               $      1,038,807          879,814        $1.18
                                                                =========          =======        =====

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Net Earnings Per Share, continued
     ----------------------

                                                             Net Earnings    Common Shares    Per Share
FOR THE YEAR ENDED DECEMBER 31, 1996                          (Numerator)    (Denominator)     Amount
                                                             -------------   --------------   ---------

Net earnings per share                                         $1,057,884          836,541        $1.26
                                                                                                  =====
Effect of dilutive securities:
  Stock options                                                         -           26,172
                                                               ----------          -------

Net earnings per share - assuming dilution                     $1,057,884          862,713        $1.23
                                                               ==========          =======        =====
                                                             Net Earnings    Common Shares    Per Share
FOR THE YEAR ENDED DECEMBER 31, 1995                          (Numerator)    (Denominator)     Amount
                                                             -------------   --------------   ---------

Net earnings per share                                         $ 885,407           835,513        $1.06
                                                                                                  =====
Effect of dilutive securities:
  Stock options                                                         -           17,406
                                                               ----------          -------

Net earnings per share - assuming dilution                     $  885,407          852,919        $1.04
                                                               ==========          =======        =====

     Recent Accounting Pronouncements
     --------------------------------

     In June 1997, the Financial Accounting Standards Board issued State of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 131 specifies the presentation and disclosure of operating segment information reported in the annual report and interim reports issued to stockholders. The provisions of both statements are effective for fiscal years beginning after December 15, 1997. The management of the Company believes that the adoption of these statements will not have a material impact on the Company's financial position, results of operations, or liquidity.


(2)  INVESTMENT SECURITIES

     Securities available for sale at December 31, 1997 and 1996 are summarized as follows:

                                                                                December 31, 1997
                                                 -----------------------------------------------------------------------------
                                                                             Gross            Gross             Estimated
                                                        Amortized         Unrealized        Unrealized            Fair
                                                          Cost               Gains            Losses              Value
                                                    -----------------   ---------------   --------------   -------------------


U S. Treasuries                                           $ 6,759,210            57,933            1,195             6,815,948
U S. Government agencies                                    8,890,080            66,729           16,666             8,940,143
Mortgage-backed securities                                  2,080,988             9,245           19,523             2,070,710
State, county and municipal                                 5,057,225           136,985                -             5,194,210
                                                          -----------           -------           ------            ----------

Total                                                     $22,787,503           270,892           37,384            23,021,011
                                                          ===========           =======           ======            ==========

     COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(2)  INVESTMENT SECURITIES, CONTINUED

                                                                                December 31, 1996
                                                 ----------------------------------------------------------------------------
                                                                             Gross            Gross            Estimated
                                                        Amortized         Unrealized       Unrealized            Fair
                                                          Cost               Gains           Losses              Value
                                                    -----------------   ---------------   -------------   -------------------


U S. Treasuries                                           $ 7,739,666            38,726           8,771             7,769,621
U S. Government agencies                                    9,500,465            34,391          73,445             9,461,411
Mortgage-backed securities                                  2,501,897            10,780          41,855             2,470,822
State, county and municipal                                 2,683,811            39,049           6,024             2,716,836
                                                           ----------           -------         -------            ----------

Total                                                     $22,425,839           122,946         130,095            22,418,690
                                                           ==========           =======         =======            ==========

     The amortized cost and estimated fair value of securities available for sale at December 31, 1997, by contractual maturity, are shown below.
     Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                          Amortized      Estimated
                                                                             Cost        Fair Value
                                                                         ------------   ------------

        Due within one year                                               $ 3,135,478      3,136,171
        Due from one to five years                                         13,437,019     13,535,743
        Due from five to ten years                                            479,000        481,130
        Due after ten years                                                 3,655,018      3,797,257
        Mortgage-backed securities                                          2,080,988      2,070,710
                                                                           ----------     ----------

                                                                          $22,787,503     23,021,011
                                                                           ==========     ==========

     Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $1,990,000, $3,111,819, and $3,458,909. Gross losses of $3,219,
     $9,851 and $19,247 were realized on 1997, 1996 and 1995 sales, respectively.

     Investment securities with a carrying value of approximately $15,712,000 and $12,333,000 as of December 31, 1997 and 1996, respectively, were pledged to secure public deposits as required by law or for other purposes.


(3)  LOANS
     Major classifications of loans at December 31, 1997 and 1996 are summarized as follows:

                                                                                           1997          1996
                                                                                       -----------   ------------

          Commercial, financial and agricultural                                       $ 7,765,358      5,840,546
          Real estate - construction                                                     8,308,349      7,274,577
          Real estate - mortgage                                                        30,833,493     26,936,164
          Consumer                                                                      10,281,657      9,374,426
                                                                                        ----------     ----------

          Total loans                                                                   57,188,857     49,425,713

          Less:  Allowance for loan losses                                                 829,232        713,518
                                                                                        ----------     ----------

          Total net loans                                                              $56,359,625     48,712,195
                                                                                        ==========     ==========

     The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located in its trade area, primarily Paulding County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(3)   LOANS, CONTINUED
      Changes in the allowance for loan losses are summarized as follows:

                                                                                      1997        1996          1995
                                                                                  ----------   -----------   -----------
          Balance at beginning of year                                             $713,518       583,306       444,368
          Amounts charged off                                                      (145,825)      (90,263)      (60,875)
          Recoveries on amounts previously charged off                               57,269        22,634        13,168
          Provision charged to operating expenses                                   204,270       197,841       186,645
                                                                                   --------       -------       -------

          Balance at end of year                                                   $829,232       713,518       583,306
                                                                                   ========       =======       =======

(4)   PREMISES AND EQUIPMENT
      Premises and equipment at December 31, 1997 and 1996 are summarized as follows:

                                                                                          1997          1996
                                                                                     -------------   ------------

          Land                                                                          $  375,403        375,403
          Land improvements                                                                 67,254         67,254
          Buildings and improvements                                                     1,700,061      1,693,638
          Furniture and equipment                                                        1,718,463      1,621,186
                                                                                         ---------      ---------

                                                                                         3,861,181      3,757,481
          Less:  Accumulated depreciation                                                1,719,527      1,461,370
                                                                                         ---------      ---------

                                                                                        $2,141,654      2,296,111
                                                                                         =========      =========

      Depreciation expense was approximately $257,000, $222,000 and $176,000 for the years ended December 31, 1997, 1996 and 1995, respectively.


(5)   TIME DEPOSITS
      At December 31, 1997, the scheduled maturities of time deposits are as follows:

                    1998                                                               $24,578,850
                    1999                                                                 5,799,396
                    2000                                                                 3,001,759
                    2001                                                                 1,687,322
                    2002 and thereafter                                                  1,356,067
                                                                                        ----------

                                                                                       $36,423,394
                                                                                        ==========


(6)   NOTES PAYABLE
      In November 1997, the Company obtained a $2,500,000 line of credit with another financial institution. The debt is collateralized by 100% of the stock of the Bank and calls for interest to be paid quarterly at the prime rate less 50 basis points. The balance is to be paid in 10 equal annual installments beginning in December 1999 and maturing in November 2008. The loan agreement contains covenants relating to the level of the allowance for loan losses, payments of dividends, regulatory capital adequacy and return on average assets.

      During 1996, the Bank entered into an agreement with the Federal Home Loan Bank (FHLB) to provide the Bank credit facilities. Any amounts advanced by the FHLB are secured under a blanket floating lien covered by all of the Bank's 1-4 family first mortgage loans. The Bank may draw advances up to 75% of the outstanding balance of these loans based on the agreement with the FHLB. The Bank has no borrowings from the FHLB outstanding as of December 31, 1997 and 1996.

    COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(7) COMMITMENTS
    The Company leases certain facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 1997 are as follows:

                    1998                                                                   $ 78,355
                    1999                                                                     73,700
                    2000                                                                     55,775
                    2001                                                                     35,000
                    2002                                                                     40,000
                    Thereafter                                                              160,000
                                                                                           --------

                                                                                           $442,830
                                                                                           ========

    Rental expense for each of the three years in the period ended December 31, 1997 totalled approximately $83,000, $77,000 and $58,000, respectively.

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

                                                                                        Approximate
                                                                                      Contract  Amount
                                                                                   ----------------------
                                                                                      1997        1996
                                                                                   ----------   ---------
          Financial instruments whose contract
          amounts represent credit risk:
          Commitments to extend credit                                             $9,258,000   7,875,000

          Standby letters of credit and
          financial guarantees written                                             $  666,000     608,000

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

    COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(8) STOCKHOLDERS' EQUITY
    During 1996, the Company repurchased and retired 1,000 shares of common stock for $7,000. The excess of the cost of shares acquired over the par value resulted in a reduction of additional paid-in capital based on the per share amounts of additional paid-in capital for all shares, with the difference charged to retained earnings.

(9) REGULATORY MATTERS
    Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions for the Bank are based on the level of regulatory classified assets, prior year's earnings, and the ratio of equity capital to total assets. The Bank may declare dividends of approximately $590,000 during 1998 without prior regulatory approval.

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

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

    COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(9) REGULATORY MATTERS, CONTINUED
    As of December 31, 1997, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. The Company and the Bank's actual capital amounts and ratios are also presented below.

                                                                                         To Be Well
                                                                                     Capitalized Under
                                                                 For Capital         Prompt Corrective
                                             Actual           Adequacy Purposes      Action Provisions
                                      --------------------   --------------------   --------------------
                                        Amount      Ratio      Amount      Ratio      Amount      Ratio
                                      -----------   ------   -----------   ------   -----------   ------
As of December 31, 1997:
Total Capital
  (to Risk Weighted Assets)
  Consolidated                         $8,214,000    13.8%    $4,777,000     8.0%       N/A        N/A
  Bank                                 $6,993,000    12.1%    $4,610,000     8.0%    $5,762,000    10.0%
Tier 1 Capital
  (to Risk Weighted Assets)
  Consolidated                         $7,460,000    12.5%    $2,389,000     4.0%       N/A        N/A
  Bank                                 $6,273,000    10.9%    $2,305,000     4.0%    $3,457,000     6.0%
Tier 1 Capital
  (to Average Assets)
  Consolidated                         $7,460,000     8.6%    $3,479,000     4.0%       N/A        N/A
  Bank                                 $6,273,000     7.0%    $3,569,000     4.0%    $4,461,000     5.0%

As of December 31, 1996:
Total Capital
  (to Risk Weighted Assets)
  Consolidated                         $7,254,000    12.8%    $4,527,000     8.0%       N/A        N/A

  Bank                                 $6,035,000    10.9%    $4,430,000     8.0%    $5,538,000    10.0%
Tier 1 Capital
  (to Risk Weighted Assets)
  Consolidated                         $6,546,000    11.6%    $2,263,000     4.0%       N/A        N/A
  Bank                                 $5,343,000     9.7%    $2,215,000     4.0%    $3,323,000     6.0%
Tier 1 Capital
  (to Average Assets)
  Consolidated                         $6,546,000     8.0%    $3,291,000     4.0%       N/A        N/A
  Bank                                 $5,343,000     6.4%    $3,334,000     4.0%    $4,168,000     5.0%

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(10) EMPLOYEE AND DIRECTOR BENEFIT PROGRAMS
     The Company has an Incentive Stock Option Plan whereby options to purchase up to 40,000 shares of stock can be granted to employees at the discretion of the Board of Directors at the fair value at the date of grant. The options are exercisable within ten years of the grant date, contingent upon the employment of the optionee for one year from the date of grant.

     The following is a summary of transactions for the incentive stock option plan:

                                               1997                 1996                 1995
                                        ------------------   ------------------   -------------------
                                                 Wtd. Avg.            Wtd. Avg.             Wtd. Avg.
                                                  Option               Option                Option
                                        Option   Price Per   Option   Price Per   Option    Price Per
                                        Shares     Share     Shares     Share     Shares      Share
                                        ------   ---------   ------   ---------   -------   ---------

         Outstanding, beginning of
         year                              696       $5.00      696       $5.00    2,196        $5.02
         Exercised during the year           -           -        -               (1,500)       $5.03
                                           ---                  ---               ------

         Outstanding, end of year          696       $5.00      696       $5.00      696        $5.00
                                           ===                  ===               ======

     All options are exercisable as of December 31, 1997, 1996 and 1995. All options expire on April 18, 1998.

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

     SFAS No. 123, "Accounting for Stock-Based Compensation," became effective January 1, 1996. This statement encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense. The Company has chosen not to adopt the cost recognition principles of this statement. No compensation expense has been recognized in 1997, 1996 or 1995 related to the stock option plan. Had compensation cost been determined based upon the fair value of the options at the grant dates consistent with the method of the new statement, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                                                            1997         1996             1995
                                                                         ----------   -----------      ------------

          Net earnings                            As reported             $1,038,807     1,057,884         885,407
                                                  Proforma                $  997,794     1,035,856         867,266

          Net earnings per share                  As reported             $     1.24          1.26            1.06
                                                  Proforma                $     1.19          1.23            1.04

          Net earnings per share - assuming
          dilution                                As reported             $     1.18          1.23            1.04
                                                  Proforma                $     1.13          1.20            1.02

     The fair value of each option is estimated on the date of grant using the minimum value options-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995 respectively: dividend yields of 2%, 2% and 3%, respectively; risk free interest rate of 6%; and an expected life of 10 years.

       COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(10)   EMPLOYEE AND DIRECTOR BENEFIT PROGRAMS, CONTINUED
       A summary of activity in these stock option plans is presented below:

                                                  1997                     1996                       1995
                                         ----------------------   -----------------------   -------------------------
                                                      Weighted                 Weighted                    Weighted
                                                      Average                   Average                    Average
                                                       Option                   Option                      Option
                                          Option       Price       Option        Price        Option        Price
                                          Shares     Per Share     Shares      Per Share      Shares      Per Share
                                         ---------   ----------   ---------   -----------   ----------   ------------

         Outstanding, beginning of
         year                              90,604        $ 7.68     84,900         $ 7.14      75,000          $ 6.64
         Granted during the year           15,000        $15.53     10,269         $11.57      14,000          $10.01
         Cancelled during the year              -                     (900)        $ 7.88      (4,100)         $ 7.88
         Exercised during the year         (2,160)       $ 6.30     (3,665)        $ 5.94           -
                                          -------                   ------                     ------

         Outstanding, end of year         103,444        $ 8.85     90,604         $ 7.68      84,900          $ 7.14
                                          =======                   ======                     ======

         Number of shares exercisable      77,363                   63,827                     45,053
                                          =======                   ======                     ======

       The weighted average grant-date fair value of options granted in 1997, 1996 and 1995 was $4.41, $3.46 and $2.09, respectively. For these employee and director stock options, options outstanding at December 31, 1997 are exercisable at option prices ranging from $5.78 to $15.79 as presented in the table above. Such options have a weighted average remaining contractual life of approximately 8 years.

       The Company has a 401(k) Profit Sharing Plan which is available to substantially all employees subject to certain service requirements. The Company's contribution is at the discretion of the Board of Directors and cannot exceed 6% of the employee's compensation. The contribution by the Company for 1997, 1996 and 1995 was approximately $26,600, $20,300 and $21,500, respectively.

(11)   INCOME TAXES
       The components of income tax expense for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                          1997             1996         1995
                                                      -------------     ----------   ----------
          Current                                        $   511,809      542,524      462,468
          Deferred                                           (67,537)     (34,885)     (38,204)
          Change in valuation allowance                            -            -      (26,731)
                                                             -------      -------      -------

                                                         $   444,272      507,639      397,533
                                                             =======      =======      =======

    The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes and minority interest are as follows:

                                                                                   1997             1996          1995
                                                                            ------------------   -----------   ----------

          Pretax income at statutory rates                                       $     501,613       536,140      434,930
          Add (deduct):
          Tax-exempt interest income                                                  (76,374)      (49,700)     (41,038)
          Non-deductible interest expense                                               9,760         5,646        5,090
          State taxes, net of federal effect                                           12,737        22,973            -
          Other                                                                        (3,464)       (7,420)      (1,449)
                                                                                      -------       -------      -------

                                                                                 $    444,272       507,639      397,533
                                                                                      =======       =======      =======

      COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(11)  INCOME TAXES, CONTINUED
      The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset which is included as a component of other assets.

                                                                                             1997          1996
                                                                                         -----------   -----------

              Deferred tax assets:
              Net unrealized loss on securities available for sale                         $       -         2,714
              Allowance for loan losses                                                      246,150       188,790
              Other                                                                            4,881             -
                                                                                           ---------       -------

              Gross deferred tax assets                                                      251,031       191,504
                                                                                           ---------       -------

              Deferred tax liabilities:
              Premises and equipment                                                         (56,552)      (61,848)
              Net unrealized gain on securities available for sale                           (88,628)            -
                                                                                           ---------       -------

              Gross deferred tax liabilities                                                (145,180)      (61,848)
                                                                                           ---------       -------

              Net deferred tax asset                                                       $ 105,851       129,656
                                                                                           =========       =======

(12)  RELATED PARTY TRANSACTIONS
      The Company conducts transactions with directors, executive officers (including companies in which they have beneficial interest) as well as its unconsolidated subsidiaries in the normal course of business. It is the policy of the Company that loan transactions with directors, executive officers and subsidiaries be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 1997:

         Beginning balance       $  265,000
         Loans advanced           1,310,000
         Repayments                (435,000)
                                 ----------

         Ending balance          $1,140,000
                                 ==========
   The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $2,461,000 and $2,089,000 at December 31, 1997 and 1996.

(13)  SUPPLEMENTAL FINANCIAL DATA
      Components of other operating expenses in excess of 1% of total interest income and other income for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                                                1997             1996         1995
                                                                            ------------      ----------   ----------

          Printing and supplies                                                $ 108,040           94,354       71,332
          Data processing                                                      $ 126,087          128,702      123,293
          FDIC assessment                                                      $   8,995            2,000       64,146
          Directors fees                                                       $  98,250           81,950       73,300
          Advertising                                                          $ 125,702           63,191       62,738

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(14) COMMUNITY TRUST FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

   Balance Sheets

   December 31, 1997 and 1996

                                Assets                                               1997          1996
                                                                                 ------------   -----------

          Cash                                                                     $   26,017       285,402
          Investment in subsidiaries                                                6,379,530     5,384,441
          Loans to subsidiaries                                                     2,071,348     1,089,764
          Other assets                                                                192,937       126,451
                                                                                   ----------     ---------

                                                                                   $8,669,832     6,886,058
                                                                                   ==========     =========

  Liabilities and Stockholders' Equity
  ------------------------------------

          Other liabilities                                                        $        -         8,182
          Note payable                                                                800,000             -
          Stockholders' equity                                                      7,869,832     6,877,876
                                                                                   ----------     ---------

                                                                                   $8,669,832     6,886,058
                                                                                   ==========     =========

  Statements of Earnings

  For the Years Ended December 31, 1997, 1996 and 1995

                                                                               1997              1996          1995
                                                                          -------------   ------------   -----------

          Interest income                                                   $  104,672         51,239             -
          Dividends from Bank                                                  250,000      1,311,354       499,804
          Dividends from Metroplex                                                   -         25,000             -
          Other operating expenses                                            (202,099)       (81,774)      (52,079)
                                                                            ----------      ---------       -------

          Earnings before income tax benefit and equity
          in undistributed earnings of subsidiaries                            152,573      1,305,819       447,725

          Income tax benefit                                                    89,510          9,282        12,567
                                                                            ----------      ---------       -------

          Earnings before equity in undistributed
          earnings of subsidiaries                                             242,083      1,315,101       460,292

          Dividends paid in excess of earnings of subsidiaries                       -       (257,217)            -

          Equity in undistributed earnings of subsidiaries                     796,724              -       425,115
                                                                            ----------      ---------       -------

          Net earnings                                                      $1,038,807      1,057,884       885,407
                                                                            ==========      =========       =======

  COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(14) COMMUNITY TRUST FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

  Statements of Cash Flows

  For the Years Ended December 31, 1997, 1996 and 1995


                                                                                1997              1996          1995
                                                                         ------------------   ------------   -----------

          Cash flows from operating activities:
          Net earnings                                                         $  1,038,807      1,057,884       885,407
          Adjustments to reconcile net earnings to
          net cash provided by operating activities:
          Equity in undistributed earnings of subsidiaries                        (796,724)       257,217      (425,115)
          Amortization                                                                   -          4,743        18,974
          Other                                                                    (74,668)      (170,093)      (16,668)
                                                                               -----------      ---------      --------

          Net cash provided by operating activities                                167,415      1,149,751       462,598
                                                                               -----------      ---------      --------

          Cash flows from investing activities:
          Investment in CLC                                                              -              -          (375)
          Investment in CashTrans                                                  (49,000)             -             -
          Loans to subsidiaries                                                   (981,584)      (839,764)     (250,000)
                                                                               -----------      ---------     ---------

          Net cash used by investing activities                                 (1,030,584)      (839,764)     (250,375)
                                                                               -----------      ---------     ---------

          Cash flows from financing activities:
          Proceeds from note payable                                               800,000              -             -
          Cash dividends paid                                                     (209,817)      (209,125)     (208,749)
          Proceeds from exercise of stock options                                   13,601         21,771         7,545
          Retirement of common stock                                                     -         (7,000)            -
                                                                               -----------      ---------      --------

          Net cash provided (used) by financing activities                         603,784       (194,354)     (201,204)
                                                                               -----------      ---------     ---------

          Net change in cash                                                      (259,385)       115,633        11,019

          Cash at beginning of the year                                            285,402        169,769       158,750
                                                                               -----------      ---------      --------

          Cash at end of the year                                              $    26,017        285,402       169,769
                                                                               ===========      =========      ========

          Supplemental disclosure of cash flow information:
          Noncash investing and financing activities:
          Change in unrealized loss on securities
          available for sale, net of tax, of Bank                              $   149,365        (17,560)      404,551