Form 10KSB, Exhibit 13
period 1998-12-31
COMMUNITY TRUST FINANCIAL SERVICES CORPORATION
filed 1999-03-29
CIK 869447

                                                                      EXHIBIT 13

SELECTED ANNUAL CONSOLIDATED FINANCIAL DATA

The selected annual consolidated financial data set forth below under the headings "Balance Sheet Data" and "Statement of Earnings Data" are derived from the audited consolidated financial statements of the Company and its subsidiaries. The information below should be read in conjunction with the audited financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations " set forth elsewhere herein.

                                            1998          1997         1996        1995         1994
                                        -----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Total assets                            107,528,272   91,904,781   85,203,618   68,230,620   62,835,550
Loans net                                73,504,927   56,359,625   48,712,195   38,314,857   34,477,171
Deposits                                 86,906,529   81,981,103   76,897,761   61,235,289   57,289,105
Stockholders equity                      13,971,203    7,869,832    6,877,876    6,031,906    4,943,152


STATEMENT OF EARNINGS DATA
Net interest income                       5,508,099    4,719,701    4,187,352    3,395,024    2,873,926
Provision for loan losses                   336,243      204,270      197,841      186,645      243,000
Noninterest income                        1,578,958    1,203,961    1,151,183      838,882      816,385
Noninterest expense                       4,985,623    4,236,313    3,575,171    2,764,321    2,477,119
Net earnings                              1,259,896    1,038,807    1,057,884      885,407      677,367
Basic earnings per share                       1.31         1.24         1.26         1.06          .81
Diluted earnings per share                     1.26         1.18         1.23         1.04          .80

ASSET QUALITY RATIOS
Nonperforming assets to total assets           0.57%        0.43%        0.04%        0.40%        0.37%
Net chargeoffs to average loans                0.35%        0.17%        0.15%        0.13%        0.53%
Allowance for loan losses
     to total loans                            1.26%        1.45%        1.44%        1.50%        1.27%
Allowance for loan losses
     to nonperforming assets                 152.61%      210.55%     2146.76%      213.12%      189.18%

KEY PERFORMANCE RATIOS
Return on average assets                       1.28%        1.19%        1.39%        1.37%        1.14%
Return on average equity                      12.50%       14.44%       16.65%       17.01%       13.86%
Net interest margin                            6.00%        5.93%        5.89%        5.66%        5.29%
Net interest spread                            5.18%        5.17%        5.23%        4.98%        4.86%
Average equity to
     average assets                           10.23%        8.27%        8.32%        8.06%        8.25%
Noninterest expense to
     average assets                            5.06%        4.88%        4.67%        4.29%        4.18%
Efficiency ratio /(1)/                        70.35%       71.52%       66.97%       65.29%       67.12%
Dividends per share                             .25          .25          .25          .25          .20

(1) The efficiency ratio is calculated by dividing non interest expense by the sum of net interest income and non interest income.

Common Stock Information

The Company has just completed the registration process to be listed on the OTC (Over The Counter) Bulletin Board with the help of Knox Wall, a division of Morgan Keegan & Company, Inc. (Morgan Keegan). Morgan Keegan will act as a market maker for the Company's Common Stock which is being traded under the symbol CTFV. There was no established trading market for the Company's Common Stock in 1998. During the year ended December 31, 1998, the Company believes that the trading prices of the Company's Common Stock have ranged between $15.00 and $17.13 per share.

The Company paid cash dividends on its Common Stock of $.25 per share to stockholders of record as of March 9, 1998, and the Company has declared a dividend of $.25 per share payable to stockholders of record as of March 19, 1999. The payment of dividends by the Company, however, is at the discretion of the Board of Directors and is effectively limited by the Company's regulators.

The Company had 814 shareholders of record as of March 9, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

Management's discussion and analysis of financial condition and results of operations analyzes the material changes in the consolidated balance sheets and statements of earnings presented herein for Community Trust Financial Services Corporation (the Company). The consolidated financial information herein includes the financial condition and results of operations, for all periods presented, of the Company and its wholly-owned subsidiaries, Community Trust Bank (the Bank), Metroplex Appraisals, Inc. (Metroplex), and Community Loan Company (CLC). The Company owns a 49% interest in CashTransactions, LLC (CashTrans) which is treated as an unconsolidated subsidiary for financial reporting purposes, and, accordingly, the Company's interest is reflected in the consolidated financial statements at its proportionate share.

At December 31, 1998, the Company had consolidated total assets of $107,528,272 as compared to $91,904,781 at December 31, 1997. Stockholders' equity increased approximately 77.53% to $13,971,203 or $12.17 per share at December 31, 1998, as compared to stockholders' equity of $7,869,832 or $9.35 per share at December 31, 1997. Stockholders' equity increased primarily as a result of a public offering (the Offering) in August 1998 whereby the Company sold 294,118 shares of common stock at a price of $17.00 per share. Net proceeds to the Company from the Offering, after payment of placement agent commissions and deducting the expenses of the Offering, were $4,821,662. Additionally, stockholders' equity increased in 1998 due to comprehensive income of $1,422,036. For the year ended December 31, 1998, the Company's comprehensive income consisted of $1,259,896 in net earnings and $162,140 in other comprehensive income, which is composed of changes in the unrealized gain on securities available for sale, net of tax. The Company's net interest income for the year ended December 31, 1998, increased approximately 16.70% or $788,398 from its net interest income for the year ended December 31, 1997. The Company's net earnings increased 21.28% from $1,038,807 for the year ended December 31, 1997 to $1,259,896 for the year ended December 31, 1998, while its basic earnings per share (based on the weighted average number of shares outstanding during the year) increased from $1.24 to $1.31. This increase in earnings growth compared to growth in net interest income was attributable primarily to a 31.15% increase in noninterest income that resulted largely from (i) the Bank's collection of $78,361 in mortgage origination fees related to its mortgage division which was formed in 1998, (ii) an increase of $60,785 in appraisal fees collected by Metroplex, (iii) $46,499 in gains collected by the Bank in 1998 on sales of securities, as compared to $3,219 in losses incurred by the Bank in 1997 on sales of securities, and (iv) a $46,531 decrease in the Company's equity in the loss of its unconsolidated subsidiary, CashTrans.

For the year ended December 31, 1998, the Bank recorded net earnings of $1,380,763, an increase of 16.96% or $200,245 from the year ended December 31, 1997. For the year ended December 31, 1998, CLC recorded net earnings of $42,268. For the year ended December 31, 1998, CashTrans experienced a loss of approximately $131,866 due primarily to costs associated with the acquisition and installation of 168 automated teller machines in 1998 throughout Georgia, Florida, South Carolina, Alabama and Tennessee. Under the equity method of accounting, 49% of this loss, or $64,614, is reflected in the Company's noninterest income for the year ended December 31, 1998.

Management generally is pleased with the Company's results for 1998. While it is true that the Company's results of operations for 1998 were adversely affected by CashTrans' losses, these losses were consistent with management's expectations due to the subsidiary's swift growth during its "start-up" phase. Meanwhile, the Bank has continued to experience consistent earnings growth and CLC and Metroplex performed well in 1998.

The Company's results of operations are primarily dependent upon the Bank's results of operations. The Bank represents 97.25% and 89.25%, respectively, of the Company's total assets and total revenues at December 31, 1998. The Bank's business consists primarily of attracting deposits from the general public and, with these and other funds, originating real estate loans, consumer loans, business loans, and residential and commercial construction loans. Funds not invested in the loan portfolio are invested by the Company primarily in U.S. Government and agency obligations and obligations of various states and their political subdivisions. The Company's earnings are dependent primarily upon the Bank's net interest income, which is the difference between the interest income received from its assets (primarily loans and investment securities) and the interest expense (or "cost of funds") which it pays on its liabilities (primarily deposits). The Bank's profitability also is affected by such factors as noninterest income and expenses, the provision for loan losses and income tax expense. Noninterest income consists primarily of service charges on deposits and gains or losses on the sale of investment securities. Noninterest expenses consist of salaries and employee benefits, occupancy expenses, FDIC deposit insurance premiums and other operating expenses such as data processing costs, printing, postage and supplies, and professional fees.

CLC began operations in September 1995, for the purpose of acquiring and operating consumer finance offices under the direction of the Company. Until December 31, 1998, CLC was owned 75% by the Company and 25% by an individual who is employed as the President of CLC. On December 31, 1998, the Company purchased the 25% minority interest in CLC for $8,574. CLC became a wholly-owned subsidiary of the Company in order to better support CLC's expansion into new markets. In 1998, CLC conducted its operations from four offices located in Gainesville, Rockmart, Rossville and Woodstock, Georgia, respectively. Since December 31, 1998, CLC has expanded operations through the acquisitions of two offices located in Dalton and Flowery Branch, Georgia, respectively. CLC represents 2.08% and 6.60%, respectively, of the Company's total assets and total revenues at December 31, 1998, as compared to 1.42% and 5.72%, respectively, of the Company's total assets and total revenues at December 31, 1997. Although CLC experienced a modest income of $42,268 for 1998, CLC increased its loans approximately 36.60% or $519,081. The fact that CLC has expanded operations quickly since its establishment in September 1995, through the acquisition of four existing consumer finance businesses by year end 1998, has adversely affected its profitability. Each office has been purchased through debt financing with the Company, and CLC incurs a cost of intangible assets (i.e., goodwill) upon each purchase of an existing office. CLC incurred interest expense of $163,487 on its debt to the Company in 1998, and CLC experienced cost of $41,104 for the year due to amortization of goodwill associated with the four offices purchased prior to December 31, 1998. Goodwill is typically paid in the consumer finance industry when purchasing the assets of an existing office, if the office's license issued by the Commissioner of Insurance of the State of Georgia pursuant to the Georgia Industrial Loan Act is transferred with those assets. A loan license has been transferred in association with each of CLC's purchases of existing offices. The operations of CLC were funded principally through a revolving line of credit arrangement with the Company in 1998. At December 31, 1998, $2,005,050 was outstanding under this credit facility. In February 1999, the Company chose to invest $2,500,000 in capital in CLC for the purpose of retiring this line of credit arrangement with the Company. While CLC does not have a significant impact on the consolidated results of operations of the Company, management believes that CLC represents a prudent and, ultimately, profitable means of diversifying the Company's business lines and that CLC represents a significant long-term growth opportunity for the Company.

CashTrans was formed in May, 1997, as a joint venture between the Company and JRH Diversified, Inc. to engage in the business of providing retail establishments (primarily convenience stores) with automated teller machines that are owned by CashTrans and that dispense cash or cash equivalents. As of February 1999, CashTrans has diversified its business into selling the same types of machines to retail establishments, if the retailer so desires. While CashTrans remains focused on placing its machines in space which is strategically located to encourage transactions, CashTrans will sell machines, thereby earning income on the sales and on future maintenance of the machines. CashTrans represents 0.51% and 4.46%, respectively, of the Company's total assets and total revenues at December 31, 1998, as compared to 0.46% and 1.31%, respectively, of the Company's total assets and total revenues at December 31, 1997. CashTrans' loss for 1998 was attributable primarily to costs associated with the placement by CashTrans of 168 automated teller machines in service during the year 1998. Management expects that CashTrans will require anywhere from twelve to eighteen months to recover its investment in an individual machine from service charges generated from transactions processed through that machine. The average recovery period is expected to be approximately fifteen months. Management believes that the costs incurred by CashTrans in 1998 are not unusual for start-up ventures. Management believes that the losses generated by CashTrans' initial investment in automated teller machines are short-term in nature and that, in the longer term, this investment will contribute to CashTrans' profitability. The operations of CashTrans are funded principally through a credit facility with the Company. At December 31, 1998, $738,800 was outstanding under this facility. Under this credit facility, CashTrans may borrow up to $750,000. Until the earlier of (i) the date on which total borrowings equal $750,000 or (ii) December 31, 2000 (the Conversion Date), interest only is due and payable on the last business day of each year. Interest accrues at a floating rate equal to the "prime" rate of interest as published from time to time in The Wall Street Journal plus 1%. On the Conversion Date, the outstanding principal balance becomes due and payable, monthly, over a period of 36 consecutive months. Amounts outstanding under this credit facility are personally guaranteed by James R. Henderson, the principal of JRH Diversified, Inc. Because CashTrans was initially capitalized with only $100,000, $49,000 of which represented the Company's investment, the cumulative loss of $358,693 experienced by CashTrans made it insolvent at the end of 1998. The relatively small initial capitalization of CashTrans reflects the desire of the Company and JRH Diversified, Inc. to fund CashTrans' operations with debt financing rather than equity contributions. Management believes that CashTrans' cash flow is more than adequate to service the loans that have been granted by the Company to CashTrans. Management believes that CashTrans represents a prudent and, ultimately, profitable investment for the Company as well as a significant long-term growth opportunity for the Company.

Metroplex, a wholly-owned subsidiary of the Company, was formed in 1992 as an appraisal service company. Metroplex performs appraisals of residential and commercial properties located in Paulding, Bartow, Polk, Harralson, Floyd, and Cobb counties, Georgia. Metroplex represents 0.05% and 1.86%, respectively, of the Company's total assets and total revenues at December 31, 1998, as compared to .02% and 1.13%, respectively, of the company's total assets and total revenues at December 31, 1997. Net earnings of Metroplex for the year ended December 31, 1998, were approximately $28,396. Metroplex does not have a significant impact on the consolidated results of operations of the Company and management does not anticipate that its impact will be significant in future periods. Management believes that Metroplex represents a desirable activity for the Company to be engaged in because, among other things, Metroplex requires the commitment by the Company of relatively modest resources and enables the Bank to receive reliable appraisals in connection with residential real estate loans originated by the Bank.

RESULTS OF OPERATION
YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

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

The Company's net interest income increased approximately 16.70% to $5,508,099 for the year ended December 31, 1998, as compared to $4,719,701 for the year ended December 31, 1997. Interest income increased approximately 15.29% to $8,797,172 for 1998, as compared to $7,630,414 for 1997, due primarily to an approximate 22.64% increase in the average loan portfolio for 1998 as compared to 1997. Interest expense increased approximately 13.00% to $3,289,073 for 1998, as compared to $2,910,713 for 1997, due primarily to an approximate 12.82% increase in the average amount of interest-bearing deposits and liabilities of the Company.

The Company's average earning assets for the year ended December 31, 1998 were $91,737,570, having a weighted average yield of 9.59%, resulting in a net interest margin of 6.00% for 1998. This compares to average earning assets for the year ended December 31, 1997 of $79,613,629, having a weighted average yield of 9.58%, resulting in a net interest margin of 5.93% for 1997. The slight increase in net interest margin is attributable primarily to the 15.23% increase in the Company's average earning assets, as compared to the 12.82% increase in the Company's average interest-bearing liabilities. The larger increase in the amount of the Company's interest-earning assets as compared to its interest-bearing liabilities caused a positive effect on the Company's net interest margin in 1998.

PROVISION FOR LOAN LOSSES

Although the Company loses some interest income due to non-performing assets, defined as loans placed on non-accrual status, real estate acquired through foreclosure, and property acquired through repossession, management considers the Company's level of non-performing assets to be at an acceptable level. The Company's non-performing assets totaled $612,844, or 0.57% of total assets as of December 31, 1998, as compared to $393,835, or 0.43% of total assets as of December 31, 1997. The increase in non-performing assets from 1997 to 1998 was attributable primarily to an increase in the Bank's loans placed on non-accrual status. The Bank's loans place on non-accrual status included two loans to one borrower which were secured by real estate. Since December 31, 1998, the property has been foreclosed, and management does not anticipate a loss on the sale of this real estate. At December 31, 1998, the Company had $176,997 in accruing loans which were contractually past due ninety days as compared to $177,787 at December 31, 1997.

The Georgia Department of Banking and Finance (the Department), the Bank's primary regulatory authority, requires the Bank to maintain a loan loss allowance of not less than one percent of all outstanding loans. This allowance is used to cover future loan losses. During 1998, the Company sustained $230,241 in net loan losses as compared to $88,556 in net losses in 1997. Although the Bank's net loan losses increased to $152,484 as of December 31, 1998, as compared to $79,601 as of December 31, 1997, management considers the level of loan losses to be acceptable based on industry comparisons, since the Bank has achieved exceptionally low levels of net loan losses in recent years. CLC's net loan losses increased to $77,757 as of December 31, 1998, as compared to $8,955 as of December 31, 1997, primarily due to changes in management's policy regarding treatment of past due loans. The Company's provision for loan losses was $336,243 for the year ended December 31, 1998, as compared to $204,270 for the year ended December 31, 1997. The Company's loan loss allowance was $935,234, or 1.26% of outstanding loans, as of December 31, 1998. No material loss is anticipated on non-accrual or restructured loans, therefore no specific reserves or writedowns were considered necessary by management as of December 31, 1998.

NONINTEREST INCOME

Total noninterest income, consisting of service charges on deposits, appraisal fees, credit life insurance commissions, securities gains, loss in CashTrans and other miscellaneous income, increased approximately 31.15% to $1,578,958 for the year ended December 31, 1998, as compared to total noninterest income of $1,203,961 for the year ended December 31, 1997. The increase in noninterest income resulted primarily from (i) the Bank's collection of $78,361 in mortgage origination fees related to its mortgage division which was formed in 1998, (ii) an increase of $60,785 in appraisal fees collected by Metroplex, (iii) $46,499 in gains collected by the Bank in 1998 on sales of securities, as compared to $3,219 in losses incurred by the Bank in 1997 on sales of securities, (iv) a $46,531 decrease in the Company's equity in the loss of its unconsolidated subsidiary, CashTrans, and (v) an increase of $44,444 in insurance commissions collected.

NONINTEREST EXPENSES

Noninterest expenses, consisting of salaries and employee benefits, occupancy and other miscellaneous expenses, increased approximately 17.69% to $4,985,623 for 1998, as compared to $4,236,313 for 1997. This increase is attributable primarily to an increase in salaries and employee benefits caused by the Company's need for additional human resources due to the growing customer base of the Bank and CLC, as well as routine salary increases. Occupancy expense increased by approximately $65,405, or 10.05%, for the year ended December 31, 1998, as compared to the same period in 1997, primarily due to increases in rent expense and telephone expense associated with the Bank's addition of a loan production office and a full service branch in Cobb County. Other operating expense increased by approximately $236,539, or 17.71%, for the year ended December 31, 1998, as compared to the same period in 1997, primarily due to increased loan and collection expense, consulting fees, and data processing fees incurred by the Bank.

INCOME TAX EXPENSE

Total income tax expense for the year ended December 31, 1998 was $505,295 as compared to $444,272 for the year ended December 31, 1997. The effective tax rate decreased from 30.0% to 28.6% at December 31, 1998 as compared to December 31, 1997. This decrease was due primarily to a 47.5% increase in tax-exempt interest income earned by the Bank and to lower state income tax.

RESULTS OF OPERATION
YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

Net Earnings

The Company's net earnings for 1997 were $1,038,807, an approximate 1.80% decrease from net earnings of $1,057,884 for 1996. The decrease in earnings growth compared to the Company's growth in net interest income was attributed primarily to a 19.09% increase in noninterest expenses that resulted largely from an increase in salary and employee benefits caused by (i) the Bank's need for additional human resources due to its growing customer base, (ii) salary and benefit costs of CLC, and (iii) routine salary increases. The Company's noninterest expenses also increased as a result of increases in advertising costs incurred by the Bank since new competitors entered its market, and due to payment of directors' fees being initiated at the Company and CLC levels. Prior to September 1996, directors of the Company and CLC had served without compensation.

Net Interest Income

The Company's net interest income increased approximately 12.71% to $4,719,701 for the year ended December 31, 1997, as compared to $4,187,352 for the year ended December 31, 1996. Interest income increased approximately 11.41% to $7,630,414 for 1997, as compared to $6,848,968 for 1996, due primarily to an approximate 13.79% increase in the average loan portfolio for 1997 as compared to 1996. Interest expense increased approximately 9.36% to $2,910,713 for 1997, as compared to $2,661,616 for 1996, due primarily to an approximate 9.57% increase in the average amount of interest-bearing deposits and liabilities of the Company. The Company's average earning assets for the year ended December 31, 1997 were $79,613,629, having a weighted average yield of 9.58%, resulting in a net interest margin of 5.93% for 1997. This compared to average earning assets for the year ended December 31, 1996 of $71,120,155, having a weighted average yield of 9.63%, resulting in a net interest margin of 5.89% for 1996. The slight increase in net interest margin was attributable primarily to the 11.94% increase in the Company's average earning assets, as compared to the 9.57% increase in the Company's average interest-bearing liabilities. The larger increase in the amount of the Company's interest-earning assets as compared to its interest-bearing liabilities caused a positive effect on the Company's net interest margin in 1997.

PROVISION FOR LOAN LOSSES

The Company's non-performing assets totaled $393,835, or 0.43% of total assets as of December 31, 1997, as compared to $33,237, or 0.04% of total assets as of December 31, 1996. The increase in non-performing assets from 1996 to 1997 was attributable primarily to an increase in the Company's loans placed on non-accrual status. At December 31, 1997, the Company had $177,787 in accruing loans which were contractually past due ninety days as compared to $136,648 at December 31, 1996.

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

NONINTEREST INCOME

Total noninterest income, consisting of service charges on deposits, appraisal fees, credit life insurance commissions, securities gains, loss in CashTrans, an unconsolidated subsidiary, and other miscellaneous income, increased approximately 4.58% to $1,203,961 for the year ended December 31, 1997, as compared to total noninterest income of $1,151,183 for the year ended December 31, 1996, primarily due to increased insurance commissions and service charges and fees. Insurance commissions increased approximately $62,210, or 33.59%, during the year ended December 31, 1997, as compared to the same period in 1996 primarily due to income derived from one of its subsidiaries, CLC. Consumer finance companies typically sell credit life and automobile liability insurance to many of their customers. Service charges and fee income increased approximately $102,892, or 12.40%, during the year ended December 31, 1997, as compared to the same period in 1996, primarily due to an increase in the number of returned check charges assessed by the Bank on deposit accounts.

NONINTEREST EXPENSES

Noninterest expenses, consisting of salaries and employee benefits, occupancy and other miscellaneous expenses, increased approximately 18.49% to $4,236,313 for 1997, as compared to $3,575,171 for 1996. This increase was attributable primarily to an increase in salaries and employee benefits caused by (i) the Bank's need for additional human resources due to the growing customer base of the Bank, (ii) salary and benefit cost of CLC, and (iii) routine salary increases. Occupancy expense increased by approximately $105,484, or 19.33%, for the year ended December 31, 1997, as compared to the same period in 1996, primarily due to increased depreciation associated with increased furniture and equipment purchases at the Bank. Other operating expense increased by approximately $208,938, or 18.54%, for the year ended December 31, 1997, as compared to the same period in 1996, primarily due to increased advertising costs incurred by the Bank since new competitors entered its market.

INCOME TAX EXPENSES

Total income tax expense for the year ended December 31, 1997 was $444,272 as compared to $507,639 for the year ended December 31, 1996. The effective tax rate also decreased from 32% to 30% at December 31, 1997 as compared to December 31, 1996. This decrease was due primarily to an increase in tax-exempt interest income earned by the Bank and to lower state income tax.

CAPITAL RESOURCES AND LIQUIDITY

Historically, the principal sources of funds for the Company have been increases in deposits, repayments of loans, other borrowings and cash received at maturity, and from sales, of securities. Additionally, in 1998, the Company received funds through the Bank's borrowing relationship as a member of the Federal Home Loan Bank of Atlanta, and through the Company's issuance of common stock in the Offering. The Company sold 294,118 shares of common stock at a price of $17.00 per share. Net proceeds of the Offering were $4,821,662. In 1998, the Bank established a credit facility with The Federal Home Loan Bank, which is secured by 1-4 family loans. The Bank received $5,500,000 in proceeds from notes payable to the Federal Home Loan Bank during 1998. In 1998, the Company received $4,925,426 in net increases of demand, savings, and time deposits and $11,477,284 from maturities and sales of securities.

Uses of funds in 1998 included $210,502 paid in dividends to Company shareholders of record as of March 9, 1998, and $381,161 in additions to premises and equipment. The net change in the Company's loans was an increase of $17,702,926 for 1998, and $9,609,839 in securities were purchased in 1998.

Increases in the Bank's core deposits are expected to be the major source of funds provided during 1999. Management believes that deposit growth will continue at a moderate pace due to the Bank's expansion of its branch network into Cobb County, which is adjacent to Paulding County. The Bank opened its first full-service branch in Cobb County at Butler Crossing and plans are underway to open a second full-service branch in that county during the third quarter of 1999. Additionally, management plans to allow transactions via the Bank's website by second quarter, thereby creating an Internet branch. The Bank has partnered with a vendor which will provide customers with a bill paying service and the ability to conduct funds transfers via a secure Internet connection. Management intends to limit potential depositors by geographic location and other criteria, in order to protect the Bank against potential losses associated with fraud.

The Company is subject to regulatory capital requirements imposed by the Department and by the Board of Governors of the Federal Reserve System. Under federal law, the Company and the Bank are required to maintain a ratio of total capital to risk weighted assets of at least 8.0%, of which at least one-half must be so-called Tier 1 capital. Under applicable federal regulations and interpretations thereof, the Bank's ratio of total capital to risk weighted assets at December 31, 1998, was 14.43%, and its ratio of Tier 1 capital to risk weighted assets was 13.21%. Under applicable federal regulations and interpretations thereof, the Company's ratio of total capital to risk weighted assets at December 31, 1998, was 18.54%, and its ratio of Tier 1 capital to risk weighted assets was 17.34%. Additionally, under federal law, all but the most highly rated banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to total average assets (Tier 1 leverage ratio) of 4.0% to 5.0%, including the most highly rated banks and bank holding companies that are anticipating or experiencing significant growth. Three percent is the minimum Tier 1 leverage ratio required for the most highly rated banks and bank holding companies with no plans to expand. The Bank substantially exceeds its Tier 1 leverage ratio requirement with a Tier 1 leverage ratio of 9.64% as of December 31, 1998. The Company also substantially exceeds its Tier 1 leverage ratio requirement with a Tier 1 leverage ratio of 12.72% as of December 31, 1998. Through its policy of controlled growth, the Company intends to maintain capital in excess of the required minimum in order to support future growth.

Liquidity represents the Company's ability to meet both loan commitments and deposit withdrawals. Liquidity is monitored monthly by management in order to ensure compliance with the Bank's policy of maintaining adequate liquidity. As of December 31, 1998, the Bank's liquidity ratio (defined as net cash, short-term assets, and marketable assets divided by net deposits and short-term liabilities) was 25.57%, as compared to 29.65% at December 31, 1997. The Bank maintains two lines of credit to borrow fed funds that total $3,000,000 in order to enhance liquidity. At December 31, 1998, the Bank had no borrowed funds on either of these lines of credit. The Bank is a member of the Federal Home Loan Bank of Atlanta and borrowings are also available through that relationship.
The amount of credit available from the Federal Home Loan Bank fluctuates based on criteria set by that institution. As of December 31, 1998, the Bank had $5,500,000 in borrowings outstanding under this facility, and approximately $200,000 remained available to be borrowed. Additionally, the Company has a $2,500,000 revolving credit facility with The Bankers Bank, Atlanta, Georgia, which is intended to enhance the Company's liquidity. As of December 31, 1998, the Company had no borrowed funds outstanding under this facility.

YEAR 2000

The Company has a Year 2000 plan in place. This plan is necessary because many existing computer programs use only two digits, rather than four digits, to identify a year. Such programs were designed and developed without considering the impact of the upcoming change in the century. Since many computer applications could fail or create erroneous results by or at Year 2000 if these problems are not corrected, management has implemented a plan to ensure that the Company and each of its subsidiaries is prepared to continue operations without interruption through the upcoming change in the century. This plan is in accordance with applicable guidelines and regulations of the Federal Financial Institutions Examination Council as adopted by the Department and the Federal Deposit Insurance Corporation. Year 2000 issues relating to the Company's businesses, its operations, and its relationships with customers, suppliers, and other constituents are reviewed by a committee consisting of management and operations and technical staff. A committee of the Board of Directors reviews management's progress in execution of its plan. All levels of the Company's management and its Board of Directors are aware of the issues presented by the Year 2000 century change and the serious effects it could have on the Company and its customers. Goals of the Company's plan include evaluation of systems, prioritization of necessary updates or replacements, responsibility assignments, and establishment of a timeline for review, implementation, and testing. The plan includes steps to be taken by the Company to (i) identify, assess, evaluate, test, and validate its own date sensitive systems, (ii) amend its loan underwriting policies to include assessments, as appropriate, regarding Year 2000 readiness by commercial loan applicants, (iii) offer education to business customers regarding Year 2000 issues in their own businesses, and (iv) inform the Company's customers as to the Company's Year 2000 compliance process.

Management believes that, to date, the goals of the plan have been met, and the testing phase is in process. The Company has tested the systems it has identified as "critical" to conducting its businesses, and has found those systems to be ready for the Year 2000. The Bank, its third-party data processor, and its correspondent bank, participated in testing of the Bank's core processing system, and the correspondent's system, with the Federal Reserve Bank of Atlanta, to ensure that communications between those entities concerning transaction processing will not be affected by any dates that have been determined to be Year 2000 sensitive. The Bank has conducted its testing with close regulatory supervision by state and federal agencies. Additionally, the Bank has engaged the services of a firm to provide independent review concerning its preparation for Year 2000, and such review should be completed by first quarter 1999. Customer awareness training has been provided to the Bank's employees, which will equip them to respond to customer inquiries about the Bank's Year 2000 readiness. The Company estimates that its total costs of Year 2000 compliance will be $70,000 to $105,000. Costs incurred in 1998 were approximately $36,800, of which $9,000 has been capitalized, and $27,800 has been charged to expense. Management estimates that, in 1999, an additional $13,000 will be capitalized, and $35,500 will be charged to operations expense. Management does not anticipate that the implementation of the Company's Year 2000 plan will materially impact future operating results.

Contingency plans are being developed to mitigate the potential effects of a disruption in normal business operations. Contingency planning includes developing alternative solutions should a vendor not become compliant, as well as plans for the resumption of business if, despite the Company's best efforts, a business operation disruption occurs. Management intends to test contingency planning during the second quarter of 1999. The Year 2000 risks arising from relationships with borrowers and depositors are under review by management. Appropriate risk controls are being put in place to manage and mitigate Year 2000 customer risks, and contingency plans are being developed to address these risks.

Management does not believe that Year 2000 will have a significant impact on the Company. However, there can be no assurances that the Company's Year 2000 plans will be able to successfully address each of the ways in which the Year 2000 problem may impact the Company, since the Company has limited ability to monitor or influence the Year 2000 preparedness of its customers, borrowers, vendors, and others upon whom it relies in transacting business.

FORWARD-LOOKING STATEMENT

Some of the foregoing statements are forward-looking statements which reflect significant assumptions and subjective judgements believed by management to be reasonable as of the date of this report. They do not constitute a forecast or prediction of actual results, and actual performance and financial results may differ materially from those anticipated due to a variety of factors, including but not limited to (i) increased competition with other financial institutions,
(ii) lack of sustained growth in the local economy, (iii) rapid fluctuations in interest rates, and (iv) changes in the legislative and regulatory environment. The foregoing statements should not be construed as exhaustive and the Company disclaims any obligation to subsequently update or revise any forward-looking statements after the date of this report.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Community Trust Financial Services Corporation


We have audited the accompanying consolidated balance sheets of Community Trust Financial Services Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Trust Financial Services Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                              /s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 5, 1999

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                             Assets
                                             ------
                                                                   1998           1997
                                                                -------------  ----------
Cash and due from banks, including reserve
 requirements of $668,000 and $578,000                           $  4,578,071   4,022,304
Federal funds sold                                                  2,990,000   4,510,000
                                                                 ------------  ----------

       Cash and cash equivalents                                    7,568,071   8,532,304

Securities available for sale                                      21,448,636  23,021,011
Other investments                                                     919,400     301,100
Loans, net                                                         73,504,927  56,359,625
Premises and equipment                                              2,237,830   2,141,654
Accrued interest receivable and other assets                        1,849,408   1,549,087
                                                                 ------------  ----------

                                                                 $107,528,272  91,904,781
                                                                 ============  ==========

                      Liabilities and Stockholders' Equity
                      ------------------------------------

Deposits:
 Demand                                                          $ 11,433,411  12,105,179
 Interest-bearing demand                                           21,197,354  18,644,247
 Savings                                                           15,324,527  14,808,283
 Time                                                              23,238,422  21,589,280
 Time, in excess of $100,000                                       15,712,815  14,834,114
                                                                 ------------  ----------

       Total deposits                                              86,906,529  81,981,103

Accrued interest payable and other liabilities                      1,150,540   1,253,846
Other borrowings                                                    5,500,000     800,000
                                                                 ------------  ----------

       Total liabilities                                           93,557,069  84,034,949
                                                                 ------------  ----------

Commitments

Stockholders' equity:
 Common stock, par value $2.50, authorized 5,000,000
  shares, issued and outstanding 1,148,078 and 841,324 shares       2,870,195   2,103,310
 Additional paid-in capital                                         6,232,554   2,109,602
 Retained earnings                                                  4,561,383   3,511,989
 Accumulated other comprehensive income, net of tax                   307,071     144,931
                                                                 ------------  ----------

       Total stockholders' equity                                  13,971,203   7,869,832
                                                                 ------------  ----------

                                                                 $107,528,272  91,904,781
                                                                 ============  ==========

See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                  1998         1997        1996
                                                              ------------  ----------  ----------
Interest income:
 Interest and fees on loans                                    $7,266,861   6,075,240   5,462,059
 Interest on federal funds sold                                   243,472     243,198     221,396
 Interest and dividends on investment securities:
  U.S. Treasuries                                                 266,019     448,588     164,666
  U.S. Government agencies and mortgage backed                    671,141     642,578     873,567
  State, county and municipal                                     311,313     197,710     114,474
  Other                                                            38,366      23,100      12,806
                                                               ----------   ---------   ---------

       Total interest income                                    8,797,172   7,630,414   6,848,968
                                                               ----------   ---------   ---------

Interest expense:
 Interest on deposits:
  Demand                                                          408,200     397,555     410,932
  Savings                                                         371,969     391,036     375,845
  Time                                                          1,312,184   1,276,222   1,173,908
  Time in excess of $100,000                                      932,577     817,029     663,640
 Other interest                                                   264,143      28,871      37,291
                                                               ----------   ---------   ---------

       Total interest expense                                   3,289,073   2,910,713   2,661,616
                                                               ----------   ---------   ---------

       Net interest income                                      5,508,099   4,719,701   4,187,352

Provision for loan losses                                         336,243     204,270     197,841
                                                               ----------   ---------   ---------

       Net interest income after provision for loan losses      5,171,856   4,515,431   3,989,511
                                                               ----------   ---------   ---------

Noninterest income:
 Service charges on deposit accounts                              940,261     932,593     829,701
 Appraisal fees                                                   157,737      96,952      88,565
 Insurance commissions                                            291,839     247,395     185,185
 Gain (loss) on sales of securities available for sale             46,499      (3,219)     (9,851)
 Equity in loss of unconsolidated subsidiary                      (64,614)   (111,145)          -
 Miscellaneous                                                    207,236      41,385      57,583
                                                               ----------   ---------   ---------

       Total noninterest income                                 1,578,958   1,203,961   1,151,183
                                                               ----------   ---------   ---------

Noninterest expense:
 Salaries and employee benefits                                 2,696,748   2,249,382   1,902,662
 Occupancy                                                        716,493     651,088     545,604
 Other operating                                                1,572,382   1,335,843   1,126,905
                                                               ----------   ---------   ---------

       Total noninterest expense                                4,985,623   4,236,313   3,575,171
                                                               ----------   ---------   ---------

       Earnings before income taxes                             1,765,191   1,483,079   1,565,523

Income taxes                                                      505,295     444,272     507,639
                                                               ----------   ---------   ---------

       Net earnings                                            $1,259,896   1,038,807   1,057,884
                                                               ==========   =========   =========

Net earnings per share                                         $     1.31        1.24        1.26
                                                               ==========   =========   =========

Net earnings per share - assuming dilution                     $     1.26        1.18        1.23
                                                               ==========   =========   =========

See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                 1998        1997        1996
                                                              ----------  ----------  ----------
Net earnings                                                  $1,259,896  1,038,807   1,057,884
Other comprehensive income, net of tax:
 Unrealized gain (loss) on securities available for sale         308,015    237,692     (38,174)
 Income tax effect on gain (loss)                                117,046     90,323     (14,506)
                                                              ----------  ---------   ---------

       Unrealized gain (loss) arising during the year, net       190,969    147,369     (23,668)
                                                              ----------  ---------   ---------

Less:  Reclassification adjustment for gain (loss)
     included in net earnings                                     46,499     (3,219)     (9,851)
  Income tax effect on reclassification adjustments               17,670     (1,223)     (3,743)
                                                              ----------  ---------   ---------

       Reclassification adjustment for gain (loss)
            included in net earnings, net                         28,829     (1,996)     (6,108)
                                                              ----------  ---------   ---------

Other comprehensive income                                       162,140    149,365     (17,560)
                                                              ----------  ---------   ---------

Comprehensive income                                          $1,422,036  1,188,172   1,040,324
                                                              ==========  =========   =========

See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                                        Accumulated
                                                                                            Other
                                            Common Stock     Additional                Comprehensive
                                            -------------      Paid-In     Retained    Income (Loss),
                                    Shares         Amount      Capital     Earnings      Net of Tax        Total
                                 -------------  ------------  ----------  -----------  ---------------  -----------
Balance, December 31, 1995            836,499    $2,091,247   2,091,293    1,836,240           13,126    6,031,906

Net earnings                                -             -           -    1,057,884                -    1,057,884

Cash dividends declared
 ($.25 per share)                           -             -           -     (209,125)               -     (209,125)

Exercise of stock options               3,665         9,163      12,608            -                -       21,771

Purchase and retirement of
 stock ($7.00 per share)               (1,000)       (2,500)     (2,500)      (2,000)               -       (7,000)

Change in accumulated
 other comprehensive
 income (loss), net of tax                  -             -           -            -          (17,560)     (17,560)
                                 ------------   -----------   ---------    ---------   --------------   ----------

Balance, December 31, 1996            839,164     2,097,910   2,101,401    2,682,999           (4,434)   6,877,876

Net earnings                                -             -           -    1,038,807                -    1,038,807

Cash dividends declared
 ($.25 per share)                           -             -           -     (209,817)               -     (209,817)

Exercise of stock options               2,160         5,400       8,201            -                -       13,601

Change in accumulated
 other comprehensive
 income (loss), net of tax                  -             -           -            -          149,365      149,365
                                 ------------   -----------   ---------    ---------   --------------   ----------

Balance, December 31, 1997            841,324     2,103,310   2,109,602    3,511,989          144,931    7,869,832

Net earnings                                -             -           -    1,259,896                -    1,259,896

Cash dividends declared
 ($.25 per share)                           -             -           -     (210,502)               -     (210,502)

Net proceeds from issuance of
 common stock                         294,118       735,295   4,086,367            -                -    4,821,662

Exercise of stock options              12,636        31,590      36,585            -                -       68,175

Change in accumulated
 other comprehensive
 income (loss), net of tax                  -             -           -            -          162,140      162,140
                                 ------------   -----------   ---------    ---------   --------------   ----------

Balance, December 31, 1998          1,148,078    $2,870,195   6,232,554    4,561,383          307,071   13,971,203
                                 ============   ===========   =========    =========   ==============   ==========

See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                      1998          1997          1996
                                                                  -------------  -----------  ------------
Cash flows from operating activities:
 Net earnings                                                     $  1,259,896    1,038,807     1,057,884
 Adjustments to reconcile net earnings
  to net cash provided by operating activities:
   Depreciation, amortization and accretion                            413,461      359,789       258,390
   Provision for loan losses                                           336,243      204,270       197,841
   Provision for deferred income taxes                                 (19,182)     (67,537)      (34,885)
   Equity in loss of unconsolidated subsidiary                          64,614      111,145             -
   Loss (gain) on sales of securities available for sale               (46,499)       3,219         9,851
   Gain on sale of other real estate                                   (22,797)           -        (1,337)
   Change in:
    Interest receivable                                               (188,792)    (144,020)      (39,440)
    Other assets                                                      (324,119)    (111,493)     (594,100)
    Interest payable                                                    83,321       64,397       216,603
    Other liabilities                                                 (186,627)    (238,532)      247,953
                                                                  ------------   ----------   -----------

       Net cash provided by operating activities                     1,369,519    1,220,045     1,318,760
                                                                  ------------   ----------   -----------

Cash flows from investing activities:
 Proceeds from sales of securities available for sale                5,451,852    1,990,000     3,111,819
 Proceeds from calls and maturities of securities
  available for sale                                                 6,025,432    4,197,038     7,927,426
 Purchases of securities available for sale                         (9,609,839)  (6,538,282)  (12,851,633)
 Purchases of other investments                                       (618,300)     (46,100)            -
 Net increase in loans                                             (17,702,926)  (7,851,700)  (10,595,179)
 Purchases of premises and equipment                                  (381,161)    (107,987)     (354,465)
 Improvements to other real estate                                     (54,101)           -             -
 Proceeds from sale of other real estate                               250,530            -        98,795
 Investment in unconsolidated subsidiary                                     -      (49,000)            -
                                                                  ------------   ----------   -----------

       Net cash used by investing activities                       (16,638,513)  (8,406,031)  (12,663,237)
                                                                  ------------   ----------   -----------

Cash flows from financing activities:
 Net change in deposits                                              4,925,426    5,083,342    15,662,472
 Proceeds from FHLB advances                                         5,500,000            -             -
 Net change in other borrowings                                       (800,000)     800,000             -
 Net proceeds from issuance of common stock                          4,821,662            -             -
 Retirement of common stock                                                  -            -        (7,000)
 Proceeds from exercise of stock options                                68,175       13,601        21,771
 Cash dividends paid                                                  (210,502)    (209,817)     (209,125)
                                                                  ------------   ----------   -----------

       Net cash provided by financing activities                    14,304,761    5,687,126    15,468,118
                                                                  ------------   ----------   -----------

Net change in cash and cash equivalents                               (964,233)  (1,498,860)    4,123,641
Cash and cash equivalents at beginning of year                       8,532,304   10,031,164     5,907,523
                                                                  ------------   ----------   -----------

Cash and cash equivalents at end of year                          $  7,568,071    8,532,304    10,031,164
                                                                  ============   ==========   ===========

Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                                        $  3,205,752    2,846,316     2,445,013
  Income taxes                                                    $    542,000      500,000       690,000

 Noncash investing and financing activities:
  Change in accumulated other comprehensive income, net of tax    $    162,140      149,365       (17,560)
  Transfers of loans to other real estate                         $    221,381            -             -

See accompanying notes to consolidated financial statements.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    Basis of Presentation and Reclassification
    ------------------------------------------
    The consolidated financial statements for the years ended December 31, 1998 and 1997 include the accounts of Community Trust Financial Services Corporation (the "Company"), its wholly-owned subsidiaries, Community Trust Bank (the "Bank") and Metroplex Appraisals, Inc. ("Metroplex"), and a 75% owned subsidiary, Community Loan Company ("CLC"). On December 31, 1998, the Company purchased the 25% minority interest in CLC for $8,574. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

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

    Metroplex was formed in 1992 as an appraisal service company. CLC was incorporated for the purpose of acquiring and operating existing consumer finance companies under the direction of the Company. The operations of CLC, located in the Georgia cities of Rockmart, Rossville, Gainesville and Woodstock, are funded principally through a line of credit arrangement with the Company.

    In May 1997, the Company entered into a joint venture to establish a nonbank subsidiary, Cash Transactions, LLC ("CashTrans"), that sells, leases, and services automated teller machines. The Company owns 49% of the equity of CashTrans through an initial capital contribution of $49,000. Additionally the Company and the Bank have loans to CashTrans totalling approximately $1,128,000 and $853,000 at December 31, 1998 and 1997, respectively. The joint venture is accounted for using the equity method of accounting.

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

    Investment Securities
    ---------------------
    The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. At December 31, 1998 and 1997, the Company has classified all securities as available for sale.

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

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
    Investment Securities, continued
    ---------------------
    A decline in the market value of any available for sale investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    Other Investments
    -----------------
    Other investments include FHLB stock and other equity securities with no readily determinable fair value. These investment securities are carried at cost.

    Loans, Loan Fees and Allowance for Loan Losses
    ----------------------------------------------
    Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest on substantially all loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding. Loan fees, net of certain origination costs, are deferred and are being amortized over the lives of the respective loans.

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

    The Bank's provision for loan losses is based upon management's continuing review and evaluation of the loan portfolio and is intended to create an allowance adequate to absorb losses on loans outstanding as of the end of each reporting period. For individually significant loans, management's review consists of evaluations of the financial strength of the borrowers and the related collateral. The review of groups of loans, which are individually insignificant, is based upon delinquency status of the group, lending policies and collection experience. This review is supplemented by an independent external loan review performed on an annual basis.

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank and CLC to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

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

    In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

    Net Earnings Per Share
    ----------------------
    Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The reconciliation of the amounts used in the computation of both "net earnings per share" and "net earnings per share - assuming dilution" for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                      Net       Common    Per Share
FOR THE YEAR ENDED DECEMBER 31, 1998               Earnings     Shares     Amount
                                                  -----------  ---------  ---------

    Net earnings per share                         $1,259,896    963,348      $1.31
                                                                          =========

    Effect of dilutive securities:
       Stock options                                        -     39,956
                                                  -----------  ---------

    Net earnings per share - assuming dilution     $1,259,896  1,003,304      $1.26
                                                  ===========  =========  =========


                                                      Net       Common    Per Share
    FOR THE YEAR ENDED DECEMBER 31, 1997           Earnings     Shares     Amount
                                                  -----------  ---------  ---------

    Net earnings per share                         $1,038,807    839,633      $1.24
                                                                          =========

    Effect of dilutive securities:
       Stock options                                        -     40,181
                                                  -----------  ---------

    Net earnings per share - assuming dilution     $1,038,807    879,814      $1.18
                                                  ===========  =========  =========


                                                      Net       Common    Per Share
    FOR THE YEAR ENDED DECEMBER 31, 1996           Earnings     Shares     Amount
                                                  -----------  ---------  ---------

    Net earnings per share                         $1,057,884    836,541      $1.26
                                                                          =========

    Effect of dilutive securities:
       Stock options                                        -     26,172
                                                  -----------  ---------

    Net earnings per share - assuming dilution     $1,057,884    862,713      $1.23
                                                  ===========  =========  =========

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
    Comprehensive Income
    --------------------
    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for the reporting and display of comprehensive income and its components in the financial statements.

    Recent Accounting Pronouncements
    --------------------------------
    In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for hedging derivatives and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and initial application of the statement must be made as of the beginning of the quarter. The Company believes the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or liquidity.

(2) INVESTMENT SECURITIES
    Securities available for sale at December 31, 1998 and 1997 are summarized as follows:

                                                                  December 31, 1998
                                           ----------------------------------------------------------
                                                               Gross           Gross      Estimated
                                             Amortized       Unrealized     Unrealized       Fair
                                               Cost            Gains          Lossess       Value
                                               ----            -----          -------       -----
    U S. Treasuries                         $ 3,005,299        32,982              -       3,038,281
    U S. Government agencies                  7,704,090       172,553              -       7,876,643
    Mortgage-backed securities                3,323,605        15,497          8,139       3,330,963
    State, county and municipal               6,920,736       282,013              -       7,202,749
                                           ------------    ----------      ---------      ----------

            Total                           $20,953,730       503,045          8,139      21,448,636
                                           ============    ==========      =========      ==========

                                                                   December 31, 1997
                                           ----------------------------------------------------------
                                                               Gross           Gross      Estimated
                                             Amortized       Unrealized     Unrealized       Fair
                                               Cost            Gains          Losses        Value
                                               ----            -----          -------       -----
    U S. Treasuries                         $ 6,759,210        57,933          1,195       6,815,948
    U S. Government agencies                  8,890,080        66,729         16,666       8,940,143
    Mortgage-backed securities                2,080,988         9,245         19,523       2,070,710
    State, county and municipal               5,057,225       136,985              -       5,194,210
                                           ------------    ----------      ---------       ---------

           Total                            $22,787,503       270,892         37,384      23,021,011
                                           ============    ==========      =========      ==========

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(2) INVESTMENT SECURITIES, CONTINUED
    The amortized cost and estimated fair value of securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                      Amortized    Estimated
                                        Cost      Fair Value
                                    ------------  ----------
      Due within one year            $ 3,698,899   3,720,066
      Due from one to five years       6,783,118   6,945,549
      Due from five to ten years       4,274,755   4,392,207
      Due after ten years              2,873,353   3,059,851
      Mortgage-backed securities       3,323,605   3,330,963
                                     -----------  ----------

                                     $20,953,730  21,448,636
                                     ===========  ==========

    Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $5,451,852, $1,990,000 and $3,111,819. Gross gains of $46,499 were realized on 1998 sales. Gross losses of $3,219 and $9,851 were realized on 1997 and 1996 sales, respectively.

    Investment securities with a carrying value of approximately $13,305,000 and $15,712,000 as of December 31, 1998 and 1997, respectively, were pledged to secure public deposits as required by law or for other purposes.

(3) LOANS
    Major classifications of loans at December 31, 1998 and 1997 are summarized as follows:

                                                   1998         1997
                                                ------------  ----------
      Commercial, financial and agricultural     $10,156,937   7,765,358
      Real estate - construction                  12,631,488   8,308,349
      Real estate - mortgage                      40,378,680  30,833,493
      Consumer                                    11,273,056  10,281,657
                                                 -----------  ----------

     Total loans                                  74,440,161  57,188,857

      Less allowance for loan losses                 935,234     829,232
                                                 -----------  ----------

     Loans, net                                  $73,504,927  56,359,625
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

    Changes in the allowance for loan losses are summarized as follows:

                                                         1998       1997       1996
                                                      ----------  ---------  --------
      Balance at beginning of year                    $ 829,232    713,518   583,306
      Amounts charged off                              (268,151)  (145,825)  (90,263)
      Recoveries on amounts previously charged off       37,910     57,269    22,634
      Provision charged to operating expenses           336,243    204,270   197,841
                                                      ---------   --------   -------

      Balance at end of year                          $ 935,234    829,232   713,518
                                                      =========   ========   =======

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(4) PREMISES AND EQUIPMENT
    Premises and equipment at December 31, 1998 and 1997 are summarized as follows:

                                          1998       1997
                                       ----------  ---------

      Land                             $  375,403    375,403
      Land improvements                    67,254     67,254
      Buildings and improvements        1,749,374  1,700,061
      Furniture and equipment           2,037,384  1,718,463
                                       ----------  ---------

                                        4,229,415  3,861,181
      Less accumulated depreciation     1,991,585  1,719,527
                                       ----------  ---------

                                       $2,237,830  2,141,654
                                       ==========  =========

    Depreciation expense was approximately $283,000, $257,000 and $222,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

(5) TIME DEPOSITS
    At December 31, 1998, the scheduled maturities of time deposits are as follows:

       1999                    $28,591,737
       2000                      4,532,824
       2001                      3,309,261
       2002                      1,410,007
       2003 and thereafter       1,107,408
                               -----------

                               $38,951,237
                               ===========

(6) OTHER BORROWINGS
    In November 1997, the Company obtained a $2,500,000 line of credit with another financial institution. The debt was collateralized by 100% of the stock of the Bank and calls for interest to be paid quarterly at the prime rate less 50 basis points. The loan agreement contained covenants relating to the level of the allowance for loan losses, payments of dividends, regulatory capital adequacy and return on average assets. At December 31, 1997, the Company had $800,000 outstanding under this line of credit. The Company has no amounts outstanding at December 31, 1998.

    The Bank has an agreement with the Federal Home Loan Bank ("FHLB") to provide the Bank credit facilities. FHLB advances are collateralized by FHLB stock and first mortgage loans. The Bank may draw advances up to 75% of the outstanding balance of these loans based on the agreement with the FHLB. The Bank had no borrowings from the FHLB outstanding as of December 31, 1997. The Bank has two advances outstanding at December 31, 1998 amounting to $2,500,000 and $3,000,000, respectively. Interest is payable quarterly at fixed interest rates of 5.55% and 5.51%, respectively. The advances mature in March 2008 and June 2008, respectively.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(7) COMMITMENTS
    The Company leases certain facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 1998 are as follows:

          1999           $126,057
          2000            108,143
          2001             69,472
          2002             68,575
          2003             54,400
          Thereafter      120,000
                         --------

                         $546,647
                         ========

    Rental expense for each of the three years in the period ended December 31, 1998 totalled approximately $116,000, $83,000 and $77,000, respectively.

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

    In most cases, the Bank requires collateral to support financial instruments with credit risk.

                                                   Approximate
                                                 Contract  Amount
                                              ----------------------
                                                 1998        1997
                                              -----------  ---------
      Financial instruments whose contract
       amounts represent credit risk:
        Commitments to extend credit          $17,827,000  9,258,000
        Standby letters of credit and
            financial guarantees written      $   844,000    666,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

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

(8) STOCKHOLDERS' EQUITY
    In August 1998, the Company completed a public offering of 294,118 shares of common stock at a price of $17.00 per share. The net proceeds of this offering of $4,821,662 (after deducting issuance costs of $178,344) were used to repay indebtedness of the Company, contribute capital to the Bank, and fund loans to the non-bank subsidiaries.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(9) REGULATORY MATTERS
    Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions for the Bank are based on the level of regulatory classified assets, prior year's earnings, and the ratio of equity capital to total assets. The Bank may declare dividends of approximately $690,000 during 1999 without prior regulatory approval.

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets (all as defined). Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 1998, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. The Company's and the Bank's actual capital amounts and ratios are also presented below.

                                                                                          To Be Well
                                                                                      Capitalized Under
                                                                 For Capital          Prompt Corrective
                                             Actual           Adequacy Purposes       Action Provisions
                                      ---------------------  -------------------    ---------------------
                                         Amount      Ratio      Amount    Ratio       Amount       Ratio
                                      ------------  -------  -----------  ------    ----------    -------
   As of December 31, 1998:
    Total Capital
    (to Risk Weighted Assets)
     Consolidated                      $14,361,000   18.6%   $6,194,000    8.0%            N/A      N/A
     Bank                              $10,780,000   14.4%   $5,978,000    8.0%     $7,472,000     10.0%
    Tier 1 Capital
    (to Risk Weighted Assets)
     Consolidated                      $13,422,000   17.3%   $3,097,000    4.0%            N/A      N/A
     Bank                              $ 9,872,000   13.2%   $2,989,000    4.0%     $4,483,000      6.0%
    Tier 1 Capital
    (to Average Assets)
     Consolidated                      $13,422,000   12.7%   $4,222,000    4.0%            N/A      N/A
     Bank                              $ 9,872,000    9.6%   $4,098,000    4.0%     $5,123,000      5.0%


   As of December 31, 1997:
    Total Capital
    (to Risk Weighted Assets)
     Consolidated                      $ 8,214,000   13.8%   $4,777,000    8.0%            N/A      N/A
     Bank                              $ 6,993,000   12.1%   $4,610,000    8.0%     $5,762,000     10.0%
    Tier 1 Capital
    (to Risk Weighted Assets)
     Consolidated                      $ 7,460,000   12.5%   $2,389,000    4.0%            N/A      N/A
     Bank                              $ 6,273,000   10.9%   $2,305,000    4.0%     $3,457,000      6.0%
    Tier 1 Capital
    (to Average Assets)
     Consolidated                      $ 7,460,000    8.6%   $3,479,000    4.0%            N/A      N/A
     Bank                              $ 6,273,000    7.0%   $3,569,000    4.0%     $4,461,000      5.0%

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(10) EMPLOYEE AND DIRECTOR BENEFIT PROGRAMS
     The Company has an employee stock option plan and a director stock option plan. The plans were adopted for the benefit of directors and key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 300,000 shares were reserved for possible issuance under these plans. The options vest over a three year period and expire after ten years.

     Both plans are accounted for under Accounting Principles Board Opinion No. 25 and related intepretations. No compensation expense has been recognized related to these plans. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                                                          1998        1997        1996
                                                                       ----------   ---------   ---------
          Net earnings                                  As reported    $1,259,896   1,038,807   1,057,884
                                                        Proforma       $1,098,626     997,794   1,035,856

          Net earnings per share                        As reported    $     1.31        1.24        1.26
                                                        Proforma       $     1.14        1.19        1.23

          Net earnings per share - assuming dilution    As reported    $     1.26        1.18        1.23
                                                        Proforma       $     1.10        1.13        1.20

     The fair value of each option is estimated on the date of grant using the minimum value options-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 2%, risk free interest rate of 5%, 6% and 6%, respectively, and an expected life of 10 years. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards will vest.

     A summary of activity in these stock option plans is presented below:

                                                1998                  1997                  1996
                                        --------------------  --------------------  --------------------
                                                    Weighted              Weighted              Weighted
                                                    Average               Averaged              Average
                                                     Option                Option                Option
                                         Option      Price     Option      Price     Option      Price
                                         Shares    Per Share   Shares    Per Share   Shares    Per Share
                                        ---------  ---------  ---------  ---------  ---------  ---------
      Outstanding, beginning of year     103,444      $ 8.85    90,604      $ 7.68    84,900      $ 7.14
      Granted during the year             61,000      $16.96    15,000      $15.53    10,269      $11.57
      Cancelled during the year           (3,334)     $12.46         -           -      (900)     $ 7.88
      Exercised during the year          (13,940)     $ 7.08    (2,160)     $ 6.30    (3,665)     $ 5.94
                                         -------               -------                ------

      Outstanding, end of year           147,170      $12.30   103,444      $ 8.85    90,604      $ 7.68
                                         =======               =======                ======

      Number of shares exercisable        74,791                76,931                63,827
                                         =======               =======                ======

     The weighted average grant-date fair value of options granted in 1998, 1997 and 1996 was $4.45, $4.41 and $3.46, respectively. For the employee and director stock options, options outstanding at December 31, 1998 are exercisable at option prices ranging from $5.78 to $17.00 as presented in the table above. The options have a weighted average remaining contractual life of approximately 8 years.

     The Company also had an incentive stock option plan which expired on April 18, 1998. The remaining 696 shares outstanding under this plan were exercised at $5.00 per share during 1998. No shares were granted or exercised during 1997 and 1996.

     The Company has a 401(k) profit sharing plan which is available to substantially all employees subject to certain service requirements. The Company's contribution is at the discretion of the Board of Directors and cannot exceed 6% of the employee's compensation. The contribution by the Company for 1998, 1997 and 1996 was approximately $41,000, $27,000 and $20,000, respectively.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(11) INCOME TAXES
     The components of income tax expense for the years ended December 31, 1998, 1997 and 1996 are as follows:

                       1998       1997      1996
                    ----------  --------  --------
        Current      $524,477   511,809   542,524
        Deferred      (19,182)  (67,537)  (34,885)
                     --------   -------   -------

                     $505,295   444,272   507,639
                     ========   =======   =======

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes is as follows:

                                                 1998       1997      1996
                                              ----------  --------  --------
        Pretax income at statutory rates      $ 600,165   504,247   532,278
        Add (deduct):
        Tax-exempt interest income             (112,657)  (76,374)  (49,700)
        Non-deductible interest expense          13,528     9,760     5,646
        State taxes, net of federal effect        4,517    12,737    22,973
        Other                                      (258)   (6,098)   (3,558)
                                              ---------   -------   -------

                                              $ 505,295   444,272   507,639
                                              =========   =======   =======

   The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset which is included as a component of other assets.

                                                                          1998      1997
                                                                       ---------  -------
        Deferred tax assets:
        Allowance for loan losses                                       $283,131  246,150
        Other                                                              4,064    4,881
                                                                        --------  -------

        Gross deferred tax assets                                        287,195  251,031
                                                                        --------  -------

        Deferred tax liabilities:
        Basis difference of investment in unconsolidated subsidiary       27,390        -
        Premises and equipment                                            46,144   56,552
        Unrealized gain on securities available for sale                 187,835   88,628
                                                                        --------  -------

        Gross deferred tax liabilities                                   261,369  145,180
                                                                        --------  -------

        Net deferred tax asset                                          $ 25,826  105,851
                                                                        ========  =======

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(12) RELATED PARTY TRANSACTIONS

     The Company conducts transactions with directors, executive officers (including companies in which they have beneficial interest) as well as its unconsolidated subsidiary in the normal course of business. It is the policy of the Company that loan transactions with directors, executive officers and subsidiaries be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 1998:

          Beginning balance    $ 1,140,000
          Loans advanced         1,648,000
          Repayments            (1,254,000)
                               -----------
          Ending balance       $ 1,534,000
                               ===========

     The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $2,637,000 and $2,461,000 at December 31, 1998 and 1997.

(13) SUPPLEMENTAL FINANCIAL DATA
     Components of other operating expenses in excess of 1% of total interest income and noninterest income for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                1998      1997     1996
                              ---------  -------  -------
     Printing and supplies     $112,554  108,040   94,354
     Data processing           $154,021  126,087  128,702
     Directors fees            $104,300   98,250   81,950
     Advertising               $107,283  125,702   63,191

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(14) COMMUNITY TRUST FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                 Balance Sheets

                           December 31, 1998 and 1997

                                     Assets
                                     ------

                                                  1998        1997
                                               -----------  ---------

      Cash                                     $   752,612     26,017
      Investment in subsidiaries                10,145,026  6,379,530
      Loans to subsidiaries                      2,743,850  2,071,348
      Other assets                                 367,899    192,937
                                               -----------  ---------

                                               $14,009,387  8,669,832
                                               ===========  =========


                  Liabilities and Stockholders' Equity
                  ------------------------------------

      Other liabilities                        $    38,184          -
      Note payable                                       -    800,000
      Stockholders' equity                      13,971,203  7,869,832
                                               -----------  ---------

                                               $14,009,387  8,669,832
                                               ===========  =========

                             Statements of Earnings

              For the Years Ended December 31, 1998, 1997 and 1996

                                                                 1998         1997        1996
                                                              -----------  ----------  ----------
      Interest income                                         $  222,042     104,672      51,239
      Dividends from Bank                                        250,000     250,000   1,311,354
      Dividends from Metroplex                                         -           -      25,000
      Management fees                                            193,673           -           -
      Other operating expenses                                  (588,169)   (202,099)    (81,774)
                                                              ----------   ---------   ---------

         Earnings before income tax benefit and equity
           in undistributed earnings of subsidiaries              77,546     152,573   1,305,819

      Income tax benefit                                          56,104      89,510       9,282
                                                              ----------   ---------   ---------

         Earnings before equity in undistributed
           earnings of subsidiaries                              133,650     242,083   1,315,101

      Dividends paid in excess of earnings of subsidiaries             -           -    (257,217)

      Equity in undistributed earnings of subsidiaries         1,126,246     796,724           -
                                                              ----------   ---------   ---------

               Net earnings                                   $1,259,896   1,038,807   1,057,884
                                                              ==========   =========   =========

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(14) COMMUNITY TRUST FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION,
     CONTINUED

                            Statements of Cash Flows

              For the Years Ended December 31, 1998, 1997 and 1996

                                                                  1998         1997         1996
                                                              ------------  -----------  ----------
      Cash flows from operating activities:
       Net earnings                                           $ 1,259,896    1,038,807   1,057,884
       Adjustments to reconcile net earnings to
       net cash provided by operating activities:
          Equity in undistributed earnings of subsidiaries     (1,126,246)    (796,724)    257,217
          Amortization                                                  -            -       4,743
          Other                                                  (120,510)     (74,668)   (170,093)
                                                              -----------   ----------   ---------

          Net cash provided by operating activities                13,140      167,415   1,149,751
                                                              -----------   ----------   ---------

      Cash flows from investing activities:
       Purchases of premises and equipment                        (16,268)           -           -
       Investment in CashTrans                                          -      (49,000)          -
       Capital contribution to the Bank                        (2,468,536)           -           -
       Investment in CLC                                           (8,574)           -           -
       Change in loans to subsidiaries                           (672,502)    (981,584)   (839,764)
                                                              -----------   ----------   ---------

          Net cash used by investing activities                (3,165,880)  (1,030,584)   (839,764)
                                                              -----------   ----------   ---------

      Cash flows from financing activities:
       Change in note payable                                    (800,000)     800,000           -
       Cash dividends paid                                       (210,502)    (209,817)   (209,125)
       Net proceeds from issuance of common stock               4,821,662            -           -
       Proceeds from exercise of stock options                     68,175       13,601      21,771
       Retirement of common stock                                       -            -      (7,000)
                                                              -----------   ----------   ---------

          Net cash provided (used) by financing activities      3,879,335      603,784    (194,354)
                                                              -----------   ----------   ---------

      Net change in cash                                          726,595     (259,385)    115,633

      Cash at beginning of the year                                26,017      285,402     169,769
                                                              -----------   ----------   ---------

      Cash at end of the year                                 $   752,612       26,017     285,402
                                                              ===========   ==========   =========

      Noncash investing and financing activities:
       Change in accumulated other comprehensive
        income of Bank, net of tax                            $   162,140      149,365     (17,560)

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in the value of financial instruments held by the Company since purchase, origination or issuance.

       Cash and Cash Equivalents
       -------------------------
       For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

       Securities Available for Sale
       -----------------------------
       Fair values for securities available for sale are based on quoted market prices.

       Other Investments
       -----------------
       The carrying amount of other investments approximates fair value.

       Loans
       -----
       The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

       Deposits
       --------
       The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

       Other Borrowings
       ----------------
       The fair value of fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

       Commitments to Extend Credit and Standby Letters of Credit
       ----------------------------------------------------------
       Because commitments to extend credit and standby letters of credit are made using variable rates and/or for relatively short commitment periods, the contract value is a reasonable estimate of fair value.

       Limitations
       -----------
       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

        COMMUNITY TRUST FINANCIAL SERVICES CORPORATION AND SUBSIDIARIES

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
     The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1998 are as follows:

                                                      1998
                                            -----------------------
                                             Carrying    Estimated
                                              Amount     Fair Value
                                            -----------  ----------
     Assets:
     Cash and cash equivalents              $ 7,568,071   7,568,071
     Securities available for sale          $21,448,636  21,448,636
     Other investments                      $   919,400     919,400
     Loans, net                             $73,504,927  73,942,734

     Liabilities:
     Deposits                               $86,906,529  87,468,795
     Other borrowings                       $ 5,500,000   5,501,784

     Unrecognized financial instruments:
     Commitments to extend credit           $17,827,000  17,827,000
     Standby letters of credit              $   844,000     844,000