Form 10KSB, Exhibit 13
period 1999-12-31
COMMUNITY TRUST FINANCIAL SERVICES CORPORATION
filed 2000-03-30
CIK 869447

                                                                      EXHIBIT 13



Selected Annual Consolidated
Financial Data

------------------------------------------------------------------------------


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

                                                     1999              1998                  1997             1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                                  131,742,794       107,528,272            91,904,781       85,203,618       68,230,620
Loans, net                                     88,256,999        73,504,927            56,359,625       48,712,195       38,314,857
Deposits                                      104,412,264        86,906,529            81,981,103       76,897,761       61,235,289
Stockholders' equity                           14,763,404        13,971,203             7,869,832        6,877,876        6,031,906

STATEMENT OF EARNINGS DATA
Net interest income                             6,808,173         5,508,099             4,719,701        4,187,352        3,395,024
Provision for loan losses                         695,062           336,243               204,270          197,841          186,645
Noninterest income                              1,856,200         1,578,958             1,203,961        1,151,183          838,882
Noninterest expense                             6,866,150         4,985,623             4,236,313        3,575,171        2,764,321
Net earnings                                      862,538         1,259,896             1,038,807        1,057,884          885,407
Basic earnings per share/(1)/                        0.37              0.65                  0.62             0.63             0.53
Diluted earnings per share/(1)/                      0.35              0.63                  0.59             0.62             0.52

ASSET QUALITY RATIOS
Nonperforming assets to total assets                 0.54%             0.57%                 0.43%            0.04%            0.40%
Net chargeoffs to average loans                      0.42%             0.35%                 0.17%            0.15%            0.13%
Allowance for loan losses to total loans             1.51%             1.26%                 1.45%            1.44%            1.50%
Allowance for loan losses to
   nonperforming assets                            190.28%           152.61%               210.55          2146.76%          213.12

KEY PERFORMANCE RATIOS
Return on average assets                             0.73%             1.28%                 1.19%            1.39%            1.37%
Return on average equity                             6.02%            12.50%                14.44%           16.65%           17.01%
Net interest margin                                  6.20%             6.00%                 5.93%            5.89%            5.66%
Net interest spread                                  5.36%             5.18%                 5.17%            5.23%            4.98%
Average equity to average assets                    12.15%            10.23%                 8.27%            8.32%            8.06%
Noninterest expense to average assets                5.83%             5.06%                 4.88%            4.67%            4.28%
Efficiency ratio/(2)/                               79.25%            70.35%                71.52%           66.97%           65.29%
Dividends per share/(1)/                             0.12              0.12                  0.12             0.12             0.12
Dividend payout ratio                               33.28%            16.71%                20.20%           19.77%           23.58%

(1) In December 1999, the Board of Directors declared a 2 for 1 stock split in the form of a stock dividend to stockholders of record on January 18, 2000. All per share amounts have been changed to reflect the stock split as if it had occurred December 31, 1994.
(2) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

Common Stock Information

     The Company's Common Stock is listed on the over the counter bulletin board with the symbol CTFV. Morgan Keegan & Company, Inc. (Morgan Keegan) acts as a market maker for the Company's Common Stock. There was no established trading market for the Company's Common Stock in 1999. During the year ended December 31, 1999, the Company believes that the trading prices of the Company's Common Stock have ranged between $9.75/(1)/ and $9.00/(1)/ per share.
     The Company paid cash dividends on its Common Stock of $.12/(1)/ per share to stockholders of record as of March 19, 1999, and the Company has declared a quarterly dividend of $.04 per share payable to stockholders of record as of March 10, 2000. The payment of dividends by the Company, however, is at the discretion of the Board of Directors and is effectively limited by the Company's regulators.
         The Company had 834 shareholders of record as of March 3, 2000.

 (1) In December 1999, the Board of Directors declared a 2 for 1 stock split in the form of a stock dividend to stockholders of record on January 18, 2000. All per share amounts have been changed to reflect the stock split as if it had occurred prior to 1999.

                             Community Trust Financial Services Corporation   9

Management's Discussion and
Analysis of Financial Condition
and Results of Operations

-------------------------------------------------------------------------------

Overview

     Management's discussion and analysis of financial condition and results of operations analyzes the material changes in the consolidated balance sheets and statements of earnings presented herein for Community Trust Financial Services Corporation (the Company). The consolidated financial information includes the financial condition and results of operations, for all periods presented, of the Company and its wholly-owned subsidiaries, Community Trust Bank (the Bank), Metroplex Appraisals, Inc. (Metroplex), and Community Loan Company (CLC). The Company owns a 49% interest in Cash Transactions, L.L.C. (CashTrans) which is treated as an unconsolidated subsidiary for financial reporting purposes, and, accordingly, the Company's interest is reflected in the consolidated financial statements at its proportionate share.
     At December 31, 1999, the Company had consolidated total assets of $131,742,794 as compared to $107,528,272 at December 31, 1998. Stockholders' equity increased approximately 5.67% to $14,763,404 or $6.19 per share at December 31, 1999, as compared to stockholders' equity of $13,971,203 or $6.08 per share at December 31, 1998. Stockholders' equity increased primarily as a result of the Company's issuance of 81,660 shares of common stock to acquire certain assets of Drummond Association, Inc. in June 1999. These assets primarily consisted of $1,130,152 in loans, which were then contributed to CLC's portfolio. Additionally, stockholders' equity increased in 1999 due to comprehensive income of $370,667. For the year ended December 31, 1999, the Company's comprehensive income consisted of $862,538 in net earnings and a $491,871 loss in other comprehensive income, which is composed of changes in the unrealized gain or loss on securities available for sale, net of tax. The Company's net interest income for the year ended December 31, 1999 increased approximately 23.60% or $1,300,074 from its net interest income for the year ended December 31, 1998. The Company's net earnings decreased 31.54% from $1,259,896 for the year ended December 31, 1998 to $862,538 for the year ended December 31, 1999, while its basic earnings per share (based on the weighted average number of shares outstanding during the year) decreased from $0.65 to $0.37. This decrease in earnings growth compared to growth in net interest income was attributable primarily to a 37.72% increase in noninterest expense that resulted largely from (i) the Bank's increased overhead expenses of $1,119,221 which are primarily related to salary expenses incurred due to the growth in locations and assets of the Bank, (ii) an increase of $508,230 in noninterest expenses of CLC due to the addition of seven offices in 1999, and
(iii) an increase of $358,819 in the provision for loan losses made by CLC and the Bank in order to adequately allow for losses related to the increased size of each company's loan portfolio.
     For the year ended December 31, 1999, the Bank recorded net earnings of $1,205,921, a decrease of 12.66% or $174,842 from the year ended December 31, 1998. For the year ended December 31, 1999, CLC recorded a net loss of $66,590. For the year ended December 31, 1999, CashTrans experienced a loss of approximately $30,304. Under the equity method of accounting, 49% of this loss, or $14,849, is reflected in the Company's noninterest income for the year ended December 31, 1999.
     Management generally is pleased with the Company's results for 1999. While it is true that the Company's results of operations for 1999 were adversely affected by CLC's losses and CashTrans' losses, these losses were consistent with management's expectations due to those subsidiaries' swift growth during 1999. Meanwhile, the Bank has experienced a relatively small decrease in earnings as compared to their asset growth of 21.12% in 1999. Management believes that while it may be typical for companies to experience some temporary loss in earnings during times of very concentrated growth, this same growth is necessary for the long-term success of the Company.
     The Company's results of operations are primarily dependent upon the Bank's results of operations. The Bank represents 96.14% and 86.50%, respectively, of the Company's total assets and total revenues at December 31, 1999. The Bank's business consists primarily of attracting deposits from the general public and, with these and other

10   Community Trust Financial Services Corporation

                                              Management's Discussion and
                                              Analysis of Financial Condition
                                              and Results of Operations
--------------------------------------------------------------------------------
                                               (continued)


funds, originating real estate loans, consumer loans, business loans, and residential and commercial construction loans. Funds not invested in the loan portfolio are invested by the Company primarily in U.S. Government and agency obligations and obligations of various states and their political subdivisions. The Company's earnings are dependent primarily upon the Bank's net interest income, which is the difference between the interest income received from its assets (primarily loans and investment securities) and the interest expense (or "cost of funds") which it pays on its liabilities (primarily deposits). The Bank's profitability also is affected by such factors as noninterest income and expenses, the provision for loan losses and income tax expense. Noninterest income consists primarily of service charges on deposits and insurance commissions. Noninterest expenses consist of salaries and employee benefits, occupancy expenses, FDIC deposit insurance premiums and other operating expenses such as data processing costs, printing, postage and supplies, and professional fees.
     CLC began operations in September 1995 for the purpose of acquiring and operating consumer finance offices under the direction of the Company. In 1998, CLC conducted its operations from four offices located in Gainesville, Rockmart, Rossville and Woodstock, Georgia. During 1999, CLC expanded operations through the acquisitions of two offices located in Dalton and Oakwood, Georgia. Also, the Company purchased assets related to five consumer finance offices in north Georgia which were owned by Drummond Association, Inc. These assets primarily consisted of $1,130,152 in loans, which were then contributed to CLC's portfolio. CLC presently operates ten offices, as one office was sold in February 2000 due to the fact that the office was outside CLC's target geographic market. CLC represents 3.67% and 11.16%, respectively, of the Company's total assets and total revenues at December 31, 1999, as compared to 2.08% and 6.60%, respectively, of the Company's total assets and total revenues at December 31, 1998. CLC experienced a loss of $66,590 for 1999, however, CLC increased its loans approximately 99.49%, or $1,927,501. CLC has expanded operations quickly since its establishment in 1995, and such expansion has caused what management believes to be a short term adverse effect on profitability. When CLC makes an asset acquisition it is required to record on its books an intangible asset equal to the difference between the book value of the assets acquired and the purchase price of the asset. It is then required to amortize this asset. CLC experienced a charge of $56,666 for the year due to amortization of goodwill associated with the eleven offices purchased prior to December 31, 1999. Goodwill is typically paid in the consumer finance industry when purchasing the assets of an existing office, if the office's license issued by the Commissioner of Insurance of the State of Georgia pursuant to the Georgia Industrial Loan Act is also acquired with those assets. A loan license has been acquired in connection with each of CLC's purchases of existing offices. Management believes that CLC represents a prudent and, ultimately, profitable means of diversifying the Company's business lines and that CLC represents a significant long-term growth opportunity for the Company.
     CashTrans was formed in 1997 as a joint venture between the Company and JRH Diversified, Inc. to engage in the business of providing retail establishments (primarily convenience stores) with automated teller machines that are owned by CashTrans and that dispense cash or cash equivalents. As of February 1999, CashTrans diversified its business into selling the same types of machines to retail establishments, if the retailer so desires. While CashTrans remains focused on placing its machines in space which is strategically located to encourage transactions, CashTrans will sell machines, thereby earning income on the sales and on future maintenance of the machines. CashTrans represents 0.50% and 6.13%, respectively, of the Company's total assets and total revenues at December 31, 1999, as compared to 0.51% and 4.46%, respectively, of the Company's total assets and total revenues at December 31, 1998. CashTrans' loss for 1999 was attributable primarily to costs associated with the placement of automated teller machines in service during the years 1998 and 1999. Management expects that CashTrans will require anywhere from twelve to eighteen months to recover its investment in an individual machine from service charges generated by transactions processed. Management believes that the costs incurred by CashTrans in 1999 are not unusual for start-

                              Community Trust Financial Services Corporation  11

Management's Discussion and
Analysis of Financial Condition
and Results of Operations
--------------------------------------------------------------------------------
(continued)

up ventures. Management believes that the losses generated by CashTrans' initial investment in automated teller machines are short-term in nature and that, in the longer term, this investment will contribute to CashTrans' profitability. Because CashTrans was initially capitalized with only $100,000, $49,000 of which represented the Company's investment, the cumulative loss of $388,997 experienced by CashTrans made it insolvent at the end of 1999. The relatively small initial capitalization of CashTrans reflects the desire of the Company and JRH Diversified, Inc. to fund CashTrans' operations with debt financing rather than equity contributions. Management believes that CashTrans' cash flow is more than adequate to service the borrowings of CashTrans. Management believes that CashTrans represents a prudent and, ultimately, profitable investment for the Company as well as a significant long-term growth opportunity for the Company.
     Metroplex, a wholly-owned subsidiary of the Company, was formed in 1992 as an appraisal service company. Metroplex performs appraisals of residential and commercial properties located in Paulding, Bartow, Polk, Harralson, Floyd, Cobb, Douglas, and Cherokee counties, Georgia. Metroplex represents 0.03% and 1.83%, respectively, of the Company's total assets and total revenues at December 31, 1999. Net earnings of Metroplex for the year ended December 31, 1999, were $14,153. Metroplex does not have a significant impact on the consolidated results of operations of the Company and management does not anticipate that its impact will be significant in future periods. Management believes that Metroplex represents a desirable activity for the Company to be engaged in because, among other things, Metroplex requires the commitment by the Company of relatively modest resources and enables the Bank to receive reliable appraisals in connection with residential real estate loans originated by the Bank.

Results of Operation
Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Net Interest Income
     Net interest income is a function of (1) the difference between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities (the "interest rate spread") and (2) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.
     The Company's net interest income increased approximately 23.60% to $6,808,173 for the year ended December 31, 1999, as compared to $5,508,099 for the year ended December 31, 1998. Interest income increased approximately 19.48% to $10,510,818 for 1999, as compared to $8,797,172 for 1998, due primarily to an approximate 29.52% increase in the average loan portfolio for 1999 as compared to 1998. Interest expense increased approximately 12.57% to $3,702,645 for 1999, as compared to $3,289,073 for 1998, due primarily to an approximate 18.02% increase in the average amount of interest-bearing deposits and liabilities of the Company.
     The Company's average earning assets for the year ended December 31, 1999 were $109,872,183, having a weighted average yield of 9.57%, resulting in a net interest margin of 6.20% for 1999. This compares to average earning assets for the year ended December 31, 1998 of $91,737,570, having a weighted average yield of 9.59%, resulting in a net interest margin of 6.00% for 1998. The increase in net interest margin is attributable primarily to the decrease in the Company's cost of funds from 4.41% for the year ended December 31, 1998 to 4.21% for the year ended December 31, 1999.

Provision for Loan Losses
       The Company loses interest income due to non-performing assets, defined as loans placed on non-accrual status, accruing loans which are contractually past due ninety days or more, real estate acquired through foreclosure,

12    Community Trust Financial Services Corporation

                                              Management's Discussion and
                                              Analysis of Financial Condition
                                              and Results of Operations

-------------------------------------------------------------------------------
                                              (continued)

and property acquired through repossession. Prior to 1999, accruing loans which are contractually past due ninety days or more were not included by management as a component of non-performing assets. Therefore, totals of non-performing assets for periods prior to 1999 have been restated to include accruing loans which are contractually past due over ninety days. Management considers the Company's level of non-performing assets to be at an acceptable level. The Company's non-performing assets totaled $1,156,627, or 0.88% of total assets as of December 31, 1999, as compared to $789,841, or 0.73% of total assets as of December 31, 1998. The increase in non-performing assets from 1998 to 1999 was attributable primarily to an increase in CLC's loans that are contractually past due ninety days or more. Typically, consumer finance companies may experience a higher ratio of past due loans than a banking institution. CLC's loan portfolio has grown from 2.60% of the Company's entire loan portfolio at December 31, 1998 to 4.31% at December 31, 1999, therefore management considers this increase in non-performing assets as a percentage of total assets to be reasonable. CLC's non-performing assets increased by 124.25% as compared to a 99.49% increase in its loan portfolio during 1999.
     The Georgia Department of Banking and Finance (the Department), the Bank's primary regulatory authority, requires the Bank to maintain a loan loss allowance of not less than one percent of all outstanding loans. This allowance is used to cover future loan losses. During 1999, the Company sustained $349,898 in net loan losses as compared to $230,241 in net losses in 1998. Although CLC's net loan losses increased to $243,199 as of December 31, 1999, as compared to $77,757 as of December 31, 1998, management considers the level of loan losses to be acceptable due to the 99.49% increase in CLC's loan portfolio during 1999 and management's strengthened policy regarding treatment of past due loans. The Company's provision for loan losses was $695,062 for the year ended December 31, 1999, as compared to $336,243 for the year ended December 31, 1998. The Company's loan loss allowance was $1,356,649, or 1.51% of outstanding loans, as of December 31, 1999. No material loss is anticipated on non-accrual or restructured loans, therefore no specific reserves or write-downs were considered necessary by management as of December 31, 1999.

Noninterest Income
     Total noninterest income, consisting of service charges on deposits, appraisal fees, credit life insurance commissions, securities gains, loss in CashTrans and other miscellaneous income, increased approximately 17.56% to $1,856,200 for the year ended December 31, 1999, as compared to total noninterest income of $1,578,958 for the year ended December 31, 1998. The increase in noninterest income resulted primarily from (i) an increase of $83,476 in insurance commissions collected which is primarily due to the growth of CLC's customer base, (ii) an increase of $69,423 in the Bank's income derived from service charges and fees which is primarily due to the growth of the Bank's customer base, (iii) an increase of $65,847 in the Bank's collection of mortgage origination fees related to its mortgage division which was formed in 1998, and
(iv) a $49,765 decrease in the Company's equity in the loss of its unconsolidated subsidiary, CashTrans.

Noninterest Expenses
     Noninterest expenses, consisting of salaries and employee benefits, occupancy and other miscellaneous expenses, increased approximately 37.72% to $6,866,150 for 1999, as compared to $4,985,623 for 1998. This increase is attributable primarily to a 39.96% increase in salaries and employee benefits caused by the Company's need for additional human resources due to the growing customer base of the Bank and CLC, as well as routine salary increases. Additionally, pressures on employment costs in the Company's primary market areas have caused some increase in salaries and benefits in order to attract and retain key employees. Occupancy expense increased by approximately $309,687, or 43.22%, for the year ended December 31, 1999, as compared to the same period in 1998, primarily due to increases in depreciation and rent expense associated with the Bank's addition of

                          Community Trust Financial Services Corporation      13

Management's Discussion and
Analysis of Financial Condition
and Results of Operations

--------------------------------------------------------------------------------
(continued)


a full service branch in Cobb County and CLC's addition of seven offices. Other operating expense increased by approximately $493,251, or 31.37%, for the year ended December 31, 1999, as compared to the same period in 1998, primarily due to increased expenses related to the expansion in the Bank and CLC such as advertising, software costs, telephone expense, and consulting fees.

Income Tax Expense
     Total income tax expense for the year ended December 31, 1999 was $240,623 as compared to $505,295 for the year ended December 31, 1998. The effective tax rate decreased from 28.63% to 21.81% at December 31, 1999 as compared to December 31, 1998. This decrease was due primarily to the 21.45% increase in tax-exempt interest income earned by the Bank while there was a 37.50% decrease in the Company's earnings before income taxes.

Results of Operation
Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Net Earnings
     The Company's net earnings for 1998 were $1,259,896, an approximate 21.28% increase from net earnings of $1,038,807 for 1997. The increase in earnings is attributable to the Company's 16.70% growth in net interest income and a 31.15% increase in noninterest income that resulted largely from the Bank's mortgage division which was formed in 1998, an increase in appraisal fees collected by Metroplex, gains on sales of securities, and improved performance of CashTrans.

Net Interest Income
     The Company's net interest income increased approximately 16.70% to $5,508,099 for the year ended December 31, 1998, as compared to $4,719,701 for the year ended December 31, 1997. Interest income increased approximately 15.29% to $8,797,172 for 1998, as compared to $7,630,414 for 1997, due primarily to an approximate 22.64% increase in the average loan portfolio for 1998 as compared to 1997. Interest expense increased approximately 13.00% to $3,289,073 for 1998, as compared to $2,910,713 for 1997, due primarily to an approximate 12.82% increase in the average amount of interest-bearing deposits and liabilities of the Company.
     The Company's average earning assets for the year ended December 31, 1998 were $91,737,570, having a weighted average yield of 9.59%, resulting in a net interest margin of 6.00% for 1998. This compared to average earning assets for the year ended December 31, 1997 of $79,613,629, having a weighted average yield of 9.58%, resulting in a net interest margin of 5.93% for 1997. The slight increase in net interest margin was attributable primarily to the 15.23% increase in the Company's average earning assets, as compared to the 12.82% increase in the Company's average interest-bearing liabilities. The larger increase in the amount of the Company's interest-earning assets as compared to its interest-bearing liabilities caused a positive effect on the Company's net interest margin in 1998.

Provision for Loan Losses
     The Company's non-performing assets totaled $789,841, or 0.73% of total assets as of December 31, 1998, as compared to $571,622, or 0.62% of total assets as of December 31, 1997. The increase in non-performing assets from 1997 to 1998 was attributable primarily to an increase in the Bank's loans placed on non-accrual status. The Bank's loans place on non-accrual status included two loans to one borrower which were secured by real estate. Subsequently, the loans were collected with no loss to the Bank other than collection costs.

14   Community Trust Financial Services Corporation

                                             Management's Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations

--------------------------------------------------------------------------------
                                             (continued)


     The Department, the Bank's primary regulatory authority, requires the Bank to maintain a loan loss allowance of not less than one percent of all outstanding loans. This allowance is used to cover future loan losses. During 1998, the Company sustained $230,241 in net loan losses as compared to $88,556 in net losses in 1997. The increase in net loan losses from 1997 to 1998 was attributable to an increase in the Bank's net loan losses to $152,484 as of December 31, 1998, as compared to $79,601 as of December 31, 1997 and an increase in CLC's net loan losses to $77,757 as of December 31, 1998, as compared to $8,955 as of December 31, 1997. The Company's provision for loan losses was $336,243 for the year ended December 31, 1998, as compared to $204,270 for the year ended December 31, 1997. The Company's loan loss allowance was $935,234, or 1.26% of outstanding loans, as of December 31, 1998.

Noninterest Income
     Total noninterest income, consisting of service charges on deposits, appraisal fees, credit life insurance commissions, securities gains, loss in CashTrans, an unconsolidated subsidiary, and other miscellaneous income, increased approximately 31.15% to $1,578,958 for the year ended December 31, 1998, as compared to total non-interest income of $1,203,961 for the year ended December 31, 1997. The increase in noninterest income resulted primarily from
(i) the Bank's collection of $78,361 in mortgage origination fees related to its mortgage division which was formed in 1998, (ii) an increase of $60,785 in appraisal fees collected by Metroplex, (iii) $46,499 in gains collected by the Bank in 1998 on sales of securities, as compared to $3,219 in losses incurred by the Bank in 1997 on sales of securities, (iv) a $46,531 decrease in the Company's equity in the loss of its unconsolidated subsidiary, CashTrans, and
(v) an increase of $44,444 in insurance commissions collected.

Noninterest Expenses
     Noninterest expenses, consisting of salaries and employee benefits, occupancy and other miscellaneous expenses, increased approximately 17.69% to $4,985,623 for 1998, as compared to $4,236,313 for 1997. This increase was attributable primarily to an increase in salaries and employee benefits caused by the Company's need for additional human resources due to the growing customer base of the Bank and CLC, as well as routine salary increases. Occupancy expense increased by approximately $65,405, or 10.05%, for the year ended December 31, 1998, as compared to the same period in 1997, primarily due to increases in rent expense and telephone expense associated with the Bank's addition of a loan production office and its first full service branch in Cobb County. Other operating expense increased by approximately $236,539, or 17.71%, for the year ended December 31, 1998, as compared to the same period in 1997, primarily due to increased loan and collection expense, consulting fees, and data processing fees incurred by the Bank.

Income Tax Expenses
     Total income tax expense for the year ended December 31, 1998 was $505,295 as compared to $444,272 for the year ended December 31, 1997. The effective tax rate also decreased from 30.0% to 28.6% at December 31, 1998 as compared to December 31, 1997. This decrease was due primarily to a 47.5% increase in tax-exempt interest income earned by the Bank and to lower state income tax.

Capital Resources and Liquidity
     Historically, the principal sources of funds for the Company have been deposits, repayments of loans, other borrowings, and cash received from maturities and sales of securities. In 1999, the Company received $17,505,735 in net increases of demand, savings, and time deposits and $5,585,083 from maturities and sales of securities.

                             Community Trust Financial Services Corporation   15

Management's Discussion and
Analysis of Financial Condition
and Results of Operations

--------------------------------------------------------------------------------
(continued)


     Uses of funds in 1999 included: $287,069 paid in dividends to Company shareholders of record as of March 19, 1999, $500,000 in the purchase of cash value life insurance policies, $821,919 in the acquisition of assets from Drummond Association, Inc., and $1,951,648 in additions to premises and equipment. The net change in the Company's loans was an increase of $14,712,242 for 1999, and $11,024,640 in securities were purchased in 1999.
     Increases in the Bank's core deposits are expected to be the major source of funds provided during 2000. Management believes that deposit growth will continue at a moderate pace due to the Bank's expansion of its branch network into Cobb and Douglas Counties, which are adjacent to Paulding County. The Bank opened its second full-service branch in Cobb County at Battle Ridge and plans are underway to open a full-service branch in Douglas County during the latter part of 2000 or early 2001. Additionally, the Bank has an Internet branch via its website, where new customers may open a deposit account with little concern about geographic location. The Bank has partnered with a vendor which provides customers with a bill paying service and the ability to conduct funds transfers via a secure Internet connection. The Bank has implemented stringent security measures in order to provide the ease of Internet banking while maintaining safety measures deemed necessary by management. The Bank also subscribes to a service called QwickRate, which allows the Bank to publish its rates on certificates of deposits over an electronic billboard that may attract interested depositors throughout the U.S. The Bank may choose to seek deposits through this alternative source of funds if management determines that the choice meets the Company's asset and liability strategies. Management of the Bank sets the rates to be offered, which have been slightly higher than the rates paid on core deposits. The Bank utilized this service for the first time in 1999, with $6,055,045 outstanding in these time deposits for the year ended December 31, 1999. Additionally, a new product offered by the Bank allows certain commercial customers the flexibility of employing funds that might otherwise remain in deposit balances to invest in repurchase agreements so that the customer may earn interest overnight. Securities sold under repurchase agreements totaled $4,880,864 at December 31, 1999. Management is monitoring core deposits and customer relationships in an effort to maintain overall deposit growth.
     The Company is subject to regulatory capital requirements imposed by the Department and by the Board of Governors of the Federal Reserve System. Under federal law, the Company and the Bank are required to maintain a ratio of total capital to risk weighted assets of at least 8.0%, of which at least one-half must be so-called Tier 1 capital. Under applicable federal regulations and interpretations thereof, the Bank's ratio of total capital to risk weighted assets at December 31, 1999, was 12.09%, and its ratio of Tier 1 capital to risk weighted assets was 10.89%. Under applicable federal regulations and interpretations thereof, the Company's ratio of total capital to risk weighted assets at December 31, 1999, was 15.41%, and its ratio of Tier 1 capital to risk weighted assets was 14.16%. Additionally, under federal law, all but the most highly rated banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to total average assets (Tier 1 leverage ratio) of 4.0% to 5.0%, including the most highly rated banks and bank holding companies that are anticipating or experiencing significant growth. Three percent is the minimum Tier 1 leverage ratio required for the most highly rated banks and bank holding companies with no plans to expand. The Bank substantially exceeds its Tier 1 leverage ratio requirement with a Tier 1 leverage ratio of 8.13% as of December 31, 1999. The Company also substantially exceeds its Tier 1 leverage ratio requirement with a Tier 1 leverage ratio of 11.00% as of December 31, 1999. Through its policy of controlled growth, the Company intends to maintain capital in excess of the required minimum in order to support future growth.
     Liquidity represents the Company's ability to meet both loan commitments and deposit withdrawals. Liquidity is monitored monthly by management in order to ensure compliance with the Bank's policy of maintaining adequate liquidity. The Bank relies primarily on deposit gathering in order to fund its lending and investing activities. In addition, the Company obtains funds from loan principal repayments, proceeds from sales of loan participations and investment securities, and other borrowings. Loan repayments are a relatively stable source of funds, while deposit

16    Community Trust Financial Services Corporation

                                             Management's Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations

-------------------------------------------------------------------------------
                                             (continued)


inflows and outflows and sales of loan participations and investment securities are significantly influenced by prevailing interest rates, economic conditions and the Company's asset and liability management strategies. Borrowings may be used on a short-term basis to compensate for reductions in the availability of other sources of funds or on a longer term basis to support expanded lending activities and for other general business purposes.
     The Bank maintains two lines of credit to borrow fed funds that total $5,300,000 in order to enhance liquidity. At December 31, 1999, the Bank had no funds borrowed on either of these lines of credit. The Bank is a member of the Federal Home Loan Bank of Atlanta and borrowings are also available through that relationship. The amount of credit available from the Federal Home Loan Bank fluctuates based on criteria set by that institution concerning the Bank's portfolio of loans secured by housing for one to four families. As of December 31, 1999, the Bank had $5,500,000 in borrowings outstanding under this facility. No additional borrowings were available to the Bank as of December 31, 1999 based on the Bank's loan portfolio.
     The Company has a $3,500,000 revolving credit facility with The Bankers Bank, Atlanta, Georgia, which is intended to enhance the Company's liquidity. As of December 31, 1999, the Company had no funds borrowed under this facility. Additionally, CLC established a $1,500,000 revolving credit facility with The Bankers Bank in July 1999, which is intended to provide a source of funds for the lending activities of that subsidiary. As of December 31, 1999, CLC had $790,000 in borrowed funds outstanding under this facility. As of July 1999, the operations of CashTrans are funded principally through a $1,000,000 credit facility with The Bankers Bank. As of December 31, 1999, CashTrans had $775,000 in borrowed funds outstanding under this facility. Under these revolving credit facilities with The Bankers Bank, interest only is due and payable on the first business day of each calendar quarter. The Company's credit facility (i) accrues interest at a floating rate equal to the "prime" rate of interest as published from time to time in The Wall Street Journal minus 1%, and (ii) the principal shall be paid in eight annual installments beginning July 2001. CLC's and CashTrans' credit facilities (i) accrue interest at a floating rate equal to the prime rate minus 0.75%, and (ii) are due in full on July 1, 2000. Amounts outstanding under the three credit facilities are guaranteed by the Company and collateralized by the stock in the Bank. CLC's loan is also collateralized by its loan receivables. CashTrans' loan is personally guaranteed by James R. Henderson, the principal of JRH Diversified, Inc.

Forward-Looking Statement

     Some of the foregoing statements are forward-looking statements which reflect significant assumptions and subjective judgements believed by management to be reasonable as of the date of this report. They do not constitute a forecast or prediction of actual results, and actual performance and financial results may differ materially from those anticipated due to a variety of factors, including but not limited to (i) increased competition with other financial institutions, (ii) lack of sustained growth in the local economy,
(iii) rapid fluctuations in interest rates, and (iv) changes in the legislative and regulatory environment. The foregoing statements should not be construed as exhaustive and the Company disclaims any obligation to subsequently update or revise any forward-looking statements after the date of this report

                             Community Trust Financial Services Corporation   17

Report of Independent Certified
Public Accountants

-------------------------------------------------------------------------------


To the Board of Directors and Stockholders
Community Trust Financial Services Corporation


We have audited the accompanying consolidated balance sheets of Community Trust Financial Services Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Trust Financial Services Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 11, 2000

18   Community Trust Financial Services Corporation

                                               Consolidated Balance Sheets

--------------------------------------------------------------------------------
                                                     December 31, 1999 and 1998


                                                                                         1999             1998
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks, including reserve
   requirements of $678,000 and $668,000                                        $   4,206,134        4,578,071
Federal funds sold                                                                  4,590,000        2,990,000
--------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents                                                    8,796,134        7,568,071

Securities available for sale                                                      26,111,751       21,448,636
Other investments                                                                   1,114,671          919,400
Loans, net                                                                         88,256,999       73,504,927
Premises and equipment                                                              3,994,220        2,237,830
Intangible assets, net                                                                851,518          242,339
Accrued interest receivable and other assets                                        2,617,501        1,607,069
--------------------------------------------------------------------------------------------------------------
                                                                                $ 131,742,794      107,528,272
--------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                                       $  13,604,854       11,433,411
   Interest-bearing demand                                                         18,832,836       21,197,354
   Savings                                                                         14,906,486       15,324,527
   Time                                                                            36,983,824       23,238,422
   Time, in excess of $100,000                                                     20,084,264       15,712,815
--------------------------------------------------------------------------------------------------------------
            Total deposits                                                        104,412,264       86,906,529

Securities sold under repurchase agreements                                         4,880,864             --
Accrued interest payable and other liabilities                                      1,396,262        1,150,540
Other borrowings                                                                    6,290,000        5,500,000
--------------------------------------------------------------------------------------------------------------
            Total liabilities                                                     116,979,390       93,557,069
--------------------------------------------------------------------------------------------------------------

Commitments

Stockholders' equity:
   Common stock, par value $2.50, authorized 10,000,000
   shares, issued and outstanding 2,383,550 and 2,296,156 shares                    5,958,875        5,740,390
   Additional paid-in capital                                                       3,852,477        3,362,359
   Retained earnings                                                                5,136,852        4,561,383
   Accumulated other comprehensive income (loss), net of tax                         (184,800)         307,071
--------------------------------------------------------------------------------------------------------------
            Total stockholders' equity                                             14,763,404       13,971,203
--------------------------------------------------------------------------------------------------------------
                                                                                $ 131,742,794      107,528,272
--------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                             Community Trust Financial Services Corporation   19

Consolidated Statements
of Earnings

-------------------------------------------------------------------------------
For the Years Ended December 31, 1999, 1998 and 1997


                                                                                      1999            1998            1997
---------------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                                 $  9,008,346       7,266,861       6,075,240
   Interest on federal funds sold                                                  191,178         243,472         243,198
   Interest and dividends on investment securities:
     U.S. Treasuries                                                               103,512         266,019         448,588
     U.S. Government agencies and mortgage-backed                                  775,169         671,141         642,578
     State, county and municipal                                                   359,484         311,313         197,710
     Other                                                                          73,129          38,366          23,100
---------------------------------------------------------------------------------------------------------------------------
       Total interest income                                                    10,510,818       8,797,172       7,630,414
---------------------------------------------------------------------------------------------------------------------------

Interest expense:
   Interest on deposits:
     Demand                                                                        391,107         408,200         397,555
     Savings                                                                       346,946         371,969         391,036
     Time                                                                        1,514,435       1,312,184       1,276,222
     Time in excess of $100,000                                                  1,035,576         932,577         817,029
   Other interest                                                                  414,581         264,143          28,871
---------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                                    3,702,645       3,289,073       2,910,713
---------------------------------------------------------------------------------------------------------------------------

       Net interest income                                                       6,808,173       5,508,099       4,719,701

Provision for loan losses                                                          695,062         336,243         204,270
---------------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses                       6,113,111       5,171,856       4,515,431
---------------------------------------------------------------------------------------------------------------------------

Non-interest income:
   Service charges on deposit accounts                                           1,009,684         940,261         932,593
   Appraisal fees                                                                  179,087         157,737          96,952
   Insurance commissions                                                           375,315         291,839         247,395
   Gain (loss) on sales of securities available for sale                              --            46,499          (3,219)
   Equity in loss of unconsolidated subsidiary                                     (14,849)        (64,614)       (111,145)
   Miscellaneous                                                                   306,963         207,236          41,385
---------------------------------------------------------------------------------------------------------------------------
       Total noninterest income                                                  1,856,200       1,578,958       1,203,961
---------------------------------------------------------------------------------------------------------------------------

Non-interest expense:
   Salaries and employee benefits                                                3,774,337       2,696,748       2,249,382
   Occupancy                                                                     1,026,180         716,493         651,088
   Other operating                                                               2,065,633       1,572,382       1,335,843
---------------------------------------------------------------------------------------------------------------------------
       Total noninterest expense                                                 6,866,150       4,985,623       4,236,313
---------------------------------------------------------------------------------------------------------------------------
       Earnings before income taxes                                              1,103,161       1,765,191       1,483,079
Income taxes                                                                       240,623         505,295         444,272
---------------------------------------------------------------------------------------------------------------------------
       Net earnings                                                           $    862,538       1,259,896       1,038,807
---------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                      $       0.37            0.65            0.62
---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                    $       0.35            0.63            0.59
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

20  Community Trust Financial Services Corporation

                                                Consolidated Statements
                                                of Comprehensive Income

--------------------------------------------------------------------------------
                            For the Years Ended December 31, 1999, 1998 and 1997

                                                                                           1999          1998         1997
----------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                         $  862,538     1,259,896    1,038,807
----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax:
  Unrealized gain (loss) on securities available for sale                              (792,829)      308,015      237,692
  Income tax effect on gain (loss)                                                     (300,958)      117,046       90,323
----------------------------------------------------------------------------------------------------------------------------

Unrealized gain (loss) arising during the year, net of tax                             (491,871)      190,969      147,369
----------------------------------------------------------------------------------------------------------------------------

  Less: Reclassification adjustment for gain (loss)
        included in net earnings                                                           --          46,499       (3,219)
  Income tax effect on reclassification adjustments                                        --          17,670       (1,223)
----------------------------------------------------------------------------------------------------------------------------

Reclassification adjustment for gain (loss)
  included in net earnings, net of tax                                                     --          28,829       (1,996)
----------------------------------------------------------------------------------------------------------------------------

Other comprehensive income                                                             (491,871)      162,140      149,365
----------------------------------------------------------------------------------------------------------------------------

Comprehensive income                                                                 $  370,667     1,422,036    1,188,172
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                         Community Trust Financial Services Corporation       21

Consolidated Statements
of Changes in Stockholders' Equity
--------------------------------------------------------------------------------
For the Years Ended December 31, 1999, 1998 and 1997

                                                                                                  Accumulated
                                                                                                        Other
                                                                  Additional                    Comprehensive
                                          Common Stock               Paid-In     Retained        Income (Loss)
                                    ------------------------
                                       Shares        Amount          Capital     Earnings          Net of Tax        Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996            1,678,328   $ 4,195,820         3,491      2,682,999         (4,434)       6,877,876
Net earnings                                 --            --            --      1,038,807             --        1,038,807
Cash dividends declared
   ($.12 per share)                          --            --            --       (209,817)            --         (209,817)
Exercise of stock options                 4,320        10,800         2,801             --             --           13,601
Change in accumulated other
  comprehensive income (loss),                                                                         --
  net of tax                                 --            --            --             --        149,365          149,365
--------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997            1,682,648     4,206,620         6,292      3,511,989        144,931        7,869,832
Net earnings                                 --            --            --      1,259,896             --        1,259,896
Cash dividends declared
  ($.12 per share)                           --            --            --       (210,502)            --         (210,502)
Net proceeds from issuance of
  common stock                          588,236     1,470,590     3,351,072             --             --        4,821,662
Exercise of stock options,
  net of repurchases                     25,272        63,180         4,995             --             --           68,175
Change in accumulated other
  comprehensive income (loss),
  net of tax                                 --            --            --             --        162,140          162,140
--------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998            2,296,156     5,740,390     3,362,359      4,561,383        307,071       13,971,203
Net earnings                                 --            --            --        862,538             --          862,538
Cash dividends declared
  ($.12 per share)                           --            --            --       (287,069)            --         (287,069)
Issuance of common stock to
  acquire assets                         81,660       204,150       489,960             --             --          694,110
Exercise of stock options,
  net of repurchases                      5,734        14,335        (7,227)            --             --            7,108
Tax benefit of nonqualified stock
  options                                    --            --         7,385             --             --            7,385
Change in accumulated other
  comprehensive income (loss),
  net of tax                                 --            --            --             --       (491,871)        (491,871)
--------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999            2,383,550   $ 5,958,875     3,852,477      5,136,852       (184,800)      14,763,404
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

22    Community Trust Financial Services Corporation

                                               Consolidated Statements
                                               of Cash Flows
--------------------------------------------------------------------------------
                            For the Years Ended December 31, 1999, 1998 and 1997

                                                                                       1999            1998            1997
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net earnings                                                                   $    862,538       1,259,896       1,038,807
  Adjustments to reconcile net earnings to net cash provided by operating activities, net of effect of acquisitions:
       Depreciation, amortization and accretion                                     540,838         413,461         359,789
       Provision for loan losses                                                    695,062         336,243         204,270
       Provision for deferred income taxes                                         (192,413)        (19,182)        (67,537)
       Equity in loss of unconsolidated subsidiary                                   14,849          64,614         111,145
       Loss (gain) on sales of securities available for sale                             --         (46,499)          3,219
       Gain on sale of other real estate                                             (8,772)        (22,797)             --
       Loss on sale of fixed assets                                                   6,579              --              --
       Change in:
         Interest receivable                                                          1,598        (188,792)       (144,020)
         Other assets                                                               (91,187)       (324,119)       (111,493)
         Cash surrender value of life insurance                                      (3,682)             --              --
         Interest payable                                                           102,850          83,321          64,397
         Other liabilities                                                          150,255        (186,627)       (238,532)
-------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                               2,078,515       1,369,519       1,220,045
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities, net of effect of acquisitions:
  Proceeds from sales of securities available for sale                                   --       5,451,852       1,990,000
  Proceeds from calls and maturities of securities
       available for sale                                                         5,585,083       6,025,432       4,197,038
  Purchases of securities available for sale                                    (11,024,640)     (9,609,839)     (6,538,282)
  Net change in other investments                                                  (195,271)       (618,300)        (46,100)
  Purchase of cash value life insurance policies                                   (500,000)             --              --
  Acquisition of assets                                                            (821,919)             --              --
  Net increase in loans                                                         (14,712,242)    (17,702,926)     (7,851,700)
  Purchases of premises and equipment                                            (1,951,648)       (381,161)       (107,987)
  Construction in process                                                          (211,728)             --              --
  Improvements to other real estate                                                      --         (54,101)             --
  Proceeds from sale of other real estate                                            83,030         250,530              --
  Proceeds from sales of premises and equipment                                       2,245              --              --
  Investment in unconsolidated subsidiary                                                --              --         (49,000)
-------------------------------------------------------------------------------------------------------------------------------
          Net cash used by investing activities                                 (23,747,090)    (16,638,513)     (8,406,031)
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Net change in deposits                                                         17,505,735       4,925,426       5,083,342
  Net change in securities sold under repurchase agreements                       4,880,864              --              --
  Proceeds from FHLB advances                                                            --       5,500,000              --
  Net change in other borrowings                                                    790,000        (800,000)        800,000
  Net proceeds from issuance of common stock                                             --       4,821,662              --
  Proceeds from exercise of stock options, net of repurchases                         7,108          68,175          13,601
  Cash dividends paid                                                              (287,069)       (210,502)       (209,817)
-------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by financing activities                              22,896,638      14,304,761       5,687,126
-------------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                           1,228,063        (964,233)     (1,498,860)
Cash and cash equivalents at beginning of year                                    7,568,071       8,532,304      10,031,164
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $  8,796,134       7,568,071       8,532,304
-------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
   Interest                                                                    $  3,599,795       3,205,752       2,846,316
   Income taxes                                                                $    430,000         542,000         500,000
  Noncash investing and financing activities:
   Change in accumulated other comprehensive income
     (loss), net of tax                                                        $   (491,871)        162,140         149,365
   Transfers of loans to other real estate                                     $    238,495         221,381              --
   Stock issued to acquire assets                                              $    694,110              --              --
   Tax benefit of nonqualified stock options                                   $      7,385              --              --
-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

                         Community Trust Financial Services Corporation       23

Notes to Consolidated
Financial Statements
-------------------------------------------------------------------------------


(1)  Summary of Significant Accounting Policies

Basis of Presentation and Reclassification
     The consolidated financial statements include the accounts of Community Trust Financial Services Corporation (the "Company"), its wholly owned subsidiaries, Community Trust Bank (the "Bank"), Metroplex Appraisals, Inc. ("Metroplex"), and Community Loan Company ("CLC"). On December 31, 1998, the Company purchased the 25% minority interest in CLC for $8,574. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain 1998 and 1997 amounts have been reclassified to conform to the 1999 presentation.
     The Company's business is primarily conducted by its subsidiaries. The Company is subject to regulation under the Bank Holding Company Act of 1956.
     The Bank commenced business in 1988 upon receipt of its banking charter from the State of Georgia Department of Banking and Finance (the "DBF"). The Bank is primarily regulated by the DBF and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank provides a full range of commercial and consumer banking services in Paulding and Cobb counties in Georgia.
     Metroplex was formed in 1992 as an appraisal service company. CLC was incorporated in 1995 for the purpose of acquiring and operating existing consumer finance companies under the direction of the Company. The operations of CLC, located in the Georgia cities of Rockmart, Rossville, Gainesville, Woodstock, Cartersville, Dahlonega, Dalton, Oakwood and Rome, are funded principally through a line of credit arrangement with another financial institution.
     In May 1997, the Company entered into a joint venture to establish a nonbank subsidiary, Cash Transactions, LLC ("CashTrans"), that sells, leases, and services automated teller machines. The Company owns 49% of the equity of CashTrans through an initial capital contribution of $49,000. Additionally the Company and the Bank have loans to CashTrans totaling approximately $635,000 and $1,128,000 at December 31, 1999 and 1998, respectively. The joint venture is accounted for using the equity method of accounting.
     The accounting principles followed by the Company and its subsidiaries, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices within the banking industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in an operating cycle of one year include, but are not limited to, the determination of the allowance for loan losses, the valuation of any real estate acquired in connection with foreclosures or in satisfaction of loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

Cash and Cash Equivalents
     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Investment Securities
     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. At December 31, 1999 and 1998, the Company has classified all securities as available for sale.
     Securities available for sale consist of all investment securities not classified as trading securities or securities held to maturity and are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

24    Community Trust Financial Services Corporation

                                                 Notes to Consolidated
                                                 Financial Statements
--------------------------------------------------------------------------------
                                                 (continued)

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

Other Investments
     Other investments include FHLB stock and other equity securities with no readily determinable fair value. These investment securities are carried at cost.

Loans, Loan Fees and Allowance for Loan Losses
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest on substantially all loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding. Loan fees, net of certain origination costs, are deferred and are being amortized over the lives of the respective loans.
     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting.
     As a result of management's ongoing review of the loan portfolio, loans are placed on nonaccrual status generally when they are greater than 90 days past due. Exceptions are allowed for loans greater than 90 days past due when such loans are well collateralized and in process of collection.
     The Bank's provision for loan losses is based upon management's continuing review and evaluation of the loan portfolio and is intended to create an allowance adequate to absorb losses on loans outstanding as of the end of each reporting period. For individually significant loans, management's review consists of evaluations of the financial strength of the borrowers and the related collateral. The review of groups of loans, which are individually insignificant, is based upon delinquency status of the group, lending policies and collection experience. This review is supplemented by an independent external loan review performed on an annual basis.
     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank and CLC to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are:

          Buildings and improvements      20 - 31 years
          Furniture and equipment          3 - 10 years (1)





                           Community Trust Financial Services Corporation     25

Notes to Consolidated
Financial Statements

--------------------------------------------------------------------------------
(continued)

(1)  Summary of Significant Accounting Policies (continued)

Intangible Assets
     Intangible assets, arising from the excess of cost over the fair value of net assets acquired, is amortized on a straight-line basis over periods not exceeding 15 years. On an ongoing basis, management reviews the valuation and amortization periods of goodwill to determine if events and circumstances require the remaining lives to be reduced.

Securities Sold Under Repurchase Agreements
     Repurchase agreements are treated as financing activities, and are carried at the amounts at which the securities will be repurchased as specified in the respective agreements.

Income Taxes
     Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.
     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

Net Earnings Per Share
     Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The reconciliation of the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share" for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                                 Net            Common         Per Share
For the Year Ended December 31, 1999                        Earnings            Shares            Amount
-----------------------------------------------------------------------------------------------------------
Basic earnings per share                                 $   862,538         2,345,338             $0.37
                                                                                                   -----
Effect of dilutive securities:
Stock options                                                     --            91,630
-----------------------------------------------------------------------------------------------------------
Diluted earnings per share                               $   862,538         2,436,968             $0.35
-----------------------------------------------------------------------------------------------------------

                                                                 Net            Common         Per Share
For the Year Ended December 31, 1998                        Earnings            Shares            Amount
-----------------------------------------------------------------------------------------------------------
Basic earnings per share                                 $ 1,259,896         1,926,696             $0.65
                                                                                                   -----
Effect of dilutive securities:
Stock options                                                     --            79,912
-----------------------------------------------------------------------------------------------------------
Diluted earnings per share                               $ 1,259,896         2,006,608             $0.63
-----------------------------------------------------------------------------------------------------------

                                                                 Net            Common         Per Share
For the Year Ended December 31, 1997                        Earnings            Shares            Amount
-----------------------------------------------------------------------------------------------------------
Basic earnings per share                                 $ 1,038,807         1,679,266             $0.62
                                                                                                   -----
Effect of dilutive securities:
Stock options                                                     --            80,362
-----------------------------------------------------------------------------------------------------------
Diluted earnings per share                               $ 1,038,807         1,759,628             $0.59
-----------------------------------------------------------------------------------------------------------

26   Community Trust Financial Services Corporation

                                                   Notes to Consolidated
                                                   Financial Statements
-------------------------------------------------------------------------------
                                                   (continued)

     In December 1999, the Company declared a 2 for 1 stock split. All previously reported per share amounts have been restated to reflect the stock split.

Recent Accounting Pronouncements
     In 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for hedging derivatives and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and initial application of the statement must be made as of the beginning of the quarter. The Company believes the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or liquidity.

(2)  Acquisitions

     In June, 1999, the Company acquired the assets of five existing consumer finance companies. The purchase price of approximately $1,516,000 was settled with 81,660 restricted shares of the Company's common stock and approximately $822,000 in cash. The original purchase price was allocated to the assets based on their fair values at the date of acquisition with approximately $544,000 recorded as goodwill, to be amortized over 15 years.

(3)  Investment Securities

     Securities available for sale at December 31, 1999 and 1998 are summarized as follows:

                                                                       December 31, 1999
                                            -----------------------------------------------------------------
                                                                  Gross              Gross        Estimated
                                              Amortized      Unrealized         Unrealized             Fair
                                                   Cost           Gains             Losses            Value
-------------------------------------------------------------------------------------------------------------
U.S. Treasuries                             $   500,040           1,678                 --          501,718
U.S. Government agencies                     15,702,594           1,030            184,771       15,518,853
Mortgage-backed securities                    2,536,514           1,502             71,927        2,466,089
State, county and municipal                   7,670,527          53,037             98,473        7,625,091
-------------------------------------------------------------------------------------------------------------
     Total                                  $26,409,675          57,247            355,171       26,111,751
-------------------------------------------------------------------------------------------------------------

                                                                      December 31, 1998
                                          --------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                             Amortized      Unrealized          Unrealized                 Fair
                                                  Cost           Gains              Losses                Value
----------------------------------------------------------------------------------------------------------------------
U.S. Treasuries                            $ 3,005,299          32,982                  --            3,038,281
U.S. Government agencies                     7,704,090         172,553                  --            7,876,643
Mortgage-backed securities                   3,323,605          15,497               8,139            3,330,963
State, county and municipal                  6,920,736         282,013                  --            7,202,749
----------------------------------------------------------------------------------------------------------------------
Total                                      $20,953,730         503,045               8,139           21,448,636
----------------------------------------------------------------------------------------------------------------------

                            Community Trust Financial Services Corporation    27

Notes to Consolidated
Financial Statements
-------------------------------------------------------------------------------
(continued)


(3)  Investment Securities (continued)

     The amortized cost and estimated fair value of securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                  Amortized          Estimated
                                                                       Cost         Fair Value
-----------------------------------------------------------------------------------------------
Due within one year                                          $    5,887,524          5,889,086
Due from one to five years                                        9,488,992          9,408,497
Due from five to ten years                                        6,240,000          6,079,988
Due after ten years                                               2,256,645          2,268,091
Mortgage-backed securities                                        2,536,514          2,466,089
-----------------------------------------------------------------------------------------------
                                                             $   26,409,675         26,111,751
-----------------------------------------------------------------------------------------------

     Proceeds from sales of securities available for sale during 1998 and 1997 were $5,451,852 and $1,990,000. Gross gains of $46,499 were realized on 1998 sales. Gross losses of $3,219 were realized on 1997 sales. There were no sales of securities available for sale during 1999.
     Investment securities with a carrying value of approximately $19,028,000 and $13,305,000 as of December 31, 1999 and 1998, respectively, were pledged to secure public deposits as required by law or for other purposes.

(4)  Loans

     Major classifications of loans at December 31, 1999 and 1998 are summarized as follows:

                                                                 1999                 1998
--------------------------------------------------------------------------------------------
Commercial, financial and agricultural                 $   11,166,660           10,156,937
Real estate-- construction                                 16,576,411           12,631,488
Real estate-- mortgage                                     49,358,441           40,378,680
Consumer                                                   12,512,136           11,273,056
--------------------------------------------------------------------------------------------
     Total loans                                           89,613,648           74,440,161
Less allowance for loan losses                              1,356,649              935,234
--------------------------------------------------------------------------------------------
     Loans, net                                        $   88,256,999           73,504,927
--------------------------------------------------------------------------------------------

     The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located in its trade area, primarily Paulding County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.
          Changes in the allowance for loan losses are as follows:

                                                              1999           1998           1997
--------------------------------------------------------------------------------------------------
Balance at beginning of year                           $   935,234        829,232        713,518
Amounts charged off                                       (413,312)      (268,151)      (145,825)
Recoveries on amounts previously charged off                63,414         37,910         57,269
Provision charged to operating expenses                    695,062        336,243        204,270
Allowance for loan losses acquired                          76,251             --             --
--------------------------------------------------------------------------------------------------
Balance at end of year                                 $ 1,356,649        935,234        829,232
--------------------------------------------------------------------------------------------------

28   Community Trust Financial Services Corporation

                                           Notes to Consolidated
                                           Financial Statements
--------------------------------------------------------------------------------
                                           (continued)


(5)  Premises and Equipment

     Premises and equipment at December 31, 1999 and 1998 are summarized as follows:

                                                                   1999              1998
-------------------------------------------------------------------------------------------
Land                                                     $    1,133,537           375,403
Land improvements                                                96,360            67,254
Buildings and improvements                                    2,161,102         1,749,374
Furniture and equipment                                       2,649,111         2,037,384
-------------------------------------------------------------------------------------------
                                                              6,040,110         4,229,415
Less accumulated depreciation                                 2,257,618         1,991,585
-------------------------------------------------------------------------------------------
                                                              3,782,492         2,237,830
Construction in progress                                        211,728                --
-------------------------------------------------------------------------------------------
                                                         $    3,994,220         2,237,830
-------------------------------------------------------------------------------------------

     Depreciation expense was approximately $416,000, $283,000 and $257,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

(6)  Time Deposits

     At December 31, 1999, the scheduled maturities of time deposits are as follows:

               2000                                      $   38,819,902
               2001                                          13,574,359
               2002                                           1,960,072
               2003                                           1,203,477
               2004 and thereafter                            1,510,278
-----------------------------------------------------------------------
                                                         $   57,068,088
-----------------------------------------------------------------------

(7)  Other Borrowings

     In June 1999, the Company obtained a $3,500,000 line of credit with another financial institution. The debt was collateralized by 100% of the stock of the Bank and calls for interest to be paid quarterly at the prime rate less 100 basis points. The loan agreement contained covenants relating to the level of the allowance for loan losses, payments of dividends, regulatory capital adequacy and return on average assets. The Company has no amounts outstanding under this line of credit at December 31, 1999.
     The Bank has an agreement with the Federal Home Loan Bank ("FHLB") to provide the Bank with credit facilities. FHLB advances are collateralized by FHLB stock and first mortgage loans. The Bank may draw advances up to 75% of the outstanding balance of these loans based on the agreement with the FHLB. The Bank has two advances outstanding at December 31, 1999 and December 31, 1998 amounting to $2,500,000 and $3,000,000. Interest is payable quarterly at fixed interest rates of 5.55% and 5.51%, respectively. The advances mature in March 2008 and June 2008, respectively.
     In June 1999, CLC obtained a $1,500,000 one year revolving line of credit with another financial institution. The loan agreement calls for interest to be paid quarterly at the prime rate less 75 basis points. The debt is collateralized by a first lien on its loans receivable. The line of credit is guaranteed by the Company and is further collateralized by 100% of the stock of the Bank. CLC has $790,000 outstanding at December 31, 1999 under this line of credit.

                              Community Trust Financial Services Corporation  29

Notes to Consolidated
Financial Statements (continued)

--------------------------------------------------------------------------------


(8)  Commitments

     In June 1999, CashTrans obtained a $1,000,000 one year revolving line of credit with another financial institution which is guaranteed by the Company. At December 31, 1999, CashTrans has $775,000 outstanding under this line of credit.
     The Company leases certain facilities under noncancellable operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 1999 are as follows:

                    2000                              $   186,000
                    2001                                  140,000
                    2002                                  130,000
                    2003                                  117,000
                    2004                                   95,000
                    Thereafter                            339,000
-----------------------------------------------------------------
                                                      $ 1,007,000
-----------------------------------------------------------------

     Rental expense for each of the three years in the period ended December 31, 1999 totaled approximately $164,000, $116,000 and $83,000, respectively.
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
       The Bank's exposure to credit loss in the event of nonperformance by other party for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     In most cases, the Bank requires collateral to support financial instruments with credit risk.

                                                                                 Approximate
                                                                               Contract Amount
                                                                -------------------------------------------
                                                                            1999                 1998
------------------------------------------------------------------------------------------------------------
Financial instruments whose contract
     amounts represent credit risk:
          Commitments to extend credit                           $    21,905,000           17,827,000
          Standby letters of credit and
               financial guarantees written                      $                            844,000
------------------------------------------------------------------------------------------------------------

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

30    Community Trust Financial Services Corporation

                                              Notes to Consolidated
                                              Financial Statements (continued)

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

(9)  Stockholders' Equity

     In August 1998, the Company completed a public offering of 588,236 shares of common stock at a price of $8.50 per share. The net proceeds of this offering of $4,821,662 (after deducting issuance costs of $178,344) were used to repay indebtedness of the Company, contribute capital to the Bank, and fund loans to the non-bank subsidiaries.
     On December 14, 1999, the Board of Directors of the Company declared a 2-for-1 stock split to be effected in the form of a 100% stock dividend to be distributed on January 28, 2000 to holders of record on January 18, 2000. All share and per share amounts have been changed to reflect the stock split as if it had occurred on December 31, 1996.

(10) Regulatory Matters

     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions for the Bank are based on the level of regulatory classified assets, prior year's earnings, and the ratio of equity capital to total assets. The Bank may declare dividends of approximately $603,000 during 2000 without prior regulatory approval.
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets (all as defined). Management believes, as of December 31, 1999, the Company and the Bank meet all capital adequacy requirements to which they are subject.

                             Community Trust Financial Services Corporation   31

Notes to Consolidated
Financial Statements

-------------------------------------------------------------------------------
(continued)


(10) Regulatory Matters (continued)

     As of December 31, 1999, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. The Company's and the Bank's actual capital amounts and ratios are also presented below.

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                        For Capital           Prompt Corrective
                                                 Actual             Adequacy Purposes         Action Provisions
                                        ----------------------------------------------------------------------------
                                           Amount       Ratio       Amount       Ratio       Amount      Ratio
--------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
Total Capital
  (to Risk-Weighted Assets)
     Consolidated                       $15,343,000     15.4%    $ 7,966,000     8.0%             N/A      N/A
     Bank                               $11,538,000     12.1%    $ 7,633,000     8.0%     $ 9,541,000     10.0%
Tier 1 Capital
  (to Risk-Weighted Assets)
     Consolidated                       $14,097,000     14.2%    $ 3,983,000     4.0%             N/A      N/A
     Bank                               $10,388,000     10.9%    $ 3,816,000     4.0%     $ 5,725,000      6.0%
Tier 1 Capital
  (to Average Assets)
     Consolidated                       $14,097,000     11.0%    $ 5,125,000     4.0%             N/A      N/A
     Bank                               $10,388,000      8.1%    $ 5,109,000     4.0%     $ 6,386,000      5.0%
--------------------------------------------------------------------------------------------------------------------

As of December 31, 1998:
Total Capital
  (to Risk-Weighted Assets)
     Consolidated                       $14,361,000     18.6%    $ 6,194,000     8.0%             N/A      N/A
     Bank                               $10,780,000     14.4%    $ 5,978,000     8.0%     $ 7,472,000     10.0%
Tier 1 Capital
  (to Risk-Weighted Assets)
     Consolidated                       $13,422,000     17.3%    $ 3,097,000     4.0%             N/A      N/A
     Bank                               $ 9,872,000     13.2%    $ 2,989,000     4.0%     $ 4,483,000      6.0%
Tier 1 Capital
  (to Average Assets)
     Consolidated                       $13,422,000     12.7%    $ 4,222,000     4.0%             N/A      N/A
     Bank                               $ 9,872,000      9.6%    $ 4,098,000     4.0%     $ 5,123,000      5.0%
--------------------------------------------------------------------------------------------------------------------

(11) Employee and Director Benefit Programs

     The Company has an employee stock option plan and a director stock option plan. The plans were adopted for the benefit of directors and key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 600,000 shares were reserved for possible issuance under these plans. The options vest over a three year period and expire after ten years.

32    Community Trust Financial Services Corporation

                                             Notes to Consolidated
                                             Financial Statements
--------------------------------------------------------------------------------
                                             (continued)

     Both plans are accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to these plans. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                                                     1999                1998                  1997
---------------------------------------------------------------------------------------------------------------------
Net earnings                             As reported              862,538           1,259,896             1,038,807
                                         Proforma                 697,066           1,098,626               997,794

Basic earnings per share                 As reported                 0.37                0.65                  0.62
                                         Proforma                    0.30                0.57                  0.59

Diluted earnings per share               As reported                 0.35                0.63                  0.59
                                         Proforma                    0.29                0.55                  0.57
---------------------------------------------------------------------------------------------------------------------

     The fair value of each option is estimated on the date of grant using the minimum value options-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 1%, 2% and 2%, respectively, risk free interest rate of 7%, 5% and 6%, respectively, and an expected life of 10 years. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards will vest.
       A summary of activity in these stock option plans is presented below:

                                                 1999                                   1998                   1997
                                     -------------------------------------------------------------------------------------------
                                                         Weighted                          Weighted                    Weighted
                                                          Average                          Averaged                     Average
                                                           Option                            Option                      Option
                                        Option              Price            Option           Price       Option          Price
                                        Shares          Per Share            Shares       Per Share       Shares      Per Share
--------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year          294,340           $  6.15           206,888          $ 4.43      181,208        $  3.84
Granted during the year                  81,040           $  9.25           122,000          $ 8.48       30,000        $  7.77
Cancelled during the year                (5,020)          $  7.97            (6,668)         $ 6.23                          --
Exercised during the year                (9,426)          $  4.43           (27,880)         $ 3.54       (4,320)       $  3.15
                                        -------                            --------                      -------

Outstanding, end of year                360,934           $  6.87           294,340          $ 6.15      206,888        $  4.43
                                        =======                             =======                      =======

Number of shares exercisable            201,674                             149,582                      153,862

     The weighted average grant-date fair value of options granted in 1999, 1998 and 1997 was $3.56, $4.45 and $4.41, respectively. For the employee and director stock options, options outstanding at December 31, 1999 are exercisable at option prices ranging from $2.89 to $9.37 as presented in the table above. The options have a weighted average remaining contractual life of approximately 7 years.
     The Company also had an incentive stock option plan which expired on April 18, 1998. The remaining 696 shares outstanding under this plan were exercised at $5.00 per share during 1998. No shares were granted or exercised during 1997.
     The Company has a 401(k) profit sharing plan which is available to substantially all employees subject to certain service requirements. The Company's contribution is at the discretion of the Board of Directors and cannot exceed 6% of the employee's compensation. The contribution by the Company for 1999, 1998 and 1997 was approximately $58,000, $41,000 and $27,000, respectively.

                            Community Trust Financial Services Corporation    33

Notes to Consolidated
Financial Statements

-------------------------------------------------------------------------------
(continued)


(11) Employee and Director Benefit Programs (continued)

     During 1999, the Company initiated a postretirement benefit plan to provide retirement benefits to its Board of Directors or their designated beneficiaries. Under the plan, the Company agrees to pay annual benefits for a period of five years commencing upon the director's retirement or the attainment of age 65, whichever event is the last to occur. Also under the plan, the Company purchased life insurance contracts on the lives of certain directors. At December 31, 1999, the cash surrender value of the insurance contracts was approximately $504,000, and is included in the consolidated balance sheet as a component of other assets.
     Effective January 1, 2000, the Company implemented a deferred compensation plan for key management employees and directors. Under such plan, employees designated by the Board of Directors as well as participating directors may defer compensation and receive the deferred amounts upon termination of employment. All contributions to the plan will be held in a trust established by the Company and invested in mutual funds and/or shares of Company's common stock. All assets held by the trust are considered assets of the Company until paid to the participants. There were no contributions made to the plan by employees, directors, or the Company during 1999.

(12) Income Taxes

     The components of income tax expense for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                     1999         1998        1997
----------------------------------------------------------------------
Current                       $     433,036     524,477     511,809
Deferred                           (192,413)    (19,182)    (67,537)
----------------------------------------------------------------------
                              $     240,623     505,295     444,272
----------------------------------------------------------------------

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes is as follows:

                                               1999            1998         1997
------------------------------------------------------------------------------------
Pretax income at statutory rates            $ 375,075        600,165       504,247
Add (deduct):
Tax-exempt interest income                   (136,751)      (112,657)      (76,374)
Non-deductible interest expense                18,807         13,528         9,760
State taxes, net of federal effect              1,102          4,517        12,737
Other                                         (17,610)          (258)       (6,098)
------------------------------------------------------------------------------------
                                            $ 240,623        505,295       444,272
------------------------------------------------------------------------------------

34   Community Trust Financial Services Corporation

                                                Notes to Consolidated
                                                Financial Statements

-------------------------------------------------------------------------------
                                                (continued)


     The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset which is included as a component of other assets.

                                                                        1999           1998
------------------------------------------------------------------------------------------------
Deferred tax assets:
Allowance for loan losses                                             $380,131        283,131
Unrealized loss on securities available for sale                       113,124             --
Other                                                                  105,877          4,064
------------------------------------------------------------------------------------------------
     Gross deferred tax assets                                         599,132        287,195
------------------------------------------------------------------------------------------------

Deferred tax liabilities:
Basis difference of investment in unconsolidated subsidiary             24,749         27,390
Premises and equipment                                                  50,062         46,144
Unrealized gain on securities available for sale                            --        187,835
Other                                                                    5,123             --
------------------------------------------------------------------------------------------------
     Gross deferred tax liabilities                                     79,934        261,369
------------------------------------------------------------------------------------------------
     Net deferred tax asset                                           $519,198         25,826
------------------------------------------------------------------------------------------------

(13) Related Party Transactions

     The Company conducts transactions with directors, executive officers (including companies in which they have beneficial interest) as well as its unconsolidated subsidiary in the normal course of business. It is the policy of the Company that loan transactions with directors, executive officers and subsidiaries be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 1999:

Beginning balance                               $   1,534,000
Loans advanced                                      2,805,000
Repayments                                         (2,157,000)
-------------------------------------------------------------
Ending balance                                  $   2,182,000
-------------------------------------------------------------

     The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $2,589,000 and $2,637,000 at December 31, 1999 and 1998.

(14) Supplemental Financial Data

     Components of other operating expenses in excess of 1% of total interest income and noninterest income for the years ended December 31, 1999, 1998 and 1997 are as follows:

                              1999      1998      1997
--------------------------------------------------------------
Printing and supplies   $   123,851   112,554   108,040
Data processing         $   206,428   154,021   126,087
Directors fees          $    92,580   104,300    98,250
Advertising             $   232,421   107,283   125,702
Telephone               $   128,816    73,323    57,981

                         Community Trust Financial Services Corporation       35

Notes to Consolidated
Financial Statements

------------------------------------------------------------------------------
(continued)


(15) Community Trust Financial Services Corporation (Parent Company Only) Financial Information

Balance Sheets
-------------------------------
December 31, 1999 and 1998

                                                  1999          1998
-----------------------------------------------------------------------
ASSETS
Cash                                         $   201,913
                                                               752,612
Investment in subsidiaries                    14,117,441    10,145,026
Loans to subsidiaries                                 --     2,743,850
Fixed assets                                     342,368        16,273
Other assets                                     203,600       351,626
-----------------------------------------------------------------------
                                             $14,865,322    14,009,387
-----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                            $   101,918        38,184
Stockholders' equity                          14,763,404    13,971,203
-----------------------------------------------------------------------
                                             $14,865,322    14,009,387
-----------------------------------------------------------------------

Statements of Earnings
-----------------------------------------------------
For the Years Ended December 31, 1999, 1998 and 1997


                                                                 1999         1998            1997
---------------------------------------------------------------------------------------------------
Interest income                                             $   59,074       222,042       104,672
Dividends from Bank                                            690,380       250,000       250,000
Management fees                                                252,830       193,673            --
Other operating expenses                                      (775,642)     (588,169)     (202,099)
---------------------------------------------------------------------------------------------------
     Earnings before income tax benefit and equity
       in undistributed earnings of subsidiaries               226,642        77,546       152,573
Income tax benefit                                             187,641        56,104        89,510
---------------------------------------------------------------------------------------------------
     Earnings before equity in undistributed
       earnings of subsidiaries                                414,283       133,650       242,083
Equity in undistributed earnings of subsidiaries               448,255     1,126,246       796,724
---------------------------------------------------------------------------------------------------
     Net earnings                                           $  862,538     1,259,896     1,038,807
---------------------------------------------------------------------------------------------------

36    Community Trust Financial Services Corporation

                                                Notes to Consolidated
                                                Financial Statements
--------------------------------------------------------------------------------
                                                (continued)


                                                Statements of Cash Flows
                                                --------------------------------
                                                For the Years Ended December 31,
                                                1999, 1998 and 1997


                                                                               1999            1998          1997
--------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
     Net earnings                                                          $   862,538      1,259,896      1,038,807
     Adjustments to reconcile net earnings to
        net cash provided by operating activities:
          Equity in undistributed earnings of subsidiaries                    (448,255)    (1,126,246)      (796,724)
          Depreciation                                                          14,323            994             --
          Other                                                                219,752       (121,504)       (74,668)
--------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                          648,358         13,140        167,415
--------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchases of premises and equipment                                      (129,299)       (16,268)            --
     Construction in process                                                  (211,728)            --             --
     Investment in CashTrans                                                        --             --        (49,000)
     Capital contribution to the Bank                                               --     (2,468,536)            --
     Capital contribution to CLC                                            (2,500,000)            --             --
     Investment in CLC                                                              --         (8,574)            --
     Acquisition of assets on behalf of CLC                                   (821,919)            --             --
     Change in loans to subsidiaries                                         2,743,850       (672,502)      (981,584)
--------------------------------------------------------------------------------------------------------------------------
            Net cash used by investing activities                             (919,096)    (3,165,880)    (1,030,584)
--------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Change in note payable                                                         --       (800,000)       800,000
     Cash dividends paid                                                      (287,069)      (210,502)      (209,817)
     Net proceeds from issuance of common stock                                     --      4,821,662             --
     Proceeds from exercise of stock options, net of repurchases                 7,108         68,175         13,601
--------------------------------------------------------------------------------------------------------------------------
            Net cash provided (used) by financing activities                  (279,961)     3,879,335        603,784
--------------------------------------------------------------------------------------------------------------------------
Net change in cash                                                            (550,699)       726,595       (259,385)

Cash at beginning of the year                                                  752,612         26,017        285,402

Cash at end of the year                                                    $   201,913        752,612         26,017
--------------------------------------------------------------------------------------------------------------------------

Non-cash investing and financing activities:
     Change in accumulated other comprehensive
        income (loss), net of tax                                             (491,871)       162,140        149,365
     Tax benefit of nonqualified stock options, net of tax                       7,385             --             --
     Stock issued to acquire assets on behalf of CLC                           694,110             --             --
--------------------------------------------------------------------------------------------------------------------------

                           Community Trust Financial Services Corporation     37

Notes to Consolidated
Financial Statements (continued)

-------------------------------------------------------------------------------


(16) Fair Value of Financial Instruments

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

Cash and Cash Equivalents
       For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Securities Available for Sale
     Fair values for securities available for sale are based on quoted market prices.

Other Investments
     The carrying amount of other investments approximates fair value.

Loans
     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Cash Surrender Value of Life Insurance
     Cash values of life insurance policies are carried at the value for which such policies may be redeemed for cash.

Deposits and Securities Sold Under Repurchase Agreements
     The fair value of demand deposits, interest-bearing demand deposits, savings accounts and securities sold under repurchase agreements is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Other Borrowings
     The fair value of fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

Commitments to Extend Credit and Standby Letters of Credit
     Because commitments to extend credit and standby letters of credit are made using variable rates and/or for relatively short commitment periods, the contract value is a reasonable estimate of fair value.

38    Community Trust Financial Services Corporation

                                                Notes to Consolidated
                                                Financial Statements
--------------------------------------------------------------------------------
                                                (continued)


Limitations
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
     The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998 are as follows:


                                                 1999                             1998
                                     --------------------------------------------------------------
                                         Carrying      Estimated       Carrying         Estimated
                                         Amount        Fair Value       Amount         Fair Value
---------------------------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents             $  8,796,134      8,796,134      7,568,071      7,568,071
Securities available for sale         $ 26,111,751     26,111,751     21,448,636     21,448,636
Other investments                     $  1,114,571      1,114,571        919,400        919,400
Loans, net                            $ 88,256,999     87,881,349     73,504,927     73,942,734
Cash surrender value                  $    503,682        503,682             --             --

LIABILITIES:
Deposits and securities sold under
repurchase agreements                 $109,293,128    109,584,926     86,906,529     87,468,795
Other borrowings                      $  6,290,000      5,946,286      5,500,000      5,501,784

Unrecognized financial instruments:
Commitments to extend credit          $ 21,905,000     21,905,000     17,827,000     17,827,000
Standby letters of credit             $  1,110,000      1,110,000        844,000        844,000
---------------------------------------------------------------------------------------------------

                         Community Trust Financial Services Corporation       39